                                                                   Exhibit 99.1
                               PRELIMINARY COPY
                      SUBJECT TO COMPLETION OR AMENDMENT

                   INFORMATION STATEMENT OF SWS GROUP, INC.

Dear SWS Group, Inc. Stockholder:


   On April 8, 2002, the Board of Directors of SWS Group, Inc. ("SWS") approved plans to spin-off its Westwood asset management business to SWS stockholders. SWS will accomplish the spin-off by distributing all of the common stock of Westwood Holdings Group, Inc. ("Westwood") that it holds to SWS stockholders. As a holder of SWS common stock, you will receive one share of Westwood common stock for every four shares of SWS common stock that you own at the close of business on June 17, 2002, the record date for the spin-off. We are sending you this information statement to describe the spin-off of Westwood from SWS. The spin-off is intended to be tax-free to SWS stockholders, except for cash received for any fractional shares. We expect the spin-off to occur on or about June 28, 2002. Immediately after the spin-off is completed, SWS will not own any shares of Westwood common stock, and Westwood will be an independent public company.


   A STOCKHOLDER VOTE IS NOT REQUIRED FOR THE SPIN-OFF TO OCCUR. WE ARE NOT ASKING YOU FOR A PROXY, AND WE REQUEST THAT YOU DO NOT SEND US A PROXY. In addition, you do not need to pay any cash or other consideration for the shares of Westwood common stock that you receive in the spin-off, nor will you be required to surrender or exchange shares of SWS common stock, or take any other action in order to receive Westwood common stock. The number of shares of SWS common stock that you currently own will not change as a result of the spin-off.

   SWS has contributed 100% of the issued and outstanding capital stock of Westwood Management Corporation ("Westwood Management") and Westwood Trust to Westwood, a newly formed corporation controlled by SWS. Westwood is a holding company and its principal assets consist of all of the outstanding capital stock of Westwood Management and Westwood Trust. Westwood Management and Westwood Trust are continuing to operate as wholly owned subsidiaries of Westwood. Following the spin-off, SWS will continue to own brokerage and banking businesses, including SWS Securities, Inc.; SWS Financial Services, Inc.; Mydiscountbroker.com, Inc.; May Financial Corporation; Southwest Clearing Corp.; O'Connor & Company Securities, Inc.; First Savings Bank, FSB; FSBF, L.L.C.; and FSB Development, L.L.C., as well as other businesses and operations.

   There has been no trading market for Westwood common stock. However, we expect that a limited market for Westwood common stock, commonly known as a "when issued" trading market, will develop on or shortly before the record date for the spin-off. The New York Stock Exchange has authorized the listing of Westwood's common stock under the ticker symbol "WHG."

   This information statement contains information about the spin-off of Westwood and about its business, management and financial performance. We encourage you to read it in its entirety.

                                          Sincerely,

                                          SWS GROUP, INC.

                                          Don A. Buchholz
                                          Chief Executive Officer

   As you review this information statement, you should carefully consider the matters described in "Risk Factors" beginning on page 6 in evaluating the benefits and risks of holding or disposing of shares of Westwood common stock that you will receive in the spin-off.

   This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.


   The date of this information statement is June 7, 2002, and it is being mailed to SWS stockholders on or about June 14, 2002.

                               TABLE OF CONTENTS


                                                                          Page
                                                                          ----
  SUMMARY................................................................   1
  RISK FACTORS...........................................................   6
  SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS..........................  13
  THE SPIN-OFF...........................................................  14
     Background and Reasons for the Spin-Off.............................  14
     Description of the Spin-off.........................................  18
     Results of the Spin-off.............................................  19
     Material U.S. Federal Income Tax Consequences of the Spin-off.......  19
     Listing and Trading of Westwood Common Stock........................  23

  RELATIONSHIP BETWEEN SWS AND WESTWOOD AFTER THE SPIN-OFF...............  25
     Distribution Agreement..............................................  25
     Transition Services Agreement.......................................  28
     Tax Separation Agreement............................................  28

  DIVIDEND POLICY........................................................  29
  SELECTED CONSOLIDATED FINANCIAL DATA...................................  30
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS..........................................................  32
     Overview............................................................  32
     Results of Operations...............................................  34
     Liquidity and Capital Resources.....................................  37
     Quantitative and Qualitative Disclosures About Market Risk..........  38
     Expected Change in Independent Accountants..........................  39

  BUSINESS...............................................................  40
     General.............................................................  40
     Westwood Management Corporation.....................................  40
     Westwood Trust......................................................  43
     Growth Strategy.....................................................  43
     Competition.........................................................  44
     Regulation..........................................................  45
     Employees...........................................................  46
     Properties..........................................................  46
     Legal Proceedings...................................................  46

  MANAGEMENT.............................................................  47
     Board Committees....................................................  48
     Director Compensation...............................................  49
     Compensation of Executive Officers..................................  50
     Compensation Committee Interlocks and Insider Participation.........  54

  PRINCIPAL STOCKHOLDERS.................................................  55
  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.........................  57
  DESCRIPTION OF CAPITAL STOCK...........................................  58
  WHERE YOU CAN FIND MORE INFORMATION....................................  62
  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................. F-1

                                    SUMMARY

   This summary highlights selected information from this document but does not contain all details concerning the spin-off of Westwood, including information that may be important to you. To better understand the spin-off and Westwood, you should carefully read this entire document. References in this document to "we," "our," "us" or "Westwood" mean Westwood Holdings Group, Inc. and its subsidiaries, Westwood Management Corporation and Westwood Trust.


   We expect that our Board of Directors will approve a stock split in the form of a stock dividend to be effective as of an undetermined future date prior to the spin-off in order to provide the number of shares required for the spin-off. As of May 15, 2002, SWS had 17,236,446 shares of common stock outstanding (excluding treasury shares). Assuming no change to the number of SWS shares outstanding on the record date for the spin-off, our stock split ratio would be 999.02605 shares of our common stock for every one share of our common stock held, which would result in an estimated 5,374,140 shares of our common stock outstanding immediately following the spin-off. Share numbers and some other numbers based on share numbers that are presented in this information statement reflect this assumed stock split ratio. To the extent that the number of SWS shares outstanding on the record date for the spin-off is different than the number outstanding on May 15, 2002, our actual stock split ratio and the actual number of our shares outstanding immediately following the spin-off will be somewhat different.


Who We Are

   We manage investment assets and provide services for our clients through our two subsidiaries, Westwood Management and Westwood Trust. Westwood Management provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, mutual funds and clients of Westwood Trust. Westwood Trust provides to institutions and high net worth individuals trust and custodial services and participation in common trust funds that it sponsors. Our revenues are generally derived from fees based on a percentage of assets under management, and at March 31, 2002, Westwood Management and Westwood Trust collectively managed assets valued at approximately $4.0 billion. We have been providing investment advisory services since 1983 and, according to recognized industry sources, including Morningstar, Inc., when measured over multi-year periods, our principal asset classes have consistently ranked above the median in performance within their peer groups.

The Spin-off


   SWS will accomplish the spin-off by distributing all of the shares of our common stock that it holds to SWS's stockholders. SWS currently holds 80.18% of our outstanding common stock. Some members of our management currently hold 19.82% of our outstanding common stock, and such shares will not be distributed to SWS's stockholders. On April 8, 2002, the SWS Board of Directors formally approved the spin-off. Each SWS stockholder as of the close of business on June 17, 2002, which is the record date for the spin-off, will receive shares of our common stock. Those SWS stockholders will receive one share of our common stock for every four shares of SWS common stock held as of the record date. We expect that our Board of Directors will approve a stock split in the form of a stock dividend to be effective as of an undetermined future date prior to the spin-off in order to provide the number of shares required for the spin-off. SWS and we expect that the spin-off will take place on or about June 28, 2002, although completion of the spin-off is contingent upon the satisfaction of conditions described in a distribution agreement. Based on the assumed stock split ratio, SWS executive officers and directors will own 685,819 (or approximately 12.8%) of our outstanding shares, and our executive officers and directors will own 1,144,044 (or approximately 21.3%) of our outstanding shares following the spin-off. Common board members' holdings are included in the foregoing figures. See "Relationship Between SWS and Westwood After the Spin-off."

   As soon as practicable on or about the spin-off date, SWS will deliver to the distribution agent, Computershare Trust Company, Inc., certificates representing the shares of our common stock that it holds. The distribution agent will then make distributions in book-entry form to each holder of SWS common stock, unless such holder requests the delivery of a certificate.

Questions and Answers About the Spin-off and Westwood

Q:  Why is SWS separating its businesses?

A: SWS's Board of Directors has determined that the separation of its Westwood asset management business from its other businesses, which include brokerage and banking services, is in the best interests of its stockholders. SWS's Board of Directors believes that the Westwood asset management business has distinct financial and operating characteristics from SWS's other businesses and that separating it will:

  . provide Westwood's management the ability to focus their efforts and financial resources on its core business, thus enabling it to compete more effectively in its own markets;

  . provide Westwood a platform to enhance client service by better aligning Westwood's performance on behalf of its clients with the compensation of its employees;

  . provide Westwood the ability to better retain and recruit high quality employees by providing employee compensation and benefit programs more closely tied to its performance, including stock-based and other incentive programs that reward employees based on their contribution to its success;

  . provide Westwood the ability to operate independently without the capital resource allocation issues present within the combined SWS, which in the near term will allow Westwood to invest in additional technology, such as an enhanced website and more efficient client reporting systems;

  . provide Westwood additional operating flexibility and allow it to achieve improved cost structures and operating efficiencies;

  . enable Westwood to avoid any perception that a conflict of interest exists because it is a subsidiary of SWS, as SWS is a large securities clearing firm;

  .  enable Westwood to attract business from competitors of SWS; and

  . enable the financial community and investors to better measure the performance of both SWS and Westwood against comparable companies in similar businesses and make investment decisions based on the separate operations of the companies.

Q:  Why is the separation of the two companies structured as a spin-off?

A: SWS's Board of Directors believes that a tax-free distribution of its shares of Westwood offers SWS and its stockholders the greatest long-term value and is the most tax efficient way to separate the companies.

Q:  Should I send in my SWS stock certificates for exchange?

A: No. Holders of SWS common stock should not send stock certificates to SWS, Westwood or the distribution agent.

Q:  How will fractional shares be treated?

A: On or after the spin-off date, our distribution agent will aggregate all fractional shares, sell them on the open market at prevailing market prices and distribute the aggregate proceeds ratably to those SWS stockholders otherwise entitled to those fractional shares. As a result, each holder of SWS common stock who would otherwise be entitled to receive a fractional share will receive cash for those fractional shares less applicable taxes and a pro rata portion of the aggregate brokerage commission payable in connection with the sale of the fractional shares.

Q:  What do stockholders need to do to participate in the spin-off?

A: Nothing. On the spin-off date, SWS will provide for the distribution of the shares of our common stock that it holds by the distribution agent.

Q:  Will the spin-off change the number of shares I own in SWS?

A: No. The spin-off will not change the number of SWS common shares that you own. Immediately after the spin-off, SWS's stockholders will continue to own their respective proportionate interests in SWS and Westwood. However, stockholders will now own their interests in these businesses through their ownership of stock in each of two independent public companies.

Q:  Are there risks to continuing to own Westwood common stock?

A: Yes. Our business is subject to both general and specific business risks relating to our operations. In addition, our separation from SWS presents risks relating to our being an independent public company for the first time, as well as risks relating to the nature of the spin-off transaction itself. Many of these risks are described in the "Risk Factors" section beginning on page 6. We encourage you to read that section carefully.

Q:  Will Westwood common stock be publicly traded?

A: The New York Stock Exchange has authorized the listing of our common stock on the NYSE under the ticker symbol "WHG." We expect that regular trading will begin on or about the spin-off date.

   Before regular trading begins, we expect that a limited market for shares of our common stock, commonly known as a "when issued" trading market, will develop on or shortly before the record date for the spin-off. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Even though when-issued trading may develop, none of these trades will settle prior to the effective date of the spin-off, and if the spin-off does not occur, all when-issued trading will be null and void.

Q.  Will the spin-off affect the trading price of my SWS common stock?

A: Probably. After the spin-off, SWS common stock will continue to be listed on the NYSE under the symbol "SWS," and the trading price of SWS common stock will likely be lower than the trading price immediately prior to the spin-off. Moreover, until the market has evaluated the operations of SWS without our operations, the trading price of SWS common stock may fluctuate significantly.

Q.  What is likely to be the initial trading price of Westwood common stock?

A. There can be no reliable prediction as to the prices at which Westwood common stock will trade after completion of the spin-off. You should know, however, that:

  . The SWS Board of Directors obtained a valuation report from Bernstein, Phalon & Conklin in December 2001 that concluded as of September 30, 2001, after applying a discount for lack of marketability to reflect the fact that Westwood was privately held on that date, that the aggregate fair market value of a 19.9% interest in Westwood was $4,115,000, or $3.85 per share.

  . In February 2002 the SWS Board of Directors concluded that the distribution ratio of one share of Westwood common stock for every four shares of SWS common stock would likely result in an initial trading price for Westwood common stock of at least $10.00 per share. This conclusion was reached based on available information regarding the trading prices of asset management companies at that time, as well as the many years of experience of the SWS Board in evaluating the prices of publicly traded stocks. Substantially all of the members of the SWS Board have more than 15 years of experience in evaluating the prices of publicly traded stocks. The SWS Board particularly noted that:

      . the trading prices of other publicly held asset management companies had risen in recent months; and

      . by virtue of SWS having sold a portion of its ownership interest in Westwood to Westwood management, the market price of Westwood common stock would likely be higher because key members of Westwood management were incentivized to remain with Westwood and to seek to increase the value of their ownership interest in Westwood.




   We do not believe that investors should utilize either the September 2001 valuation or the conclusion of the SWS Board of Directors in February 2002 in making any determination as to an appropriate value or an appropriate trading price for Westwood common stock following completion of the spin-off for the reasons discussed on page 17. Neither SWS nor Westwood can provide any assurance as to an appropriate value or initial trading price for Westwood common stock. See "The Spin-off--Background and Reasons for the Spin-off" and "Risk Factors--Risks Relating to the Spin-Off--There has been no prior market for our common stock, and it is difficult to predict the prices at which our common stock might trade."


Q:  What if I want to sell my SWS common stock or Westwood common stock?

A: Unless you are an affiliate of SWS or Westwood, you are free to sell your shares of SWS common stock or Westwood common stock. However, you should consult with your financial and tax advisors as to the implications of any sales. Neither SWS nor Westwood are making any recommendations on the purchase, retention or sale of shares of SWS common stock or Westwood common stock. If you do decide to sell any shares, you should make sure your broker, bank or other nominee understands whether you want to sell your SWS common stock, your Westwood common stock or both.

Q:  Will SWS And Westwood be related in any way after the spin-off?

A: Immediately following the spin-off, SWS's significant stockholders will be significant Westwood stockholders. However, SWS will not own any shares of our common stock after the spin-off, and we will not own any shares of SWS common stock after the spin-off. Although SWS will no longer have any ownership interest in us after the spin-off, SWS and Westwood will have two common Board members, Frederick R. Meyer and Jon L. Mosle, Jr. Based on the number of shares of SWS common stock owned by SWS executive officers and directors as of May 15, 2002, they will directly or indirectly own 685,819 (or approximately 12.8%) of our outstanding shares immediately following the spin-off. Further, as of May 15, 2002, our executive officers and directors directly or indirectly owned 418,390 (or approximately 2.4%) of the outstanding shares of SWS common stock and, based on the assumed stock split, will own 1,144,044 (or approximately 21.3%) of our outstanding shares following the spin-off. The common Board members' holdings are included in the foregoing SWS common stock and Westwood common stock figures. Additionally, SWS and we have entered into various agreements to define our continuing business relationships. See "Relationship Between SWS and Westwood After the Spin-off."

Q:  What are the conditions to the spin-off becoming effective?

A: The completion of the spin-off depends upon satisfaction of a number of conditions, including:

  . the Securities and Exchange Commission must have declared our registration statement on Form 10 effective under the Securities Exchange Act of 1934;

  . the NYSE must have approved the listing of our common stock, subject to official notice of issuance;

  . SWS's Board of Directors must be satisfied that the spin-off will be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware;

  . SWS's Board of Directors must have approved the spin-off and must not have abandoned, deferred or modified the spin-off at any time before the completion of the spin-off;

  . our Certificate of Incorporation and Bylaws, in substantially the forms filed as exhibits to the Form 10 and as described in this information statement, must be in effect;

  . we must receive approval of the change of control of Westwood Trust from the Texas Department of Banking or confirmation that a change of control of Westwood Trust has not occurred as a result of the spin-off; and

  . SWS and we must have executed and delivered the various ancillary agreements described in this information statement.

Q:  Can SWS decide not to go through with the spin-off?

A: Yes. SWS can cancel the spin-off for any reason at any time before it is completed.

Q: Will SWS, Westwood or I be taxed on the spin-off under U.S. federal tax laws?


A: Based on an opinion received from Gardere Wynne Sewell LLP, SWS expects that the spin-off will qualify as tax-free to its stockholders for federal income tax purposes, except for cash received in lieu of fractional shares. However, you should consult your tax advisor as to the particular tax consequences to you of the spin-off. You should also review the discussion of the risks relating to the tax-free qualification of the spin-off that begins on page 7 of this document and the discussion under "The Spin-Off -- Material U.S. Federal Income Tax Consequences of the Spin-off" that begins on page 19 of this document.


   Even if the spin-off otherwise qualifies as a tax-free distribution to SWS's stockholders, a corporate level federal income tax would be payable by SWS if either SWS or Westwood experiences a change-in-control, as determined under
Section 355(e) of the Internal Revenue Code of 1986, as amended. We have agreed to indemnify SWS for any such taxes that arise if we are responsible for triggering a change-in-control. Otherwise, there are no direct or indirect corporate tax consequences to us as a result of the spin-off.

Q:  Who is acting as the distribution agent?

A:  Computershare Trust Company, Inc.
   350 Indiana Street, Suite 800
   Golden, Colorado 80401
   Telephone: 303-262-0600

Q:  Where can SWS stockholders get more information?

A: You may direct questions to SWS's Investor Relations Department, 1201 Elm Street, Suite 3500, Dallas, Texas 75270, telephone number: 214-859-1800; or you may contact the distribution agent for the spin-off at 303-262-0600.

                                 RISK FACTORS

   You should carefully consider each of the following risks, which we believe are the principal risks that we face, and all of the other information in this information statement. Some of the following risks relate to our spin-off from SWS. Other risks relate to our business, the securities markets and ownership of our common stock. Our business may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe are immaterial. If any of the following risks and uncertainties develop into actual events, this could have a material adverse effect on our business, financial condition or results of operations. If this occurs, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Spin-Off

  We have no operating history as an independent public company and may be unable to operate profitably as a stand-alone company.

   There can be no assurance that, as an independent company, we will continue to be profitable following the spin-off. SWS has owned our business for many years and has operated that business as a part of its overall financial services business. As part of SWS's business, we have been able to rely, to some degree, on the cash flow and other resources of SWS, including administrative services, as well as on fees related to our management of the SWS cash reserve funds, which we will continue to manage for at least one year following the spin-off. Following the spin-off, we will need to obtain from third parties those resources previously provided by SWS, although SWS has agreed to provide to us for a limited time certain equipment and human resources services. See "Relationship Between SWS and Westwood After the Spin-off" and "Business." The terms extended to us by third parties may not be as favorable as the terms provided by SWS.

  Our historical financial information may not be indicative of our future performance because, in part, we expect to have higher expenses.

   Our historical financial information included in this information statement may not be indicative of our future performance and does not necessarily reflect our financial position, results of operations and cash flows had we operated as an independent public company during each of the periods presented. Our expenses have been allocated from SWS on the basis of our relative number of employees, relative revenues and other allocation bases. These allocated expenses represent services provided by SWS, including human resources, accounting, internal audit, income tax, legal, insurance and information technology. Had we been an independent public company in 2001, we estimate that our total expenses would have been approximately $800,000 higher than those reflected in the consolidated financial statements. The increase in expenses includes, without limitation, increased public company compliance costs, employee compensation, insurance costs, legal expenses, and accounting and payroll costs. The foregoing estimate of higher expenses is not necessarily an accurate measure of what our stand-alone expenses would have been in 2001 or will be in the future, and our expenses could be higher. The costs we actually incur in the future will depend on the market for these services when they are actually purchased and the size and nature of our future operations. The financial information included herein does not reflect any changes that may occur in our financial condition and operations as a result of the spin-off. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements.

  There has been no prior market for our common stock, and it is difficult to predict the prices at which our common stock might trade.

   There has been no established trading market for our common stock, and there can be no reliable prediction as to the prices at which it will trade after completion of the spin-off. While it is expected that a limited market for shares of our common stock, commonly known as a "when-issued" trading market, will develop near the record date, until our common stock is fully distributed and an orderly trading market develops, the prices at which trading in our common stock occurs may fluctuate significantly. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Even though when-issued trading may develop, none of these trades will settle prior to the effective date of the spin-off. Trading in our common stock on a "when-issued" basis exposes traders to a risk of loss if the spin-off does not occur. See "The Spin-off -- Listing and Trading of Westwood Common Stock." The SWS Board of Directors obtained a valuation report in December 2001 that concluded as of September 30, 2001, after applying a discount for lack of marketability to reflect the fact that Westwood was privately held on that date, that the aggregate fair market value of a 19.9% interest in Westwood was $4,115,000, or $3.85 per share. In February 2002 the SWS Board of Directors concluded that the distribution ratio of one share of Westwood common stock for every four shares of SWS common stock would likely result in an initial trading price for Westwood common stock of at least $10.00 per share. We do not believe that investors should utilize either the September 2001 valuation or the conclusion of the SWS Board of Directors in February 2002 in making any determination as to an appropriate value or an appropriate trading price for Westwood common stock following completion of the spin-off. Neither SWS nor Westwood can provide any assurance as to an appropriate value or initial trading price for Westwood common stock. Determining the proper price of an equity security is very subjective, and different investors will have different opinions regarding price and will apply varying pricing methodologies. The prices at which shares of our common stock trade will be determined based on the composite of pricing expectations of all market participants and may be influenced by many factors, including, among others, our performance and prospects, the depth and liquidity of the market for our common stock, investor perception of us, our business and the industry in which we operate, our dividend policy, general financial and other market conditions, domestic and international economic conditions, and the impact of factors described in this "Risk Factors" section. See "The Spin-off -- Background and Reasons for the Spin-off" and "-- Listing and Trading of Westwood Common Stock."


  If the spin-off is taxable, you could be required to pay tax on the fair market value of the shares of Westwood common stock you receive in the spin-off, and SWS could incur a corporate tax liability for which Westwood could be responsible under some circumstances.

   Based on an opinion received from Gardere Wynne Sewell LLP, SWS expects that the spin-off will qualify as tax-free to SWS and its stockholders for U.S. federal income tax purposes, except for cash received in lieu of fractional shares. However, Gardere's opinion is not binding on the courts or the IRS. Whether a spin-off qualifies as tax-free depends in part upon the reasons for the spin-off and satisfaction of numerous other fact-based requirements. If the spin-off fails to qualify as a tax-free distribution for U.S. federal income tax purposes, SWS stockholders who receive shares of our common stock in the spin-off would be treated as if they had received a taxable distribution in an amount equal to the fair market value of our common stock received. The amount of the taxable distribution would be taxed as a dividend. If the spin-off fails to qualify as a tax-free distribution for U.S. federal income tax purposes to SWS stockholders, then, in general, a corporate income tax could also be payable on the difference between the fair market value of the stock and SWS's adjusted tax basis in the stock at the time of the spin-off by the combined tax group of which SWS is the common parent. Even if the spin-off qualifies as a tax-free distribution to SWS stockholders, it may be subject to corporate income tax under Section 355(e) of the Internal Revenue Code of 1986, as amended, if one or more persons acquire a 50% or greater interest in SWS or Westwood as part of a plan or series of related transactions that included the spin-off. Any acquisition that occurs during the four-year period beginning two years before the spin-off will be presumed to be part of a plan or a series of transactions relating to the spin-off. SWS or Westwood, whichever is responsible for triggering a change-in-control resulting in the application of
Section 355(e) of the Code, will bear any related taxes that arise. Even if the application of Section 355(e) resulted in the imposition of corporate income tax liability, this alone would not affect the tax-free nature of the distribution to SWS stockholders. See "The Spin-off -- Material U.S. Federal Income Tax Consequences of the Spin-off" and "Relationship Between SWS and Westwood After the Spin-off -- Tax Separation Agreement."

  The trading price of SWS common stock may decline after the spin-off.

   After the spin-off, SWS common stock will continue to be listed for trading on the NYSE under the symbol "SWS." As a result of the spin-off, absent other action, the trading price of SWS common stock immediately following the spin-off is expected to be lower than the trading price of SWS common stock immediately prior to the spin-off.

  We will not be able to rely on SWS to fund future capital requirements.

   In the past, some of our capital needs have been satisfied or guaranteed by SWS. However, following the spin-off, SWS will no longer provide funds to finance our working capital or other cash requirements. We cannot be certain that financing, if needed, will be available on favorable terms, if at all. We believe that our capital requirements will vary greatly from quarter to quarter depending on, among other things, capital expenditures, fluctuations in our operating results and financing activities. We believe that our current cash and cash equivalents and cash flows from operations after the spin-off will be sufficient to satisfy our cash requirements for the foreseeable future. However, if future financing is necessary, we may or may not be able to obtain financing with interest rates as favorable as those historically enjoyed by SWS, if at all. Further, any future equity financings could dilute the relative percentage ownership of the then existing holders of our common stock, and any future debt financings could involve restrictive covenants that limit our ability to take certain actions.

  Substantial sales of our common stock following the spin-off, or the perception that such sales might occur, could depress the market price of our common stock.

   All of the shares of our common stock distributed in the spin-off will be eligible for immediate resale in the public market, except for shares held by our affiliates. Any sales of substantial amounts of our common stock in the public market, or the perception that such sales might occur, whether as a result of the spin-off or otherwise, could depress the market price of our common stock. We are unable to predict whether substantial amounts of our common stock will be sold in the open market following the spin-off. See "The Spin-off -- Listing and Trading of Westwood Common Stock."

  The distribution agreement and the tax separation agreement contain indemnification obligations for SWS and us that neither party may be able to satisfy, which could result in increased expenses and liabilities for us.

   The distribution agreement and the tax separation agreement allocate responsibility between SWS and us for various liabilities and obligations. However, the availability of such indemnities will depend upon the future financial strength of SWS and ourselves. SWS or we may not be in a financial position to fund such indemnities if they should arise, which could result in increased expenses and liabilities for us. The distribution agreement provides that each party will indemnify the other against claims arising out of the distribution agreement and claims arising out of their respective businesses before and after the spin-off. Additionally, the distribution agreement provides that SWS will indemnify us for any liabilities or expenses in excess of $500,000 that relate to our representation as the corporate trustee for the Richard A. Boykin, Jr. Family Trust. The tax separation agreement provides that each party will indemnify the other with respect to some taxes attributable to their respective businesses arising before or after the spin-off. The tax separation agreement also allocates responsibility between SWS and us with respect to any corporate income taxes for which SWS becomes liable by reason of a change-in-control of SWS or us resulting in the application of Section 355(e) of the Code. If this occurs as a result of our actions, we would be liable to pay SWS the amount of taxes for which SWS becomes liable solely by reason of application of Section 355(e) of the Code and without consideration of any other tax attribute of SWS. See "Relationship Between SWS and Westwood After the Spin-off."

  Some provisions may discourage a third party from acquiring control of Westwood.

   It could be difficult for a potential bidder to acquire us because our Certificate of Incorporation and Bylaws contain provisions that may discourage takeover attempts. In particular, our Certificate of Incorporation and Bylaws permit our Board of Directors to issue, without stockholder approval, preferred stock with such terms as the Board may determine. Additionally, our directors may only be removed for cause by a vote of the holders of at least two-thirds of the shares of stock entitled to vote, and stockholders cannot act by written consent. We have also elected to not exclude ourselves from the restrictions of Section 203 of the Delaware General Corporation Law, which makes it more difficult for a person who is an "interested stockholder" to effect various business combinations with a corporation for a three-year period. Also, the tax separation agreement provides that if, as a result of our actions, a change-in-control of SWS or us triggers application of Section 355(e) of the Code, we would be liable to pay SWS the amount of any corporate income taxes for which SWS becomes liable solely by reason of application of Section 355(e) of the Code and without consideration of any other tax attribute of SWS. These provisions may increase the cost or difficulty for a third party to acquire control of us or may discourage acquisition bids altogether. See "Description of Capital Stock -- Provisions That May Have an Anti-Takeover Effect."

Risks Related to our Business

  Some members of our management are critical to our success, and our inability to attract and retain key employees could compromise our future success.

   We believe that our future success will depend to a significant extent upon the services of our executive officers, particularly Susan M. Byrne, our Chairman of the Board and Chief Executive Officer, and Brian O. Casey, our President and Chief Operating Officer. We do not have employment agreements with any of our key employees, including Ms. Byrne or Mr. Casey. The loss of the services of one or more of our key employees or our failure to attract, retain and motivate qualified personnel could negatively impact our business, financial condition, results of operations and future prospects. As with other asset management businesses, our future performance depends to a significant degree upon the continued contributions of certain officers, portfolio managers and other key marketing, client service and management personnel. There is substantial competition for these types of skilled personnel.

  Some executive officers have substantial influence over our investment policies.

   Susan M. Byrne, our chief investment officer, establishes and implements policy with respect to our investment advisory activity. Ms. Byrne and Mr. Casey decide on any changes in management philosophy, style or approach with respect to our investment advisory policies.

  Negative performance of the securities markets could reduce our revenues.

   Our results of operations are affected by many economic factors, including the performance of the securities markets. Negative performance in the securities markets or certain segments of those markets or short-term volatility in the securities markets or segments thereof could result in investors withdrawing assets from the markets or decreasing their rate of investment, either of which could reduce our revenues. Because most of our revenues are based on the value of assets under management, a decline in the value of those assets would also adversely affect our revenues and results of operations. Favorable performance by the securities markets prior to 2001 attracted a substantial increase in investments in these markets. Partly as a result of this financial environment, the assets under our management increased significantly and levels of profitability grew. The growth rate of our assets under management has varied from year to year, and our growth rate could decline significantly. In addition, in periods of slowing growth or declining revenues, profits and profit margins are adversely affected because certain expenses remain relatively fixed.

   For example, more than two-thirds of our assets under management are invested in equity securities of companies with a large market capitalization. As a consequence, we are particularly susceptible to the volatility associated with changes in the market for large capitalization stocks. Due to this concentration, any change or reduction in such markets, including a shift of Westwood Management clients' and potential clients' preference from investments in equity securities of large capitalization stocks to other equity or fixed income securities could have a significant negative impact on our revenues and results of operations. This negative impact could occur due to the depreciation in value of our assets under management and/or the election by clients to select other firms to manage their assets, either of which events would result in decreased assets under management and therefore reduced revenues and a decline in results of operations.

  Poor investment performance of the assets managed by us could adversely affect our results of operations.

   Because we compete with many other asset management firms on the basis of asset classes offered and the investment performance of those asset classes, our success is dependent to a significant extent on the investment performance of the assets that we manage. During 2001 the asset classes comprising the bulk of assets under our management performed below the median within their peer groups. This relative underperformance could adversely affect our results of operations, especially if it continues. Good performance stimulates new client accounts, which results in higher revenues for us. Conversely, poor performance tends to result in the loss or reduction of client accounts, with corresponding decreases in revenues.

  Our business is dependent on investment advisory, subadvisory and trust agreements that are subject to termination or non-renewal; therefore, we could lose any of our clients on very short notice.

   Substantially all of our revenues are derived pursuant to investment advisory, subadvisory and trust agreements with our clients. Any termination of or failure to renew these agreements could have a material adverse impact on us. In general, either party may terminate these agreements upon 30-days notice. Investment advisory and subadvisory agreements are terminated in the event of an "assignment" (as defined in the Investment Company Act of 1940, as amended). Generally, any change of control would constitute an "assignment" under the 1940 Act. The spin-off is not expected to result in a change of control and therefore under the applicable rules of the SEC would not constitute such an assignment.

  A small number of clients account for a substantial portion of our business. As such, the reduction or loss of business with any of these clients could have an adverse impact on our business, financial condition and results of operations.

   Our largest four clients accounted for 21.1% of total revenues for the twelve months ended March 31, 2002, and we are therefore dependent to a significant degree on our ability to maintain our existing relationships with these clients. There can be no assurance that we will be successful in maintaining our existing client relationships or in securing additional clients. Any failure by us to retain one or more of our large clients or establish profitable relationships with additional clients could have a material adverse effect on our business, financial condition and results of operations.

  Any event that negatively affects the asset management industry could have a material adverse effect on us.

   Any event affecting the asset management industry that results in a general decrease in assets under management or a significant general decline in the number of advisory clients or accounts could negatively impact our revenues. Our future growth and success depends in part upon the continued growth of the asset management industry, which experienced significant growth prior to 2001.

  Due to the substantial cost and time required to introduce new asset classes in our industry, we may not be able to successfully introduce new asset classes in a timely manner, or at all.

   The development and marketing of new asset classes in our industry is extremely costly and requires a substantial amount of time. Our ability to successfully market and sell a new asset class depends on our financial resources, the asset class's performance results, the timing of the offering and our marketing strategies. Once an asset class is developed, whether through acquisition or development internally, we need to be able to effectively market the asset class to our existing and prospective clients. This entails incurring significant financial expenses related to research on the target assets and the demand for such asset class in the market, as well as costs related to doing road shows, sponsoring conferences and attending trade shows. In addition, our ability to sell new asset classes to our existing and potential clients depends on our ability to meet or exceed the performance of our competitors who offer the same or similar asset classes. We may not be able to profitably manage the assets within a given asset class. Moreover, it may take years before we are able to produce the level of results that will enable us to attract clients. If we are unable to capitalize on the costs and expenses incurred in developing new asset classes, we may experience losses as a result of our management of these asset classes, and our ability to introduce further new asset classes and compete in our industry may be hampered.

  If we are unable to successfully and timely expand our asset classes, we may not be able to maintain our competitive position in the asset management industry.

   Our ability to remain competitive will depend, in part, on our ability to expand our asset classes under management. We are continually looking for opportunities to expand our asset classes, both in terms of growing our existing asset classes and developing new asset classes focusing on investment areas that we do not currently cover. We intend to grow our asset classes either internally or by acquiring asset classes from third parties. It may be costly and time consuming for us to develop these new assets internally. Moreover, we may not be able to find asset classes that are consistent with our growth strategies or acquire asset classes from third parties on terms acceptable to us, if at all. If we are unable to expand our asset classes or be able to do so in a timely manner, we may lose clients to other asset management firms, which would have an adverse affect on our business, financial condition and results of operations.

  Our business is subject to pervasive regulation with attendant costs of compliance and serious consequences for violations.

   Virtually all aspects of our business are subject to various laws and regulations. Violations of such laws or regulations could subject us and/or our employees to disciplinary proceedings or civil or criminal liability, including revocation of licenses, censures, fines or temporary suspension, permanent bar from the conduct of business, conservatorship or closure. Any such proceeding or liability could have a material adverse effect upon our business, financial condition, results of operations and business prospects. These laws and regulations generally grant regulatory agencies and bodies broad administrative powers, including, in some cases, the power to limit or restrict us from operating our business and, in other cases, the powers to place us under conservatorship or closure, in the event we fail to comply with such laws and regulations. Due to the extensive regulations and laws to which we are subject, our management is required to devote substantial time and effort to legal and regulatory compliance issues. In addition, the regulatory environment in which we operate is subject to change. We may be adversely affected as a result of new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations. See "Business -- Regulation."

  Potential misuse of assets and information in the possession of our portfolio managers and employees could result in costly litigation and liability for us and our clients.

   Our portfolio managers handle a significant amount of assets, financial and personal information for our clients. Although we have implemented a system of controls to minimize the risk of fraudulent taking or misuse of assets and information, there can be no assurance that our controls will be adequate to prevent taking or misuse by our portfolio managers or employees. If our controls are ineffective in preventing the fraudulent taking or misuse of assets and information, we could be subject to costly litigation, which could consume a substantial amount of our resources and distract our management from the operation of Westwood and could also result in regulatory sanctions. Additionally, any such fraudulent actions could adversely affect some of our clients in other ways, and these clients could seek redress against us.

  Acquisitions, which are part of our long-term business strategy, involve inherent risks that could compromise the success of the combined business and dilute the holdings of current stockholders.

   As part of our long-term business strategy, we intend to consider acquisitions of similar or complementary businesses. See "Business -- Growth Strategy." If we are not correct when we assess the value, strengths, weaknesses, liabilities and potential profitability of acquisition candidates or if we are not successful in integrating the operations of the acquired businesses, the success of the combined business could be compromised. Any future acquisitions will be accompanied by the risks commonly associated with acquisitions. These risks include, among others, potential exposure to unknown liabilities of acquired companies and to acquisition costs and expenses, the difficulty and expense of integrating the operations and personnel of the acquired companies, the potential disruption to the business of the combined company and potential diversion of management's time and attention, the impairment of relationships with and the possible loss of key employees and clients as a result of the changes in management, the occurrence of amortization expenses in connection with acquisitions and dilution to the stockholders of the combined company if the acquisition is made for stock of the combined company. In addition, asset classes, technologies or businesses of acquired companies may not be effectively assimilated into our business or have a positive effect on the combined company's revenues or earnings. The combined company may also incur significant expense to complete acquisitions and to support the acquired asset classes and businesses. Further, any such acquisitions may be funded with cash, debt or equity, which could have the effect of diluting the holdings or limiting the rights of stockholders. Finally, we may not be successful in identifying attractive acquisition candidates or completing acquisitions on favorable terms.

  Various factors may hinder the declaration and payment of dividends following the spin-off.

   Our payment of dividends is subject to the discretion of our Board of Directors, and various factors may prevent us from paying dividends. Such factors include our financial position, capital requirements and liquidity, the existence of a stock repurchase program, any loan agreement restrictions, state corporate and banking law restrictions, results of operations and such other factors as our Board of Directors may consider relevant. In addition, as a holding company, our ability to pay dividends is dependent on the dividends and income we receive from our subsidiaries. At the present time our primary source of cash is dividends that may be received from Westwood Management or Westwood Trust. The payment of dividends by Westwood Management or Westwood Trust is subject to the discretion of their Boards of Directors and compliance with applicable laws, including, in particular, the provisions of the Texas Finance Code applicable to Westwood Trust. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Our business is vulnerable to systems failures that could have a material adverse effect on our business, financial condition and results of operations.

   Any delays or inaccuracies in securities pricing information or information processing could give rise to claims against us, which could have a material adverse effect on our business, financial condition and results of operations. We are highly dependent on communications and information systems and on third party vendors for securities pricing information and updates from certain software. We may suffer a systems failure or interruption, whether caused by an earthquake, fire, other natural disaster, power or telecommunications failure, unauthorized access, act of God, act of war or otherwise, and our back-up procedures and capabilities may not be adequate or sufficient to eliminate the risk of extended interruptions in operations.

  Members of our Board of Directors and executive management may have conflicts of interest after the spin-off due to their relationships with SWS.

   Two members of our Board of Directors, Frederick R. Meyer and Jon L. Mosle, Jr., also serve on the SWS Board of Directors. In addition, all of the members of our Board of Directors and executive management will own shares of both SWS and Westwood common stock after the spin-off. These circumstances could create, or appear to create, potential conflicts of interest when our directors and management are faced with decisions that could have different implications for SWS and Westwood. Examples of these types of decisions might include the resolution of disputes arising out of the agreements governing the relationship between SWS and Westwood following the spin-off and SWS's continued use of Westwood to act as manager of its cash reserve funds. Also, the appearance of conflicts, even if such conflicts do not materialize, might adversely affect the public's perception of us following the spin-off. See "Relationship Between SWS and Westwood After the Spin-Off."

                 SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements in this information statement including, without limitation, in the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, need for financing, competitive position, potential growth opportunities, potential operating performance improvements, ability to retain and recruit personnel, benefits resulting from our spin-off from SWS, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words "believe," "expect," "plan," "intend," "anticipate," "estimate," "predict," "potential," "continue," "may," "will," "should" or the negative of these terms or similar expressions.

   Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. You should not put undue reliance on any forward-looking statements. Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after we distribute this information statement.

   The risk factors discussed in "Risk Factors" could cause our results to differ materially from those expressed in forward-looking statements. There may also be other risks and uncertainties that we are unable to predict at this time or which we do not now expect to have a material adverse impact on our business.

                                 THE SPIN-OFF

Background and Reasons for the Spin-Off

   In May 2001, SWS management informed the SWS Board of Directors that asset management companies similar to Westwood were being sold and purchased for attractive values. At that time, the SWS Board authorized SWS management to investigate a potential sale or spin-off of Westwood. After considering these types of transactions and having discussions with Westwood management, SWS management reported to the SWS Board that, primarily for federal income tax reasons, a spin-off appeared to be more favorable to SWS and its stockholders than a sale of Westwood.

   At its August 2001 meeting, the SWS Board considered the spin-off and sale alternatives. During the 90 days preceding that meeting, the average ratio of the SWS trading price to the SWS book value (stockholders' equity) per share was 1.15. Based on industry sources available at that time, the SWS Board noted that the ratios for asset management companies were approximately double the ratios for broker/dealers. Therefore, the Board considered that $1.00 of book value transferred out of SWS to the SWS stockholders in the form of Westwood stock would translate into a corresponding increase in theoretical market value from $1.15 to $2.30. Based on these price-to-book ratios, Westwood's stockholders' equity at December 31, 2000 of $12.8 million would theoretically result in an increase in the deemed market capitalization of Westwood from $14.7 million to $29.4 million. The SWS Board did not do this analysis in an effort to value Westwood, but rather as support for the proposition that spinning off Westwood would generate enhanced value for SWS stockholders.

   The Board also considered that if Westwood were sold, SWS would have a tax liability on the gain from the sale. In addition, SWS stockholders would have a tax liability on any cash dividend paid from the proceeds of a sale. Based on these considerations, the SWS Board determined that a spin-off would increase stockholder value and should avoid tax liability for SWS and its stockholders. Additionally, the Board determined that a spin-off was in the best interest of SWS and its stockholders because the spin-off would create two independent public companies that would be better positioned to adopt strategies and pursue objectives appropriate to their respective needs. SWS's brokerage and banking businesses and the Westwood business each have different operating objectives and growth opportunities. By separating the operations, SWS and Westwood could focus their attention and financial resources on their own core businesses and on exploring and implementing the most appropriate business opportunities. Thereafter, SWS engaged Gardere Wynne Sewell LLP to provide advice regarding tax issues, structure and other issues related to the spin-off.

   While SWS would continue to focus on the brokerage and banking businesses, we would focus on providing our customers with quality, innovative asset management and related services. The expected benefits of the spin-off include:

  . provide our management the ability to focus their efforts and financial resources on our core business, thus enabling us to compete more effectively in our own markets;

  . provide us a platform to enhance client service by better aligning our performance on behalf of our clients with the compensation of our employees;

  . provide us the ability to better retain and recruit high quality employees by providing employee compensation and benefit programs more closely tied to our performance, including stock-based and other incentive programs that reward employees based on their contribution to our success;

  . provide us the ability to operate independently without the capital resource allocation issues present within the combined SWS, which in the near term will allow us to invest in additional technology, such as an enhanced website and more efficient client reporting systems;

  . provide us additional operating flexibility and allow us to achieve improved cost structures and operating efficiencies;

  . enable us to avoid any perception that a conflict of interest exists because we are a subsidiary of SWS, as SWS is a large securities clearing firm;

  .  enable us to attract business from competitors of SWS; and

  . enable the financial community and investors to better measure the performance of both SWS and Westwood against comparable companies in similar businesses and make investment decisions based on the separate operations of the companies.

   During September and October 2001, SWS management and members of the SWS Board of Directors engaged in extensive discussions with Westwood management regarding the implementation of the proposed spin-off. In November 2001, the SWS Board of Directors authorized the formation of Westwood Holdings Group, Inc. and approved the contribution of the capital stock of Westwood Management and Westwood Trust to Westwood Holdings Group, Inc. In December 2001, the SWS Board of Directors preliminarily approved the terms of the proposed spin-off and directed SWS management to prepare the necessary regulatory filings.

   In addition, during September and October 2001, SWS management and members of the SWS Board of Directors engaged in discussions with Westwood management regarding the terms upon which SWS might agree to sell approximately 19.9% of Westwood common stock to Westwood management. The SWS Board had concluded that before distributing the Westwood common stock to its stockholders, it was desirable to align members of Westwood's management more closely to Westwood through substantial stock ownership and a financial commitment represented by management's incurrence of indebtedness to Westwood. An understanding was reached in October 2001 that SWS would sell an approximately 19.9% interest in Westwood to Westwood management based upon the value of that interest at September 30, 2001, as determined on the basis of an independent valuation. SWS retained the services of Bernstein, Phalon & Conklin to provide such a valuation. On December 13, 2001 the requested valuation report was delivered, which concluded that based on and subject to the facts, limiting conditions and assumptions presented in the valuation report and the exhibits attached thereto, $4,115,000 reasonably represented the aggregate fair market value as of September 30, 2001 of a 19.9% interest in Westwood. In determining the aggregate fair market value of the indicated interest, the valuation report identified several salient valuation factors that were considered, as follows:

   . Westwood's assets under management are primarily for ERISA clients rather than high net worth individuals, the former of which it was noted tended to be more performance-oriented and volatile, although ERISA clients tend to have long investment horizons and thus are less subject to market fads than are individual investors.

   . Ms. Byrne and Mr. Casey have key roles with Westwood, but have no ownership interest in Westwood and have no employment or non-compete agreements with Westwood. The valuation report further noted that if Ms. Byrne or Mr. Casey were to obtain an ownership interest in Westwood that this might be a mitigating factor that would reduce the risk to Westwood of either of their departures.

   . Peer group asset managers have stock ownership, in contrast to the absence of any direct stock ownership by Westwood management.

   . Ms. Byrne's high media profile benefits Westwood and, correspondingly, her departure could negatively impact Westwood.

   . While on a long term basis Westwood has performed toward the upper quartile in its peer groups, Westwood performed toward the lowest quartile when considering the results of 2001 alone.

   . Westwood has a relatively high customer concentration.

   . Westwood has experienced consistent growth in both assets under management and investment advisory fees, and has been consistently profitable in recent years.

   The valuation report noted that there are three general ways of determining value, as published by the Business Valuation Standards Committee of the American Society of Appraisers - the income, market and asset-based approaches. The report focused on the income and market approaches because an asset-based approach would not account for Westwood's intangible assets, such as customer relationships, management and goodwill.

   The income approach is a general way of determining a value indication of a business, business ownership interest, or security using various methods wherein a value is determined by converting anticipated benefits. This approach is predicated on the assumption that the value of an asset can be determined by the present worth of future benefits derived from it. The valuation report uses the income approach known as the capitalization of benefits method, in which a representative future benefit level is divided or multiplied by a capitalization factor to convert the representative benefits to a value.

   The market approach is a general way of determining value using various methods, such as the guideline company method, the external transaction method and the internal transaction method, that compare the subject company with similar businesses, business ownership interests, or securities that have been sold. The valuation report uses all three methods in its analysis of Westwood's value. The guideline company method involves the selection of companies that are deemed to have similar qualitative and quantitative investment characteristics to the subject company. Valuation ratios of the guideline companies are then applied to a representative earnings stream of the subject company to determine a value for the subject company. The transaction method involves analyzing previous sales of company stock or acquisitions of private or public companies similar to the subject company. The valuation report considered both external transactions (acquisitions of similar businesses) and one internal transaction (the 1993 acquisition of Westwood by SWS).

   The results of the several valuation techniques applied to arrive at a marketable, minority value for Westwood are as follows:

Market Approach--Guideline Company Method......... $38,200,000
Market Approach--External Transaction Method...... $25,000,000
Market Approach--Internal Transaction Method...... $28,000,000
Income Approach--Capitalization of Benefits Method $36,000,000

   Each of the above approaches was given equal weight in determining the fair market value of Westwood on a minority, marketable basis, which was estimated to be $31,800,000. After applying a 35% discount for lack of marketability due to the illiquid nature of an investment in Westwood at that time, an aggregate fair market value of $20,670,000 was derived, which equated to a value of $4,115,000 for a 19.9% interest in Westwood. Based on this valuation report, on December 14, 2001 SWS sold a 19.82% interest in Westwood common stock to Westwood's management for an aggregate price of $4,093,000, or $3.85 per share.

   In February 2002, the SWS Board of Directors held a special meeting to establish a preliminary spin-off distribution ratio, and preliminarily authorized a distribution of one share of Westwood common stock for every four shares of SWS common stock held on the record date. In order to determine the appropriate distribution ratio, the SWS Board of Directors considered both the number of round lot holders that would be necessary in order for Westwood common stock to comply with the listing standards of the NYSE, as well as a desirable trading price for Westwood common stock. Based on the number of 400-share round lot holders of SWS common stock in February 2002, the SWS board concluded that a one-for-four distribution ratio would satisfy the NYSE's minimum round lot holder requirement. The SWS Board concluded that this distribution ratio would likely result in an initial trading price for Westwood common stock of at least $10.00 per share. This conclusion was reached based on available information regarding the trading prices of asset management companies at that time, as well as the many years of experience of the SWS Board in evaluating the prices of publicly traded stocks. Substantially all of the members of the SWS Board have more than 15 years of experience in evaluating the prices of publicly traded stocks. The SWS Board particularly noted that the trading prices of other publicly held asset management companies had risen in recent months and that, by virtue of SWS having sold a portion of its ownership interest in Westwood to Westwood management, the market price of Westwood common stock would likely be higher because key members of Westwood management were incentivized to remain with Westwood and to seek to increase the value of their ownership interest in Westwood.

   We do not believe that investors should utilize either the September 2001 valuation or the conclusion of the SWS Board of Directors in February 2002 in making any determination as to an appropriate value or an appropriate trading price for Westwood common stock following completion of the spin-off for the following reasons:



  . The September 2001 valuation determined Westwood's aggregate minority, marketable value and also the value of a 19.9% non-marketable interest in a privately held company. The valuation was not intended to predict the public trading price of Westwood common stock.



  . The September 2001 valuation does not reflect the fact that Westwood management's ownership of a portion of Westwood would probably enhance the market price of Westwood common stock.



  . Market prices for asset management companies have generally improved since September 2001.



  . Also, with respect to the conclusion reached by the SWS Board in February 2002, it is important to note that the SWS Board was seeking to set the proper distribution ratio, and its judgment as to the minimum initial trading price for Westwood common stock was merely supportive of determining the proper distribution ratio and was not a formal valuation analysis.



   Neither SWS nor Westwood can provide any assurance as to an appropriate value or initial trading price for Westwood common stock. Determining the proper price of an equity security is very subjective, and different investors will have different opinions regarding price and will apply varying pricing methodologies. The market for Westwood common stock will ultimately price Westwood common stock based on the composite of pricing expectations of all market participants. Neither the company valuations set forth in the valuation report nor the SWS Board of Directors' conclusion as to the likely minimum initial trading price reflects the price that a diverse pool of investors would collectively assign to Westwood common stock. See "Risk Factors--Risks Relating to the Spin-Off--There has been no prior market for our common stock, and it is difficult to predict the prices at which our common stock might trade."

Description of the Spin-off

   SWS will accomplish the spin-off by distributing all of the shares of our common stock that it holds to SWS's stockholders. SWS currently holds 80.18% of our outstanding common stock. The following diagram illustrates the current structure of Westwood and the distribution from SWS to its stockholders:





                                    [GRAPHIC]

                                 Westwood Graph


   On April 8, 2002, the SWS Board of Directors formally approved the spin-off. Each SWS stockholder as of the close of business on June 17, 2002, which is the record date for the spin-off, will receive shares of our common stock. Those SWS stockholders will receive one share of our common stock for every four shares of SWS common stock held as of the record date. It is expected that our Board of Directors will approve a stock split in the form of a stock dividend to be effective as of an undetermined future date prior to the spin-off in order to provide the number of shares required for the spin-off. SWS and Westwood expect that the spin-off will take place on or about June 28, 2002, although completion of the spin-off is contingent upon the satisfaction of conditions described in the distribution agreement. See "Relationship Between SWS and Westwood After the Spin-off."


   As soon as practicable on or about the spin-off date, SWS will deliver to the distribution agent, Computershare Trust Company, Inc., certificates representing the shares of Westwood common stock that it holds. The distribution agent will make distributions in book-entry form to each holder of SWS common stock. Upon written request by a stockholder, the distribution agent will deliver a certificate. SWS's shares of our common stock are duly authorized, validly issued, fully paid and nonassessable, and the holders of these shares will not be entitled to preemptive rights. See "Description of Capital Stock."

   We will not issue any fractional shares as part of the spin-off. Instead, each holder of SWS common stock who would otherwise be entitled to receive a fractional share will receive cash for those fractional shares less applicable taxes and a pro rata portion of the aggregate brokerage commission payable in connection with the sale of the fractional shares. On or after the spin-off date, the distribution agent will aggregate all fractional shares, sell them on the open market at prevailing market prices and distribute the aggregate proceeds ratably to those SWS stockholders otherwise entitled to those fractional shares. See "--Material U.S. Federal Income Tax Consequences of the Spin-off" for a discussion of the United States federal income tax treatment of proceeds from fractional share interests. The distribution agent will act in its sole discretion, without influence from SWS or Westwood, in effecting these sales. The distribution agent will independently determine all aspects of the sales. Neither the distribution agent nor the broker-dealers it uses are affiliates of SWS or Westwood. None of SWS, Westwood or the distribution agent can guarantee any minimum sale price for the fractional shares of our common stock. Neither SWS or Westwood will pay any interest on the proceeds from the sale of aggregated fractional shares.

   No vote of SWS stockholders is required or sought in connection with the spin-off, and SWS stockholders will have no appraisal rights in connection with the spin-off.

   Options granted to Westwood employees under the SWS Securities, Inc. Stock Option Plan and the SWS Securities, Inc. 1997 Stock Plan will become fully vested as of the date of the spin-off, and Westwood will be substituted for SWS as the employer of these employees. In addition, to the extent that SWS makes any adjustments to its outstanding options as a result of the spin-off, similar adjustments will be made to the SWS options held by Westwood employees.

   No SWS stockholder will be required to pay cash or other consideration for any shares of our common stock received in the spin-off, or to surrender or exchange shares of SWS common stock to receive our common stock.

Results of the Spin-off

   After the spin-off, we will be a separate public company, independent from SWS. Except with respect to shares currently held by some members of our management, which represent 19.82% of our outstanding common stock prior to the spin-off, the number and identity of our stockholders immediately after the spin-off generally will be the same as the number and identity of stockholders of SWS immediately prior to the spin-off. As a result of the spin-off, we expect to have approximately 150 holders of record and an estimated 5,374,140 shares of our common stock outstanding, based on the number of SWS record stockholders, the distribution ratio, the assumed stock split ratio for our common stock, and the number of outstanding shares of SWS common stock as of the close of business on May 15, 2002. The actual number of shares of our common stock to be distributed will be determined as of the record date. The spin-off will not affect the number of outstanding shares of SWS common stock or the rights of SWS stockholders.

Material U.S. Federal Income Tax Consequences of the Spin-off

  General

   The following is a summary description of the material federal income tax consequences of the spin-off. This summary is not intended as a complete description of all of the tax consequences of the spin-off and does not discuss tax consequences under the laws of state, local or foreign governments or any other jurisdiction. Moreover, the following discussion may not apply to particular categories of holders subject to special tax treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions, broker-dealers, estates, trusts, tax-exempt organizations, real estate investment trusts, regulated investment companies, non-United States holders, or persons that will hold their shares of our common stock as a position in a straddle, as part of a synthetic security or hedge, or as part of a conversion transaction or other integrated investment, other than a capital asset. This summary does not address the tax consequences to current stockholders of Westwood. Further, it does not include a description of any alternative minimum tax consequences that may be applicable to the receipt of our shares pursuant to the spin-off. This summary assumes that you hold your shares of our common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, or the "Code." In this regard, special rules not discussed in this summary may apply to some of SWS's stockholders.

   The following discussion is based on currently existing provisions of the Code, existing, proposed and temporary Treasury Department regulations promulgated under the Code and current administrative rulings and court decisions. All of the foregoing are subject to change, which may or may not be retroactive, and any of these changes could affect the validity of the following discussion.

   We urge you to consult your tax advisor as to the particular tax consequences to you of the spin-off described herein, including the applicability and effect of any state, local or foreign tax laws, and the possible effects of changes in applicable tax laws.

  Consequences if the Spin-off is Tax-free

   SWS has received an opinion from Gardere Wynne Sewell LLP to the effect that, among other things, the spin-off will qualify as a tax-free distribution under Section 355 of the Code. The opinion of Gardere Wynne Sewell LLP will rely on representations made by SWS and us and factual assumptions. If any of the factual assumptions or representations relied upon in the opinion are inaccurate, the opinion may not accurately describe the tax treatment to you as a result of the receipt of our common stock pursuant to the spin-off. In addition, a tax opinion is not binding on the Internal Revenue Service, and we do not intend to request a ruling from the Internal Revenue Services with respect to these matters. Furthermore, there is no assurance that the Internal Revenue Service would agree with the conclusions set forth in the opinion or this discussion.

   Assuming that the spin-off qualifies as a tax-free distribution:

  . except in connection with cash received in lieu of fractional shares, as described below, no stockholder of SWS will recognize any income, gain or loss as a result of the receipt of shares of our common stock;

  . each stockholder of SWS have an aggregate tax basis in the shares of our common stock received in the spin-off and the shares of SWS common stock held immediately following the spin-off equal to the tax basis in the shares SWS common stock held immediately prior to the spin-off. This aggregate tax basis will be allocated between the shares of our common stock and SWS common stock in proportion to each of their fair market values on the date of the spin-off. Each stockholder will assign tax basis to each share of our common stock on a pro-rata basis. If a stockholder has multiple blocks of SWS common stock, the stockholder will then allocate the SWS tax basis (as determined above) back to a specific block of SWS common stock in the amount of the total basis attributable to SWS common stock multiplied by a fraction, the numerator of which is the pre-spin-off tax basis attributable to that block of SWS common stock and the denominator of which is the pre-spin-off tax basis of all of the stockholder's SWS common stock. After the total tax basis for each block has been determined, the stockholder will assign tax basis to the shares within each block on a pro-rata basis;

  . the holding period for each stockholder of SWS for shares of our common stock received in the spin-off will include the holding period for the shares of SWS common stock held at the time of the spin-off (assuming the stockholder held the SWS common stock as a capital asset on the date of the spin-off). If a stockholder has multiple blocks of SWS common stock, the stockholder will take multiple holding periods for each share of our common stock, allocated on the basis of the fair market value of the SWS common stock in each block (assuming the stockholder held the SWS common stock as a capital asset on the date of the spin-off);

  . each stockholder who receives cash as a result of the sale of fractional shares of our stock by the distribution agent will be treated as if such fractional share had been received by the stockholder as part of the distribution and then sold by the stockholder. Accordingly, the stockholder will recognize gain or loss equal to the difference between the cash so received and the portion of the tax basis in our stock that is allocable to the fractional share. This gain or loss will be capital gain or loss, provided that the fractional share was held by the stockholder as a capital asset at the time of the distribution; and

  . SWS will not recognize any gain or loss on its distribution of our common stock to SWS stockholders pursuant to the spin-off.

   Current Treasury Department regulations require each stockholder of SWS who receives a distribution of our common stock in the spin-off to attach to his, her or its federal income tax return for the year in which the distribution occurs a statement setting forth information as may be appropriate in order to show the applicability of Section 355 of the Code to the spin-off. Such statement shall include a description of the stock received and the names and addresses of all the corporations involved in the transaction. SWS has agreed it will provide each SWS stockholder as of the record date the information necessary to comply with this requirement.

  Consequences if the Spin-off is Taxable

   If the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then each stockholder of SWS receiving shares of our common stock in the spin-off generally would be treated as if the stockholder received a taxable distribution in an amount equal to the fair market value of our common stock received, which would result in:

   (a) a dividend taxable at ordinary income rates to the extent paid out of SWS's current and accumulated earnings and profits; then

   (b) a reduction in the stockholder's adjusted tax basis in his, her or its SWS common stock to the extent the amount received exceeds the amount referenced in clause (a) and does not exceed the stockholder's adjusted tax basis in the stock; and then

   (c) gain from the sale or exchange of the stockholder's SWS common stock to the extent the amount received exceeds the sum of the amounts referenced in clauses (a) and (b).

   Each stockholder's initial tax basis in the Westwood common stock received by the stockholder would be equal to the fair market value of such stock at the time of the spin-off.

   If the spin-off fails to qualify as a tax-free distribution under Section 355 of the Code, then the consolidated group of which SWS is the common parent would be required to recognize taxable gain or loss equal to the difference between the fair market value of the our common stock at the time of the distribution and SWS's adjusted tax basis in such stock.

  Consequences of Certain Ownership Changes after the Spin-off

   Even if the spin-off otherwise qualifies as a tax-free distribution under
Section 355 of the Code, a corporate level federal income tax would be payable by SWS if either SWS or Westwood experiences a prohibited change-in-control as determined under Section 355(e) of the Code.

   Section 355(e) of the Code generally provides that a corporation that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur federal income tax liability if 50% or more, by vote or value, of the capital stock of either the corporation making the distribution or the spun-off subsidiary is acquired by one or more persons pursuant to a plan or series of related transactions that includes the spin-off. This provision can be triggered by certain reorganizations involving the acquisition of the assets or stock of the corporation making the distribution or of the spun-off subsidiary, or by issuances or redemptions of the stock of the distributing corporation or of the spun-off subsidiary. There is a presumption that any acquisition or issuance that occurs within two years before or after the spin-off is part of a plan relating to the spin-off and one or more of such stock acquisitions or issuances could produce a prohibited 50% acquisition. However, the presumption may be rebutted by establishing that the spin-off and the acquisitions are not part of a plan or series of related transactions.

   In April 2002, temporary Treasury Department regulations were issued that clarify when a spin-off is part of a plan, or series of related transactions, where one or more persons acquire stock of the distributing or spun-off subsidiary resulting in a 50% acquisition. The regulations rely on a variety of factors to determine the existence of such a plan or series of related transactions, including the following:

  .  the business purpose or purposes for the distribution;

  .  the intentions of the parties;

  . the existence of discussions, agreements, understandings, arrangements or substantial negotiations relating to acquisitions;

  .  the timing of transactions or acquisitions;

  . the causal connection or relationship between the spin-off and the acquisitions; and

  .  the occurrence of unexpected changes in market or business conditions.

   These temporary Treasury Department regulations apply to this spin-off. The Treasury Department has stated that it will continue to devote significant resources towards developing additional guidance regarding what facts and arrangements result in a prohibited 50% acquisition and that it will publish more guidance on this issue in the near future. It is not known whether future rules and regulations would apply to the spin-off.

   If the spin-off is taxable solely under Section 355(e) of the Code, SWS will recognize gain equal to the difference between the fair market value of our common stock at the time of the distribution and SWS's adjusted tax basis in the stock. However, holders of SWS common stock who receive our common stock in the spin-off would not recognize any income, gain or loss as a result of the receipt of shares of our common stock if the spin-off is taxable solely by reason of Section 355(e) of the Code.

   The tax separation agreement between SWS and us allocates responsibility for the possible corporate tax burden resulting from the spin-off, as well as other tax items. For example, if the spin-off is taxable under Section 355(e) of the Code as a result of a 50% acquisition of either SWS or Westwood, then the resulting tax burden imposed on SWS will be borne by the party responsible for triggering the change-in-control. See "Relationship Between SWS and Westwood After the Spin-off -- Tax Separation Agreement."

  Back-up Withholding Requirements

   SWS is required to withhold federal income tax at a rate of 30% with respect to payments such as dividends, interest or proceeds from the sale of stock made to (a) persons who do not have a social security number or taxpayer identification number, (b) persons that the IRS has determined have a history of evading federal income tax or (c) persons who have refused to furnish SWS with information sufficient to enable it to comply with its applicable federal income tax information reporting obligations. Such withholding is known as backup withholding. Backup withholding is not an additional tax and may be refunded (or credited against the stockholder's U.S. federal income tax liability, if any), provided that required information is furnished to SWS. United States information reporting requirements and backup withholding may apply to our stockholders with respect to dividends paid on, and proceeds from the taxable sale, exchange or other disposition of, our common stock unless the stockholder:

  . is a corporation or comes within certain other exempt categories, and, when required, demonstrates these facts; or

  . provides a correct taxpayer identification number, certifies that there has been no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules.

   You may be subject to penalties imposed by the IRS if you do not supply SWS with your correct taxpayer identification number. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such an exemption. If information-reporting requirements apply to you, the amount of dividends paid with respect to your shares will be reported annually to the IRS and to you.

Listing and Trading of Westwood Common Stock

   There has been no public market for our common stock. An active trading market may not develop or be sustained in the future. However, we expect that a limited market for shares of our common stock, commonly known as a "when issued" trading market, will develop on or shortly before the record date for the spin-off. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued. Even though when-issued trading may develop, none of these trades would settle prior to the effective date of the spin-off, and if the spin-off does not occur, all when-issued trading will be null and void. The NYSE has authorized the listing of our common stock on the NYSE under the ticker symbol "WHG." Beginning on the first NYSE trading day after the spin-off, we expect that our common stock will trade on a "regular" basis. The term "regular" refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of a transaction.

   We cannot predict the prices at which our common stock may trade before the spin-off on a "when issued" basis or after the spin-off on a "regular" basis. These prices will be determined by the marketplace and may be significantly below the book value per share of our common stock. Until our common stock is fully distributed, an orderly trading market develops, and the market has fully analyzed our operations, prices at which trading in shares of our common stock occurs may fluctuate significantly. These prices may be influenced by many factors, including quarter to quarter variations in our actual or anticipated financial results or those of other companies in the industries or the markets that we serve, investor perception of our company and the asset management industry, and general economic and market conditions. In addition, the stock market in general has experienced extreme price and volume fluctuations that have affected the market price of many stocks and that have often been unrelated or disproportionate to the operating performance of these companies. These are just some factors that may adversely affect the market price of our common stock. See "Risk Factors--There has been no prior market for our common stock, and it is difficult to predict the prices at which our common stock might trade."

   Substantially all of the shares of our common stock that will be distributed in the spin-off will be eligible for immediate resale. In transactions similar to the spin-off, it is not unusual for a significant redistribution of shares to occur during the first few weeks or even months following completion of the transaction because of the differing objectives and strategies of investors who acquire shares of our common stock in the transaction. We are not able to predict whether substantial amounts of our common stock will be sold in the open market following the spin-off or what effect these sales may have on prices at which our common stock may trade. Sales of substantial amounts of our common stock in the public market during this period, the perception that any redistribution has not been completed or the prospect of our having to undertake a public offering of our common stock following the spin-off could materially affect the market price of our common stock.

   Shares of our common stock received in the spin-off by "affiliates" (as defined under Rule 144 under the Securities Act of 1933, as amended) will not be freely transferable. Persons who can be considered our affiliates after the spin-off generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, us, and include some of our officers and directors. Our affiliates may only sell common stock received in the spin-off:

  . under a registration statement that the SEC has declared effective under the Securities Act; or

  . under an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144, which limit sales by affiliates based on the average four-week trading volume or 1% of the outstanding common stock.

   Similarly, the shares of our common stock purchased by our executive officers from SWS in December 2001 cannot be resold unless the resale is registered with the SEC or an exemption from registration is available, such as the exemption pursuant to Rule 144. In the event these executive officers were to seek to sell the shares that they purchased from SWS pursuant to Rule 144, the one-year holding period requirement would apply.

   It is expected that shortly following the completion of the spin-off that the compensation committee of our Board of Directors will award options covering approximately 200,000 to 250,000 shares of our common stock at an exercise price equal to the closing price per share as reported by the NYSE on the grant date. These options will vest over four years with the initial portion of such options vesting one year after the date of grant. These options will be granted under the Westwood Holdings Group, Inc. Stock Incentive Plan. See "Management--Compensation of Executive Officers--Compensatory Plans and Arrangements--Westwood Stock Incentive Plan." Shares of our common stock issued upon exercise of these options will be registered on Form S-8 under the Securities Act and will, therefore, be freely transferable under the securities laws, except by affiliates as described above.

   SWS expects that its common stock will meet the continued listing standards of the NYSE and that its common stock will continue to trade on a regular basis under the symbol "SWS" following the spin-off. SWS common stock may also trade on a when-issued basis, reflecting an assumed post-spin-off value for SWS common stock. When-issued trading in SWS common stock, if available, could last from on or about the record date through the effective date of the spin-off. If when-issued trading in SWS common stock is available, SWS stockholders may trade their existing SWS common stock prior to the effective date of the spin-off in either the when-issued market or in the regular market for SWS common stock. If a stockholder trades in the when-issued market, he will have no obligation to transfer to a purchaser of SWS common stock the Westwood common stock such stockholder receives in the spin-off. If a stockholder trades in the regular market, the shares of SWS common stock traded will be accompanied by due bills representing the Westwood common stock to be distributed in the spin-off. If when-issued trading in SWS common stock is not available, neither the SWS common stock nor the due bills may be purchased or sold separately during the period from the record date through the effective date of the spin-off.

   If a when-issued market for SWS common stock develops, an additional listing for SWS common stock will appear on the NYSE. Differences may exist between the combined value of when-issued Westwood common stock plus when-issued SWS common stock and the price of SWS common stock during this period. Until the market has fully analyzed the operations of SWS without the operations of Westwood, the prices at which SWS common stock trades may fluctuate significantly.

   You should consider consulting your financial and tax advisors prior to making any decisions with respect to the purchase, retention or sale of shares of SWS common stock or Westwood common stock. Neither SWS nor Westwood makes recommendations on the purchase, retention or sale of your shares of SWS common stock or Westwood common stock.

           RELATIONSHIP BETWEEN SWS AND WESTWOOD AFTER THE SPIN-OFF

   This section of the information statement summarizes material agreements, including certain transition services, indemnification, tax and other matters, relating to the spin-off between SWS and us that will govern the ongoing relationships between the two companies after the spin-off and will provide for an orderly transition to our status as a separate, independent company. Additional or modified agreements, arrangements and transactions, which will be negotiated at arm's length, may be entered into between SWS and us after the spin-off. Our business consists of the businesses previously conducted by the Westwood asset management business of SWS. On an overall basis, our business will constitute substantially the same business as that previously conducted by the Westwood asset management business of SWS. You should also read the agreements, forms of which have been filed as exhibits to the registration statement on Form 10 of which this information statement forms a part.

Distribution Agreement

   The distribution agreement provides for:

  . the principal corporate transactions and procedures required to effect the spin-off; and

  . certain other agreements relating to the continuing relationship between SWS and us after the spin-off, as described below.

  Conditions to the Spin-Off

   The distribution agreement provides that the following conditions must be satisfied or waived before or as of the date of the spin-off for the spin-off to occur:

  . the SEC must have declared our registration statement on Form 10 effective under the Securities Exchange Act;

  . the NYSE must have approved the listing of our common stock, subject to official notice of issuance;

  . SWS's Board of Directors must be satisfied that the spin-off will be made out of surplus within the meaning of Section 170 of the General Corporation Law of the State of Delaware;

  . SWS's Board of Directors must have approved the spin-off and must not have abandoned, deferred or modified the spin-off at any time before the completion of the spin-off;

  . our Certificate of Incorporation and Bylaws, in substantially the forms filed as exhibits to the Form 10 and as described in this information statement, must be in effect;

  . we must receive approval of the change of control of Westwood Trust from the Texas Department of Banking or confirmation that a change of control of Westwood Trust has not occurred as a result of the spin-off; and

  . SWS and we must have executed and delivered the various ancillary agreements described in this section.

  Cross-Indemnification

   We and SWS have agreed to indemnify each other against certain liabilities with respect to which a claim is made within two years of the spin-off date. We have agreed to indemnify SWS and parties related to SWS from and against:

  . any and all damage, loss, liability and expense arising out of, or due to, our failure to discharge any of our obligations under the distribution agreement;

  . any and all damage, loss, liability and expense expressly assumed by us in the distribution agreement;

  . any and all damage, loss, liability and expense, whether arising before, on or after the spin-off, relating to us or arising from or in connection with the conduct of our business or the ownership or use of our assets in connection with our business;

  . any and all past and future liabilities or expenses up to $500,000 arising from or in connection with the Richard A. Boykin, Jr. Family Trust, for which we currently serve as trustee (such expenses to include unpaid trustee fees owed to us at the time of the spin-off but not thereafter); and

  . any and all damage, loss, liability and expense caused by any untrue statement or alleged untrue statement contained in this information statement or the registration statement of which it is a part or caused by any omission or alleged omission to state a material fact necessary to make the statements therein not misleading, if, and only to the extent that, such untrue statement or omission arises out of information provided by us for inclusion in this information statement or registration statement.

   SWS has agreed to indemnify us and parties related to us from and against:

  . any and all damage, loss, liability and expense arising out of, or due to, SWS's failure to discharge any of its obligations under the distribution agreement;

  . any and all damage, loss, liability and expense, whether arising before, on or after the spin-off, relating to SWS or arising from or in connection with the conduct of its business or the ownership or use of its assets in connection with its business (other than the business of Westwood);

  . any and all damage, loss, liability and expense arising out of, or due to, SWS's failure to discharge any of its obligations under the distribution agreement and the transition services agreement;

  . any and all past and future liabilities or expenses in excess of $500,000 arising from or in connection with the Richard A. Boykin, Jr. Family Trust, for which we currently serve as trustee (such expenses to include unpaid trustee fees owed to us at the time of the spin-off but not thereafter); and

  . any and all damage, loss, liability and expense caused by any untrue statement or alleged untrue statement contained in this information statement or the registration statement of which it is a part or caused by any omission or alleged omission to state a material fact necessary to make the statements therein not misleading, if, and only to the extent that, such untrue statement or omission arises out of information provided by SWS for inclusion in this information statement or registration statement.

   We have acted as corporate trustee for the Boykin Trust for several years. As corporate trustee, we recently filed a voluntary petition for bankruptcy on behalf of the Boykin Trust because it is subject to various pending legal actions, outstanding judgments and owes money to numerous creditors, including trustee fees and other amounts advanced by us that are owed to us in connection with our representation. The petition seeks the liquidation of the Boykin Trust's assets and seeks to maximize the distribution to the Boykin Trust's creditors on an equitable basis. The Boykin Trust's only asset with value is a large block of land that has been listed with a real estate broker. If we are successful in selling the land, it is uncertain whether such sale will provide enough proceeds to pay off the creditors of the Boykin Trust. If we acted with gross negligence or in bad faith while serving as the corporate trustee of the Boykin Trust, those creditors or other persons could assert actions against us.

   None of these indemnities applies to indemnification for income tax liabilities, which are addressed in the tax separation agreement described below under "Tax Separation Agreement." The distribution agreement also includes procedures for notice and payment of indemnification claims and generally provides that the indemnifying party may assume the defense of a claim or suit brought by a third party. Any indemnification amount paid under the indemnities will be paid net of the amount of any insurance or other amounts that would be payable by any third party to the indemnified party in the absence of the indemnity. In addition, the distribution agreement provides that if indemnification is unavailable or insufficient to hold the indemnified party harmless, the indemnifying party will contribute to the amount paid or payable in a manner appropriate to reflect all relevant equitable considerations.

  Employee Benefits

   The distribution agreement includes the following provisions relating to employee matters:

   Treatment of Employees and Plans in General. At the time of completion of the spin-off, SWS will retain responsibility for all its current employees (other than Westwood employees), whom we refer to as SWS employees, and we will retain responsibility for all of our employees (including persons absent from active service by reason of disability or otherwise), whom we collectively refer to as our employees or Westwood employees. At the time of completion of the spin-off, our employees will no longer be deemed employees of SWS. In connection with the spin-off, we will adopt employee benefit plans that will be substantially similar to certain plans provided to our employees by SWS, such as the SWS 401(k), medical, dental, disability and life insurance plans. Since the SWS plans provided to our employees will terminate as to those employees as of the spin-off, we expect our plans to be effective as of the date of the spin-off.

   Our active employees who participate in the SWS 401(k) Profit Sharing Plan (the "SWS 401(k) Plan") will cease active participation in that plan and will be given the opportunity to participate in the new Westwood 401(k) Profit Sharing Plan (the "Westwood 401(k) Plan"). At the time of the spin-off, Westwood employees will become 100% vested in their accounts in the SWS 401(k) Plan, and as soon as practicable following the spin-off, trustees for the SWS 401(k) Plan will transfer account balances under the SWS 401(k) Plan to the Westwood 401(k) Plan without forfeiture of any portion of the Westwood employees' account balances.

   Additionally, our active employees who participated in the SWS Deferred Compensation Plan ceased active participation in that plan and are being given the opportunity to participate in the new Westwood Deferred Compensation Plan. As soon as practicable following the spin-off, the trustee of the SWS Deferred Compensation Plan will transfer the accounts of the Westwood employees to the trustee of the Westwood Deferred Compensation Plan. Contemporaneously with the transfers of the assets to the Westwood Deferred Compensation Plan, SWS will transfer the related liability and unrealized holding gain accounts.

   Equity-Based Compensation. In connection with the spin-off and effective as of the completion of the spin-off, options granted to Westwood employees under the SWS Securities, Inc. Stock Option Plan and the SWS Securities, Inc. 1997 Stock Option Plan will become fully vested as of the date of the spin-off, and Westwood will be substituted for SWS as the employer of these employees. In addition, to the extent that SWS makes any adjustments to its outstanding options as a result of the spin-off, similar adjustments will be made to the SWS options held by Westwood employees.

  Restriction on Solicitation or Employment of Employees

   For a period of one year after the spin-off, we and SWS will agree not to, and to cause our subsidiaries not to, directly or indirectly:

  . solicit or otherwise attempt to induce or influence any employee of the other party or a subsidiary to leave employment with his or her then-current employer; or

  . employ any employee of the other party or a subsidiary of the other party, in each case without the consent of the other party.

   However, if an employee of SWS or Westwood is terminated or terminates employment within such one year period, the terminated employee shall be eligible to be hired by SWS or Westwood, as the case may be, at any time after 90 days following such employee's termination; provided that such solicitation or hiring is for a bona fide reason not intended to circumvent the non-solicitation provisions noted above.

  Access to Information; Provision of Witnesses; Confidentiality

   Under the distribution agreement, we and SWS will allow the other party and their specified representatives reasonable access to all records in our or its possession relating to the business and affairs of the other party as reasonably required. Access will be allowed for such purposes as audit, accounting, litigation, disclosure reporting and regulatory compliance. Each party will also use reasonable efforts to make available to the other party and its accountants, counsel and other designated representatives, upon written request, its directors, officers, employees and representatives as witnesses and will otherwise cooperate with the other party in connection with any proceeding arising out of its or the other party's business and operations before the spin-off. Subject to limited exceptions, we, SWS and our respective directors, officers, employees, agents, consultants and advisors will hold in strict confidence all information in our, its or their possession concerning the other party.

  Transaction Expenses

   The distribution agreement provides for each of SWS and us to pay our own expenses in connection with the spin-off.

Transition Services Agreement

   The transition services agreement provides for the continued provision of certain services by SWS to us, on a transitional basis, consistent with the historical provision of these services and the other terms of the transition services agreement. These services consist of human resources services and information technology and equipment services, such as Internet access and email; data lines; SOHO/VPN connections; desktop, server and application support; ILX or other equity quote services; equipment rental; website hosting and maintenance; and disaster recovery. SWS will provide the human resources services for $95/hour for the first 15 hours in any calendar week and $125/hour for any hours in excess of 15 in any calendar week. SWS will provide the information services at prices consistent with those charged to other SWS customers and the equipment services based on SWS's current lease payment for such equipment. In each case, SWS will provide such services effective as of the spin-off date to the extent that they are identified or described in the transition services agreement. SWS has agreed to provide human resources services for six months following the spin-off, information technology services for one year following the spin-off, and equipment services until the expiration of the lease relating to such equipment. We may terminate SWS's provision of any or all services under the transition services agreement upon 30 days' prior written notice to SWS. Upon the termination or expiration of that agreement, we will need to determine whether we will seek to continue the arrangement set forth in the agreement (subject to SWS's consent), internally develop the provision of services provided thereunder or seek to obtain such services from a third party. At this time we have not yet determined which of these options we will pursue.

   The transition services agreement also provides that SWS will retain us for a term of not less than one year to provide investment management and custodial services with respect to the SWS cash reserve funds. Following such one-year period, SWS may, at its option, upon no less than 30 days' prior written notice to Westwood, terminate such services.

Tax Separation Agreement

   We will be included in SWS's U.S. federal consolidated income tax group and any other consolidated, combined or unitary foreign, state and local tax group of SWS for all tax periods preceding the spin-off. Pursuant to a tax separation agreement with SWS, we are required to pay to SWS the portion of any taxes reported on the consolidated, combined or unitary tax returns filed by SWS for the 2002 tax year that are attributable to our business. For this purpose, the tax attributable to our business will be determined using SWS's historical method of computations as if we were not, and never were, a part of any consolidated group of SWS. We shall also be responsible for any increase (and will receive the benefit of any decrease) in any tax reported on these consolidated, combined or unitary tax returns that results from an audit by a tax authority (or other tax adjustment) of a tax attribute of us.

   SWS will be responsible for the preparation and filing of all non-consolidated tax returns relating to us, and the payment of any taxes relating to these returns, for all tax periods ending on or before the spin-off. With respect to any non-consolidated tax returns relating to us for tax periods that begin on or before, but end after, the spin-off ("straddle periods"), elections will be made to close the tax periods on the date of the spin-off if permissible under applicable law. With respect to any straddle period for which an election cannot be made, we shall be responsible for the preparation and filing of all non-consolidated returns relating to us, and the remittance of any taxes relating to these returns. SWS will indemnify us for the portion of any of these non-consolidated taxes that relate to the portion of the straddle period prior to the spin-off.

   We will be responsible for the preparation and filing of all tax returns (both consolidated and non-consolidated) relating to us, and the payment of any taxes relating to these returns, for all tax periods beginning after the spin-off.

   The tax separation agreement allocates responsibility between SWS and us with respect to any corporate income taxes for which SWS becomes liable by reason of a change-in-control of SWS or us resulting in the application of
Section 355(e) of the Code. The party responsible for triggering a change-in-control will bear any taxes that arise from the application of
Section 355(e) of the Code in connection with the spin-off.

                                DIVIDEND POLICY

   The declaration and payment of dividends is subject to the discretion of our Board of Directors. Any determination as to the payment of dividends, as well as the type and amount of such dividends, will depend on, among other things, general economic and business conditions, our strategic plans, our financial results and condition, and contractual, legal and regulatory restrictions on the payment of dividends by us. We are a holding company and, as such, our ability to pay dividends is subject to the ability of our subsidiaries to provide us with cash. We cannot provide any assurance that dividends will be declared and paid in the future.

   Westwood Trust is limited under applicable Texas law in the payment of dividends to undivided profits: that part of equity capital equal to the balance of net profits, income, gains, and losses since its formation date minus subsequent distributions to stockholders and transfers to surplus or capital under share dividends or appropriate Board resolutions. At March 31, 2002, Westwood Trust had undivided profits of approximately $449,000.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data of Westwood with respect to each of the three years in the period ended December 31, 2001, and as of December 31, 2001 and 2000, is derived from the audited consolidated financial statements of Westwood and should be read in conjunction with those statements, which are included in this information statement. The selected consolidated financial data for each of the two years in the period ended December 31, 1998, and as of December 1999, 1998 and 1997, and for the three months ended March 31, 2002, and 2001 is derived from the unaudited consolidated financial statements of Westwood. The unaudited selected consolidated financial data at March 31, 2002 and March 31, 2001, and for each of the three month periods then ended, should be read in conjunction with the unaudited consolidated financial statements of Westwood included in this information statement, and includes all adjustments, consisting of only normal recurring adjustments, which we consider necessary for the fair presentation of our financial position and results of operations for these periods. Operating results for the three months ended March 31, 2002 and March 31, 2001 are not necessarily indicative of the results that we will experience for the entire year. The data below reflects Westwood's results as it has historically been operated as a part of SWS, and these results may not be indicative of Westwood's future performance as an independent company following the spin-off. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this information statement.

                                      Three months
                                     ended March 31,
                                     (in thousands, except        Years ended December 31,
                                     per share amounts)    (in thousands, except per share amounts)
                                     --------------------- ---------------------------------------
                                      2002       2001      2001(1)   2000    1999    1998    1997
                                      -------    -------   -------  ------- ------- ------- -------
Statements of Income Data:
   Total revenues................... $ 5,532    $ 4,720    $19,587  $16,136 $11,336 $10,085 $ 6,585
   Total expenses...................   3,253      2,853     15,229    9,524   7,933   7,000   5,582
   Income before income taxes.......   2,279      1,867      4,358    6,612   3,403   3,085   1,003
   Provision for income tax expense.     893        727      3,097    2,628   1,469   1,294     452
   Net income.......................   1,386      1,140    $ 1,261  $ 3,984 $ 1,934 $ 1,791 $   551
   Earnings per share (2)........... $257.95    $212.14    $234.68  $741.45 $359.90 $333.34 $102.51

                                           As of
                                         March 31,              As of December 31,
                                       (in thousands)             (in thousands)
                                       -------------- --------------------------------------
                                            2002       2001    2000    1999    1998    1997
                                       -------------- ------- ------- ------- ------- ------
Balance Sheet Data:
   Cash and money market accounts.....    $ 8,652     $12,097 $ 9,572 $ 2,148 $ 3,264 $  864
   Total assets.......................     18,418      21,053  18,100  11,711  10,227  7,133
   Stockholders' equity...............     15,403      14,032  12,802   8,590   6,681  4,889
   Tangible book value per share (3)..    $ 2,438     $ 2,183 $ 1,940 $ 1,143 $   774 $  427

Assets Under Management (in millions):    $ 3,984     $ 4,120 $ 3,601 $ 2,373 $ 2,083 $1,688

--------
(1) Total expenses include a $4.0 million equity based compensation charge, reflecting (i) the difference in value of $3.4 million between the amount paid by our executive officers to SWS for shares of our common stock purchased by them and the value for financial reporting purposes of the shares on December 14, 2001 and (ii) the below market interest rate associated with the loans made by Westwood to the executive officers to enable them to purchase such shares. Total expenses would have been approximately $11,253,000 and net income would have been approximately $5,027,000 without the compensation charge.

(2) Reflects earnings per share based on the actual number of shares of our common stock outstanding on March 31, 2002. It is expected that our Board of Directors will approve a stock split in the form of a stock dividend to be effective as of an undetermined future date prior to the spin-off based on a formula that will cause our common stock held by SWS to equal one-fourth the number of shares of SWS common stock outstanding on the record date of the stock dividend. Were the stock split effective as of May 15, 2002, based on the number of shares of SWS common stock outstanding at that date, earnings per share would have been the following pro forma amounts:

                         Three months
                        ended March 31,         Year ended December 31,
                        --------------- ---------------------------------------
                         2002    2001    2001    2000    1999    1998    1997
                        ------- ------- ------- ------- ------- ------- -------
Earnings per share--
 As reported -- basic.. $257.95 $212.14 $234.68 $741.45 $359.90 $333.34 $102.51
 As reported -- diluted  257.95  212.14  234.68  741.45  359.90  333.34  102.51
 Pro forma -- basic....    0.26    0.21    0.23    0.74    0.36    0.33    0.10
 Pro forma -- diluted..    0.26    0.21    0.23    0.74    0.36    0.33    0.10

   However, excluding the $4.0 million equity based compensation charge discussed in note (1) above and including an additional $800,000 of expenses we have estimated we would have incurred in 2001 had we been a stand-alone public company, pro forma earnings per share for 2001 would have been $0.84 on both a basic and diluted basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a more detailed discussion of the additional estimated public company-related expenses.

(3) Calculated by dividing, at period end, stockholders' equity less goodwill by the number of common shares outstanding.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

   The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward looking statements as a result of various factors, including those set forth under "Risk Factors," elsewhere in this information statement. You should read the following discussion and analysis in conjunction with our consolidated financial statements and related notes thereto appearing elsewhere in this document.

Overview

   We manage investment assets and provide services for our clients through our two subsidiaries, Westwood Management and Westwood Trust. Westwood Management provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, mutual funds and clients of Westwood Trust. Westwood Trust provides to institutions and high net worth individuals trust and custodial services and participation in common trust funds that it sponsors. Our revenues are generally derived from fees based on a percentage of assets under management, and at March 31, 2002, Westwood Management and Westwood Trust collectively managed assets valued at approximately $4.0 billion. We have been providing investment advisory services since 1983 and, according to recognized industry sources, including Morningstar, Inc., when measured over multi-year periods, our principal asset classes have consistently ranked above the median in performance within their peer groups.

  Revenues

   We derive our revenues from investment advisory fees, trust fees and other revenues. Our advisory fees are generated by Westwood Management, which manages its clients' accounts under investment advisory and subadvisory agreements. Advisory fees are calculated based on a percentage of assets under management, and are paid in accordance with the terms of the agreements. Most of Westwood Management's advisory fees are paid quarterly in advance based on the assets under management on the last day of the preceding quarter. However, some fees are paid quarterly in arrears or are based on a daily or monthly analysis of assets under management for the stated period. Westwood Management recognizes revenues as services are rendered.

   Our trust fees are generated by Westwood Trust pursuant to trust or custodial agreements. Trust fees are separately negotiated with each client and are generally based on a percentage of assets under management, which in turn is influenced by the complexity of the operations of the trust and the services provided. Westwood Trust also provides trust services to a small number of clients on a fixed fee basis. Similar to advisory fees generated by Westwood Management, most trust fees are paid quarterly in advance and are recognized as services are rendered.

   Our other revenues generally consist of interest income, investment income and consulting fees. We invest most of our cash in money market funds, although we do invest smaller amounts in bonds and equity instruments. The most significant component of our other revenues is consulting fees paid to us by Gabelli Advisers, Inc.

  Assets Under Management

   Assets under management increased $574 million, or 16.8%, to $4.0 billion at March 31, 2002, compared with $3.4 billion at March 31, 2001. The growth in assets under management was principally attributable to assets from new clients.

   Assets under management increased $511 million, or 14.4%, to $4.1 billion at December 31, 2001, compared with $3.6 billion at December 31, 2000. The growth in assets under management was principally attributable to assets from new clients. Assets under management increased $1.2 billion, or 51.8%, to $3.6 billion at December 31, 2000, compared with $2.4 billion at December 31, 1999. The growth in assets under management was principally attributable to additional assets from new and existing clients, as well as market appreciation of assets under management.

                                         As of March 31,(1) As of December 31,(1)
                                         (in millions)         (in millions)                       % Change
                                         ------------------ --------------------  -----------------------------------------
                                                                                  March 31, 2002
                                                                                  vs. March 31,
                                          2002      2001     2001    2000   1999       2001      2001 vs. 2000 2000 vs. 1999
                                         ------    ------   ------  ------ ------ -------------- ------------- -------------
Westwood Management Corporation
   Separate Accounts.................... $2,239    $1,653   $2,185  $1,776 $1,295      35.4%          23.0%         37.2%
   Subadvisory..........................    447       717      678     825    316     (37.8)         (17.8)        161.6
   Gabelli Westwood Funds...............    521       478      501     429    377       9.0           16.7          13.8
   Managed Accounts.....................    131        85      119      91     --      53.4           31.9           N/A
                                         ------    ------   ------  ------ ------     -----          -----         -----
     Total..............................  3,338     2,934    3,483   3,121  1,988      13.8           11.6          57.0

Westwood Trust
   Commingled Funds.....................    504       351      477     353    261      43.6           35.1          35.2
   Private Accounts.....................     74        59       77      59     58      25.4           30.5           1.7
   Agency/Custody Accounts..............     68        66       83      68     66       3.0           22.1           3.0
                                         ------    ------   ------  ------ ------     -----          -----         -----
     Total..............................    646       476      637     480    385      35.7           32.7          24.7

Total Assets Under Management........... $3,984    $3,410   $4,120  $3,601 $2,373      16.8%          14.4%         51.8%
                                         ======    ======   ======  ====== ======     =====          =====         =====

--------
(1) The above table excludes the SWS cash reserve funds for which Westwood Management serves as investment advisor and Westwood Trust serves as custodian. The SWS cash reserve funds were $440 million and $378 million as of March 31, 2002 and March 31, 2001, respectively, and $500 million,
    $263 million and $187 million as of December 31, 2001, 2000 and 1999, respectively. These accounts are noted separately due to their unique nature within our business and because they can experience significant fluctuations on a weekly basis.

   Westwood Management. In the above table, "Separate Accounts" represent corporate pension and profit sharing plans, public employee retirement accounts, Taft Hartley plans, endowments, foundations and individuals. "Subadvisory" represents relationships where Westwood Management provides investment management services for funds offered by other financial institutions. "Gabelli Westwood Funds" represent the family of mutual funds for which Westwood Management serves as subadvisor. "Managed Accounts" represent relationships with brokerage firms and other registered investment advisors who offer Westwood Management's products to their customers.

   Westwood Trust. In the above table, "Commingled Funds" are established to facilitate investment of fiduciary funds of multiple clients by combining assets into a single trust for taxable and tax-exempt entities. "Private Accounts" represent discretionary accounts where Westwood Trust acts as trustee or agent and has full investment discretion. "Agency/Custody Accounts" represent non-discretionary accounts in which Westwood Trust provides agent or custodial services for a fee, but does not act in an advisory capacity.

  Matters Involving SWS Group, Inc.

   We were incorporated under the laws of the State of Delaware on December 12, 2001, as a subsidiary of SWS. Our principal assets consist of the capital stock of Westwood Management and Westwood Trust. After the spin-off, we will be an independent public company, with SWS having no continuing ownership interest in us. We have entered into various agreements with SWS that address the allocation of certain rights and obligations and that define our relationship with SWS after the spin-off, including a distribution agreement, a tax separation agreement and a transition services agreement. See "Relationship Between SWS and Westwood After the Spin-off."

   On December 14, 2001, SWS sold 1,064,668 shares of Westwood common stock, constituting 19.82% of Westwood's outstanding common stock, to five Westwood executive officers for an aggregate of $4.1 million, or $3.85 per share. Westwood's 2001 results of operations include a non-cash compensation expense of $4.0 million, reflecting (i) the difference in value of $3.4 million between the amount paid by the executive officers to

SWS for the shares of Westwood common stock and the value for financial reporting purposes of the shares on December 14, 2001 and (ii) the below market interest rate associated with the loans made by Westwood to the executive officers to enable them to purchase such shares. The purchase price for the shares sold by SWS to these executives was premised upon an understanding reached in October 2001 that SWS would sell the shares of Westwood common stock based on their value at September 30, 2001, and was based on a valuation as of September 30, 2001, covering the shares sold, which valuation was delivered to the SWS Board in December 2001 and took into account the fact that the shares represented a minority interest in closely held, non-marketable securities.

   Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, and reflect our historical financial position, results of operations and cash flows as a part of SWS. The financial information included in this information statement is not necessarily indicative of what our financial position, results of operations or cash flows would have been had we operated as an independent public company during the periods presented, nor is it necessarily indicative of our future performance as an independent public company. Our expenses have been allocated from SWS on the basis of our relative number of employees, relative revenues and other allocation bases. These allocated expenses represent services provided by SWS, including human resources, accounting, internal audit, income tax, legal, insurance and information technology.

Results of Operations

   The following table and discussion of our results of operations is based upon data derived from the consolidated statements of income contained in our consolidated financial statements and should be read in conjunction with these statements, which are included elsewhere in this information statement.

                                         Three months
                                             ended
                                           March 31,    Years ended December 31,
                                         (in thousands)     (in thousands)                        % Change
                                         -------------  -----------------------  -----------------------------------------
                                                                                 March 31, 2002
                                                                                 vs. March 31,
                                          2002    2001   2001     2000    1999        2001      2001 vs. 2000 2000 vs. 1999
                                         ------  ------ -------  ------- ------- -------------- ------------- -------------
Revenues
   Advisory fees........................ $4,212  $3,633 $14,918  $12,038 $ 8,650      15.9%          23.9%         39.2%
   Trust fees...........................  1,133     880   3,755    3,079   2,282      28.8           22.0          34.9
   Other revenues.......................    187     207     914    1,019     404      (9.7)         (10.3)        152.2
                                         ------  ------ -------  ------- -------     -----          -----         -----
     Total revenues.....................  5,532   4,720  19,587   16,136  11,336      17.2           21.4          42.3
Expenses
   Employee compensation and benefits...  2,220   2,089   8,042    6,890   5,345       6.3           16.7          28.9
   Equity based compensation charge.....     --      --   3,976       --      --       N/A            N/A           N/A
   Sales and marketing..................    120     131     485      452     425      (8.4)           7.3           6.4
   Information technology...............    222     241     818      730     748      (7.9)          12.1          (2.4)
   Professional services................    367      89     702      281     239     312.4          149.8          17.6
   General and administrative...........    324     303   1,206    1,171   1,176       6.9            3.0          (0.4)
                                         ------  ------ -------  ------- -------     -----          -----         -----
     Total expenses.....................  3,253   2,853  15,229    9,524   7,933      14.0           59.9          20.1
Income before income taxes..............  2,279   1,867   4,358    6,612   3,403      22.1          (34.1)         94.3
Provision for income tax expense........    893     727   3,097    2,628   1,469      22.8           17.8          78.9
                                         ------  ------ -------  ------- -------     -----          -----         -----
Net income                               $1,386  $1,140 $ 1,261  $ 3,984 $ 1,934      21.6%         (68.3)%       106.0%
                                         ======  ====== =======  ======= =======     =====          =====         =====

  Three months ended March 31, 2002 compared to three months ended March 31,
  2001

   Total Revenues. Our total revenues increased by 17.2% to $5.5 million for the three months ended March 31, 2002 compared with $4.7 million for the three months ended March 31, 2001. Advisory fees increased by 15.9% to $4.2 million for the three months ended March 31, 2002 compared with $3.6 million for the three months ended March 31, 2001 primarily as a result of increased assets under management derived from new clients. Trust fees increased by 28.8% to $1.1 million for the three months ended March 31, 2002 compared with $880,000 for the three months ended March 31, 2001 primarily due to increased trust assets under management. Other revenues, which generally consists of interest and investment income and consulting fees, decreased by 9.7% to $187,000 for the three months ended March 31, 2002 compared with $207,000 for the three months ended March 31, 2001. Other revenues decreased primarily as a result of lower interest income due to lower market interest rates, which was partially offset by better mark-to-market performance on investments compared to the 2001 period.

   Employee Compensation and Benefits. Employee compensation and benefits costs generally consist of salaries, benefits and incentive compensation. Employee compensation and benefits increased by 6.3% to $2.2 million for the three months ended March 31, 2002 compared with $2.1 million for the three months ended March 31, 2001. This increase resulted primarily from increased incentive compensation, which increase was largely based on growth in income before income taxes and also an increase in the number of investment professionals and other personnel.

   Sales and Marketing. Sales and marketing costs generally consist of costs associated with our marketing efforts, including travel and advertising costs. Sales and marketing costs decreased by 8.4% to $120,000 for the three months ended March 31, 2002 compared with $131,000 for the three months ended March 31, 2001. The decrease in these expenses is primarily the result of lower travel expenses.

   Information Technology. Information technology expenses generally consist of costs associated with computing hardware and software licenses, maintenance and support, telecommunications, proprietary investment research tools and other related costs. Information technology costs decreased by 7.9% to $222,000 for the three months ended March 31, 2002 compared with $241,000 for the three months ended March 31, 2001. The decrease in these expenses is primarily due to lower software maintenance expenses.

   Professional Services. Professional services expenses generally consist of costs associated with legal, audit and other professional services. Professional services expenses increased by 312.4% to $367,000 for the three months ended March 31, 2002 compared with $89,000 for the three months ended March 31, 2001. The increase in these expenses is primarily the result of legal and accounting costs associated with the spin-off from SWS, as well as legal expenses associated with the Boykin litigation and bankruptcy proceedings. See "Relationship Between SWS and Westwood After the Spin-off -- Distribution Agreement." We expect that our professional services expenses for 2002 will be somewhat higher than our expenses for 2001 largely due to expenses associated with the spin-off, the Boykin Trust matters and other compliance matters related to our being an independent, public company. We anticipate that our professional services expenses for 2003 will approximate or perhaps be somewhat lower than our 2001 professional services expenses.

   General and Administrative. General and administrative expenses generally consist of costs associated with the lease of our office space, investor relations, licenses and fees, depreciation, insurance, office supplies and other miscellaneous expenses. General and administrative expenses increased by 6.9% to $324,000 for the three months ended March 31, 2002 compared with $303,000 for the three months ended March 31, 2001. The increase in these expenses is primarily the result of increased investor relations expenses and charitable contributions, partially offset by the cessation of goodwill amortization. Effective January 1, 2002, we adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Upon adoption of SFAS 142 we discontinued our amortization of goodwill. Goodwill amortization during the three months ended March 31, 2001 was approximately $18,000. The adoption of SFAS 142 does not have a significant impact on the comparability of our earnings per share or net income.

   Provision for Income Tax Expense. Provision for income tax expense increased by 22.8% to $893,000 for the three months ended March 31, 2002 compared with $727,000 for the three months ended March 31, 2001, reflecting an effective tax rate of 39.2% and 38.9% for the three months ended March 31, 2002 and March 31, 2001, respectively.

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

   Total Revenues. Our total revenues increased by 21.4% to $19.6 million in 2001 from $16.1 million in 2000. Advisory fees increased by 23.9% to $14.9 million in 2001 from $12.0 million in 2000 primarily as a result of increased assets under management derived from new clients. Trust fees increased by 22% to $3.8 million in 2001 from $3.1 million in 2000 primarily due to increased trust assets under management. Other revenues decreased by 10.3% to $914,000 in 2001 from $1.0 million in 2000. Other revenues decreased primarily as a result of mark-to-market losses on investments.

   Employee Compensation and Benefits.   Employee compensation and benefits
increased by 16.7% to $8.0 million in 2001 from $6.9 million in 2000. This increase resulted primarily from increased incentive compensation, which increase was largely based on growth in income before income taxes (excluding the equity based compensation charge) and also an increase in the number of investment professionals and other personnel.

   Equity Based Compensation Charge. The $4.0 million equity based compensation charge in 2001 relates to the sale of a minority interest in Westwood to our executive officers by SWS and reflects (i) the difference in value of $3.4 million between the amount paid by our executive officers to SWS for shares of our common stock purchased by them and the value for financial reporting purposes of the shares on December 14, 2001 and (ii) the below market interest rate associated with the loans made by Westwood to the executive officers to enable them to purchase such shares.

   Sales and Marketing.   Sales and marketing costs increased by 7.3% to
$485,000 in 2001 from $452,000 in 2000. The increase in these expenses is primarily the result of expanded business development activities.

   Information Technology.   Information technology costs increased by 12.1% to
$818,000 in 2001 from $730,000 in 2000. The increase in these expenses is primarily due to additional expenditures for new proprietary investment research tools, as well as a dedicated effort to enhance the automation and efficiency of our back office operations.

   Professional Services.   Professional services expenses increased by 149.8%
to $702,000 in 2001 from $281,000 in 2000. The increase in these expenses is primarily the result of legal and accounting costs associated with the spin-off from SWS, as well as legal expenses associated with the Boykin Trust litigation and bankruptcy proceedings. See "Relationship Between SWS and Westwood After the Spin-off -- Distribution Agreement."

   General and Administrative.   General and administrative expenses increased
by 3.0% to $1.2 million in 2001. The increase in these expenses is primarily the result of increased usage of office supplies and higher custody fees related to our international fund.

   Provision for Income Tax Expense. Provision for income tax expense increased by 17.8% to $3.1 million in 2001 from $2.6 million in 2000, reflecting an effective tax rate of 71.1% and 39.7% for 2001 and 2000, respectively. The increase in the effective tax rate resulted from the non-deductibility of most of the equity based compensation charge incurred in 2001.

  Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

   Total Revenues. Our total revenues increased by 42.3% to $16.1 million in 2000 from $11.3 million in 1999. Advisory fees increased by 39.2% to $12.0 million in 2000 from $8.7 million in 1999 primarily as a result of increased assets under management, which in turn was attributable to new assets from new and existing clients as well as market appreciation in assets under management. Trust fees increased by 34.9% to $3.1 million in 2000 from $2.3 million in 1999 as a result of increased trust assets under management. Other revenues increased by 152.2% to $1.0 million in 2000 from $404,000 in 1999. Other revenues increased primarily as a result of higher interest income and mark-to-market gains on investments.

   Employee Compensation and Benefits. Employee compensation and benefits costs increased by 28.9% to $6.9 million in 2000 from $5.3 million in 1999. This increase resulted primarily from increased incentive compensation, which increase was largely based on growth in income before income taxes as well as an increase in the number of personnel.

   Sales and Marketing. Sales and marketing costs increased by 6.4% to $452,000 in 2000 from $425,000 in 1999. The increase in these expenses is the result of expanded business development activities.

   Information Technology. Information technology expenses decreased by 2.4% to $730,000 in 2000 from $748,000 in 1999. These expenses remained relatively constant year to year.

   Professional Services. Professional services expenses increased by 17.6% to $281,000 in 2000 from $239,000 in 1999. The increase in these expenses is primarily a function of a higher need for professional services commensurate with the growth in our assets under management and new accounts.

   General and Administrative. General and administrative expenses decreased by 0.4% to $1.2 million in 2000. These expenses remained relatively constant from year to year.

   Provision for Income Tax Expense. Provision for income tax expense increased by 78.9% to $2.6 million in 2000 from $1.5 million in 1999, reflecting an effective tax rate of 39.7% and 43.2% for 2000 and 1999, respectively. A decrease in the effective tax rate is due to the fact that we were no longer subject to New York state and city income taxes in 2000.

Liquidity and Capital Resources

   In general, we have not historically relied on SWS to provide us with capital to fund the operations of our business. We have funded our operations and cash requirements with cash generated from operating activities. As a result, we do not believe that the additional expenses associated with the spin-off and our being an independent public company will have a material effect on our liquidity and capital resources in the near term. However, had we been an independent public company in 2001, we estimate that our total expenses would have been approximately $800,000 higher than those reflected in the consolidated financial statements. The increase in expenses includes, without limitation, increased public company compliance costs, employee compensation, insurance costs, legal expenses, and accounting and payroll costs. The foregoing estimate of higher expenses is not necessarily an accurate measure of what our stand-alone expenses would have been in 2001 or will be in the future, and our expenses could be higher. The costs we actually incur in the future will depend on the market for these services when they are actually purchased and the size and nature of our future operations.

   As of March 31, 2002, we had no long-term debt. The changes in net cash provided by operating activities generally reflect the changes in earnings plus the effect of non-cash items and changes in working capital. Changes in working capital, especially accounts receivable and accounts payable, are generally the result of timing differences between collection of fees billed and payment of operating expenses.

   During the three months ended March 31, 2002, cash flow used in operating activities, principally our investment advisory business, was $3.4 million. During 2001, we generated cash flow from operating activities of $7.3 million. During 2000, we generated $5.5 million of cash flow from operating activities. At March 31, 2002, December 31, 2001 and 2000, we had working capital of $11.1 million, $11.2 million and $10.1 million, respectively.

   Cash flow provided by investing activities during the three months ended March 31, 2002 was $4.3 million, and was primarily related to the sale of money market funds to make incentive compensation payments. Cash used in investing activities during 2001 was $7.4 million, and was primarily related to the investment of excess cash balances. Cash used in investing activities during 2000 was $1.8 million, and was primarily related to the investment of excess cash balances.

   There were no financing activities during the three months ended March 31, 2002. Cash used in financing activities during 2001 was $4.1 million and was related to the funding of loans used to enable our executive officers to purchase shares of our common stock from SWS. The loans bear interest at the rate of 3.93% per annum, payable annually, with the principal payable at maturity on the ninth anniversary of the date of the loans. There were no financing activities during 2000.

   We had cash and money market funds of $8.7 million at March 31, 2002. We had cash and money market funds of $12.1 million at December 31, 2001, as compared to $9.6 million at December 31, 2000. The increase in our liquidity over these annual periods was principally due to an increase in money market funds of $6.7 million, offset by a decrease in cash of $4.1 million. The decrease in cash was primarily due to our funding of loans of $4.1 million in 2001 to our executive officers to enable them to purchase shares of our common stock from SWS. We had no liabilities for borrowed money at March 31, 2002, December 31, 2001 or December 31, 2000, and our accounts payable were paid in the ordinary course of business for each of the periods then ended.

   Our future liquidity and capital requirements will depend upon numerous factors. We believe that current cash and short-term investment balances and cash generated from operations will be sufficient to meet the operating and capital requirements of our ordinary business operations through at least the next twelve months. However, there can be no assurance that we will not require additional financing within this time frame. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary. The failure to raise needed capital on attractive terms, if at all, could have a material adverse effect on our business, financial condition and results of operations.

Quantitative and Qualitative Disclosures About Market Risk

   Westwood utilizes various financial instruments, which entail certain inherent market risks. We do not currently participate in any hedging activities, nor do we currently utilize any derivative financial instruments. The following information describes the key aspects of certain financial instruments that have market risks.

  Interest Rate

   Our cash equivalents and other investment instruments are exposed to financial market risk due to fluctuation in interest rates, which may affect our interest income. These instruments are not entered into for trading purposes. We do not expect our interest income to be significantly affected by a sudden change in market interest rates. However, the value of assets under management is affected by changes in interest rates. Since we derive a substantial portion of our revenues from investment advisory and trust fees based on the value of assets under management, our revenues may be adversely affected by changing interest rates.

Expected Change in Independent Accountants



   Our management has determined that we will dismiss Arthur Andersen LLP as our independent accountants. The dismissal of Arthur Andersen will be effective upon our Board of Directors taking definitive action. The audit reports of Arthur Andersen on our consolidated financial statements as of and for the fiscal years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.



   During the two most recent fiscal years ended December 31, 2001, and the subsequent interim period through June 4, 2002, there were no disagreements between Arthur Andersen and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.



   None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K have occurred within the two most recent fiscal years ended December 31, 2001 or within the interim period through June 4, 2002.



   Arthur Andersen has been provided with a copy of this disclosure and has furnished a letter addressed to the SEC stating that they agree with the above statements. A copy of Arthur Andersen's letter to the SEC is filed as Exhibit 16 to the registration statement on Form 10 of which this information statement forms a part.

                                   BUSINESS

General

   We manage investment assets and provide services for our clients through our two subsidiaries, Westwood Management and Westwood Trust. Westwood Management provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, mutual funds and clients of Westwood Trust. Westwood Trust provides to institutions and high net worth individuals trust and custodial services and participation in common trust funds that it sponsors. Our revenues are generally derived from fees based on a percentage of assets under management, and at March 31, 2002, Westwood Management and Westwood Trust collectively managed assets valued at approximately $4.0 billion. We have been providing investment advisory services since 1983 and, according to recognized industry sources, including Morningstar, Inc., when measured over multi-year periods, our principal asset classes have consistently ranked above the median in performance within their peer groups.

   The core of our business is dependent on our client relationships. We believe that in addition to investment performance, client service is paramount in the asset management business. As such, a major focus of our business strategy is to continue building strong relationships with clients to better enable us to anticipate their needs and to satisfy their investment objectives. Our team approach ensures efficient, responsive service for our clients. Our future success will depend to a significant degree on both investment performance and our ability to provide responsive client service.

   The NYSE has authorized the listing of our common stock on the NYSE under the ticker symbol "WHG." We maintain a website at www.westwoodgroup.com. Information found on our website is not a part of this information statement.

Westwood Management Corporation

  General

   Westwood Management provides investment advisory services to large institutions, including corporate pension funds, public retirement plans, endowments, foundations and mutual funds, having at least $25 million in assets.

   Our overall investment philosophy is determined by Susan M. Byrne and, with respect to the bulk of assets under management, is focused on achieving a superior, risk-adjusted return by investing in companies that are positioned for growth but are not fully recognized in the marketplace. This investment approach is designed to preserve capital in unfavorable periods and to provide superior real returns over the long term. Ms. Byrne has worked in the investment arena for more than 30 years. Westwood Management's investment advisory team also includes 15 additional portfolio managers, trading and research professionals, all of whom have substantial investment management experience. The continuity of the team and its years of experience are critical elements in successfully managing investments.

  Managed Asset Classes

   Asset Management. We provide clients with a broad range of investment asset classes designed to meet varying investment objectives. This affords our clients the opportunity to meet their investment objective through the use of one management advisor. More than half of our assets under management are invested in our Large Cap Equity asset class, although the portion of assets under management in other asset classes has been growing. The following sets forth the various asset classes currently managed by Westwood Management:

      LargeCap Equity: Investments in equity securities of approximately 40 well-seasoned companies with market capitalizations generally over $10 billion. Our strategy for this portfolio is to focus on investing in companies that provide earnings through operational improvements and can be purchased inexpensively.

      SMidCap Equity: Investments in equity securities of approximately 35-45 companies with market capitalizations of $250 million to $7.5 billion. Similar to the LargeCap Equity asset class, we seek to discover the same kinds of operational improvements but within mid-size companies, which offer attractive risk/return profiles.

      SmallCap Equity: Investments in approximately 65 growth companies with market capitalizations between $100 million and $1.5 billion at the time of purchase. Our approach to growth investing is more conservative than many managers of growth portfolios. We focus on small companies whose earnings are accelerating and are positioned for sustainable future growth.

      Balanced: Investments in a combination of equity and fixed income securities, which are designed to provide both growth opportunities and income, while also placing emphasis upon asset preservation in "down" markets. Westwood Management applies its expertise in dynamic asset allocation and security selection in carrying out this balanced strategy approach.

      Real Estate Investment Trusts (or REITs): Investments in the publicly traded equity securities of approximately 50 real estate investment trusts. Our investment process incorporates a quantitative ranking system where each real estate sector and related stocks are evaluated. Westwood Management then makes investment selection based on qualitative research of the top-ranked REITS within our proprietary ranking system.

      Fourth Wave: Investments in equity securities of approximately 30-50 companies with varying market capitalizations. The fund focuses on identifying innovative companies with the highest potential for revenue and earnings growth. The fund invests in the higher growth segments of the economy, including the technology, healthcare and capital equipment sectors.

      Fixed Income Core/Intermediate Bonds: Investments in high-grade, intermediate term, corporate and government bonds. We seek to add value to client portfolios through yield curve positioning and investment in improving credit quality.

   Each asset class is a portfolio of equity and/or fixed income securities determined by Westwood Management's portfolio managers to best provide the long term returns consistent with Westwood Management's investment philosophy. Our portfolio managers make decisions for all of Westwood Management's asset classes in accordance with the investment objectives and policies of such classes, including determining when and which securities to purchase and sell.

   We employ various strategies, including a value-oriented approach as well as others that are more closely correlated to growth investing, in managing our asset classes. The common thread that permeates through our investment strategies is our focus on a disciplined approach to controlling risk and preserving the core value of the assets under management whenever possible. The LargeCap Equity asset class has a greater emphasis on identifying companies where earnings result from actual operational improvements and not manufactured improvements occurring through financial statement adjustments. Our desire to prevent the loss of the core value of the assets under management is the overriding objective of this strategy, even if the cost is the loss of opportunity for potentially higher earnings. The growth strategy seeks to primarily invest in companies that are leaders in their industry or sector and are worthy of paying a slight premium relative to their growth rate. However, the growth strategy incorporates an element of risk control through investments in steady and stable growth companies, thus controlling downside losses in the total portfolio. Whether through investments in leaders of industry or in companies that provide steady and stable growth, Westwood Management seeks to consistently demonstrate superior performance relative to industry peers and the broad market.

   More than two-thirds of our assets under management are invested in equity securities of companies with a large market capitalization. As a consequence, we are particularly susceptible to the volatility associated with changes in the market for large capitalization stocks. Due to this concentration, any change or reduction in such markets, including a shift of Westwood Management clients' and potential clients' preference from investments in equity securities of large capitalization stocks to other equity or fixed income securities could have a significant negative impact on our business.

   When measured over multi-year periods, Westwood Management's principal asset classes have consistently ranked above the median within their peer groups in performance according to recognized industry sources, including Morningstar, Inc. For the ten-year period ending on December 31, 2001, our LargeCap Equity, Balanced and Fixed Income asset classes have ranked in the top quartile in their peer groups. However, it should be noted that when considering the results of 2001 alone, the asset classes comprising the bulk of assets under management performed below the median within their peer groups.

   Our assets under management have grown 73.3% from December 31, 1999 through December 31, 2001. Our ability to obtain such growth is a result of our competitive long-term performance record and our strong relationship with consulting firms throughout the nation. We are continually looking for opportunities to expand our asset classes in terms of growing our existing asset classes and developing new portfolios focusing on investment areas that are not currently part of our asset classes under management. We intend to grow our asset classes either internally or by acquiring new asset classes from third parties, as discussed under "--Growth Strategies" below. Our growth strategy not only provides our clients more investment opportunities, but also diversifies our assets under management, thereby reducing our risk in any one area of investment and increasing our competitive ability to attract new clients.

   Cash Management. Westwood Management also provides cash management and custodial services for the SWS cash reserve funds. The SWS cash reserve funds totaled $440 million at March 31, 2002. Westwood Management charges a fee based on the total amount of cash assets under management. Following the spin-off, Westwood Management will continue to provide cash management and custodial services with respect to the SWS cash reserve funds for a term of not less than one year for a fee mutually agreed to by the parties. See "Relationship Between SWS and Westwood After the Spin-off -- Transition Services Agreement."

  Advisory and Subadvisory Service Agreements

   Westwood Management manages accounts of its clients under investment advisory and subadvisory agreements. These agreements are usually terminable upon short notice and provide for compensation based on the market value of the client's assets under management. Our fees are generally payable in advance on a calendar quarterly basis. Pursuant to these agreements, Westwood Management provides overall investment management services, including providing advice and recommendations concerning investments and reinvestments in conformity with the investment objectives and restrictions posed by the clients. Unless otherwise directed in writing by our client, Westwood Management has the authority to vote all proxies with respect to client's assets.

   Westwood Management is also a party to subadvisory agreements with other investment companies under which it performs substantially the same services as it does under its advisory agreements. However, the investment strategy adopted for a particular client is subject to supervision and review by the client. Our fees are computed daily based upon the daily net assets of the client and are payable on a monthly basis. As with our advisory agreements, these agreements are terminable upon short notice.

   Under our subadvisory agreement with Gabelli Advisers, Inc., Westwood Management provides investment advisory services to the Gabelli Westwood family of funds. The Gabelli Westwood Equity Fund is a large cap fund with assets consisting of securities valued at approximately $312 million as of March 31, 2002. As of that date, Morningstar, Inc. awarded the Gabelli Westwood Equity Fund a four star rating. Westwood Management owns shares of Class A Common Stock representing an 18.8% economic interest in Gabelli Advisers, Inc.

   Our four largest clients accounted for approximately 21.1% of total revenues for the twelve months ended March 31, 2002, and we are therefore dependent to a significant degree on our ability to maintain our existing relationships with these clients. There can be no assurance that we will be successful in maintaining our existing client relationships or in securing additional clients.

Westwood Trust

  General

   Westwood Trust provides to institutions and high net worth individuals having at least $1 million in assets under management trust and custodial services and participation in common trust funds that it sponsors. Westwood Trust seeks to define and improve the risk/return profile of the client's investment portfolio by complementing or enhancing existing investment strategies. Westwood Trust also provides back office services to its clients, including tax reporting, distribution of income to beneficiaries, preparation of trust and account statements and attending to the special needs of particular trusts. Westwood Trust serves as trustee for tax and estate-planning purposes, as well as for special needs trusts. Westwood Trust is chartered and regulated by the Texas Department of Banking.

   Westwood Trust primarily provides services for employee benefit trusts and personal trusts. Employee benefit trusts include retirement plans of businesses to benefit their employees, such as defined contribution plans, pensions and 401(k) plans. Westwood Trust may be appointed trustee and provide administrative support for these plans, as well as investment advisory and custodial services. Personal trusts are developed to achieve a number of different objectives, and Westwood Trust acts as trustee to these trusts and assists in developing tax advantaged trust portfolios for them. The fees charged by Westwood Trust are separately negotiated with each client and are based on the complexity of the operations of the trust and the amount of assets under management.

  Services

   Westwood Trust undertakes a fiduciary responsibility toward the management of each client's financial affairs and utilizes a consultative asset allocation approach. This approach involves Westwood Trust examining the client's financial affairs, including the client's portfolio of investments, and advising the client on ways in which it can enhance its investment returns and financial position. Westwood Trust also provides custodial services, which includes advising clients on the investment and reinvestment of their assets, and providing safekeeping and accounting services.

  Common Trust Funds

   Westwood Trust sponsors a number of common trust funds in which we commingle clients' assets to achieve economies of scale. Our common trust funds fall within two basic categories: personal trust and employee benefit trust. We sponsor common trust funds for most of the asset classes managed by Westwood Management. We also engage third party subadvisors to supplement the management services provided by Westwood Management for some of our common trust funds, such as our International Equity and High Yield Bond common trust funds.

Growth Strategy

   We believe that we have established a strong platform to support future growth, deriving our strength in large part from the experience and capabilities of our management team and skilled investment professionals. We believe that assembling this focused, stable team has contributed in large part to our solid investment performance results, quality customer service and a growing array of asset classes under management. Opportunities for our future growth are expected to come from existing and new clients, strategic acquisitions and alliances and the continued strengthening of our brand name.

   Generate growth from new and existing clients. As our primary business objective, we intend to maintain and enhance existing client relationships by continuing to provide solid investment performance results and a high level of quality service to existing clients. Additionally, we will pursue growth from new clients through targeted sales and marketing efforts that emphasize our performance results and client services.

   Attract and retain key employees. In order to achieve our client relationship objectives, we must be able to retain and attract talented investment professionals. We believe that we have created a workplace environment in which intense, client-oriented individuals thrive. Following the completion of the spin-off, we will be able to offer to our key employees a compensation program that includes strong equity incentives so that the success of our clients will be closely tied to the success of our key employees. We believe this is a critical ingredient to continuing to build a stable, client-focused environment.

   Pursue strategic acquisitions and alliances. While we will not initially seek new alliances, we will evaluate strategic acquisition, joint venture and alliance opportunities over time. We may, in time, have an interest in pursuing asset management firms or trust companies that have assets with respect to which we have expertise or those that appear appropriate as a means of expanding the range of our asset classes. By acquiring investment firms that successfully manage asset classes in which we do not specialize, we could attract new clients and provide our existing clients with a more diversified range of asset classes.

   Continue strengthening our brand name. We believe that the strength of our brand name has been a key ingredient to our long-term tenure in the investment industry and will be instrumental to our future success. We have developed our strong brand name largely through high profile coverage in various investment publications and electronic media. In particular, Ms. Byrne enjoys a highly visible presence in print and electronic media, which also enhances our brand name. We will continue to find creative ways to strengthen our brand name, as well as continue our successful marketing practices.

Competition

   We are subject to substantial and growing competition in all aspects of our business. Barriers to entry to the asset management business are relatively low, and our management anticipates that we will face a growing number of competitors. Although no one company dominates the asset management industry, many companies are larger, better known and have greater resources than us.

   Further, we compete with other asset management firms on the basis of asset classes offered, the investment performance of those asset classes in absolute terms and relative to peer group performance, quality of service, fees charged, the level and type of compensation offered to key employees, and the manner in which asset classes are marketed. Many of our competitors have more asset classes and services and may also have substantially greater assets under management.

   We compete against an ever-increasing number of investment dealers, banks, insurance companies and others that sell equity funds, taxable income funds, tax-free investments and other investment products. Also, the allocation by many clients of assets away from active equity investment to index funds, fixed income or similar asset classes has enhanced the ability of firms offering non-equity asset classes and passive equity management to effectively compete with us. In short, the competitive landscape in which we operate is both intense and dynamic, and there can be no assurance that we will be able to compete effectively in the future as an independent company.

   Additionally, most prospective clients perform a thorough review of an investment manager's background, investment policies and performance before committing assets to that manager. In many cases, prospective clients invite a number of competing firms to make presentations. The process of obtaining a new client typically takes twelve to eighteen months from the time of the initial contact. While we have achieved a degree of success in competing successfully for new clients, it is a process to which we must dedicate significant resources over an extended period, with no certainty of success.

Regulation

  Westwood Management

   Virtually all aspects of our business are subject to various federal and state laws and regulations. These laws and regulations are primarily intended to protect investment advisory clients and stockholders of registered investment companies. Under such laws and regulations, agencies that regulate investment advisers, such as ourselves, have broad administrative powers, including the power to limit, restrict or prohibit such an adviser from carrying on its business in the event that it fails to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures and fines. We believe that we are in substantial compliance with all material laws and regulations.

   Our business is subject to regulation at both the federal and state level by the SEC and other regulatory bodies. Westwood Management is registered with the Commission under the Investment Advisers Act of 1940 and under the laws of various states. As a registered investment adviser, Westwood Management is regulated and subject to examination by the SEC. The Investment Advisers Act imposes numerous obligations on registered investment advisers, including fiduciary duties, record keeping requirements, operational requirements, marketing requirements and disclosure obligations. Under the rules and regulations of the SEC promulgated pursuant to the federal securities laws, we are subject to periodic examination by the SEC and the National Association of Securities Dealers, Inc. The SEC is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act, ranging from censure to termination of an investment adviser's registration. In addition, the NASD, as a self-regulatory organization, is authorized to institute proceedings and impose sanctions against members for violations of its rules and guidelines, which may include censure, suspension, expulsion, limitation of activities, functions and operations, or any other appropriate sanction. The failure of Westwood Management to comply with the requirements of the SEC or the NASD could have a material adverse effect on Westwood. We believe that we are in substantial compliance with the requirements of the regulations under the Investment Advisers Act and with the rules and guidelines established by the NASD.

   We derive a substantial amount of our revenues from investment advisory services through our investment management agreements. Under the Investment Advisers Act, our investment management agreements terminate automatically if assigned without the client's consent. Under the Investment Company Act, advisory agreements with registered investment companies, such as the mutual funds for which we act as subadvisor, terminate automatically upon assignment. The term "assignment" is broadly defined and includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of a controlling interest in us or Westwood Management. We do not believe that the spin-off will constitute an assignment under any such investment management or advisory agreements.

   Various regulations also cover certain investment strategies that may be used by Westwood Management for hedging purposes. To the extent that Westwood Management purchases futures contracts, Westwood Management may be subject to the commodities and futures regulations of the Commodity Futures Trading Commission.

  Westwood Trust

   Westwood Trust also operates in a highly regulated environment and is subject to extensive supervision and examination. As a Texas chartered trust company, Westwood Trust is subject to the Texas Finance Code, the rules and regulations promulgated under that act and supervision by the Texas Department of Banking. These laws are intended primarily for the protection of Westwood Trust's clients and creditors, rather than for the benefit of investors. The Finance Code provides for and regulates a variety of matters, such as:

  .  minimum capital maintenance requirements;

  .  restrictions on dividends;

  .  restrictions on investments of restricted capital;

  .  lending and borrowing limitations;

  .  prohibitions against engaging in certain activities;

  .  periodic examinations by the office of the Commissioner;

  .  furnishing periodic financial statements to the Commissioner;

  .  fiduciary record-keeping requirements;

  .  bonding requirements for the protection of clients; and

  . prior regulatory approval for certain corporate events (for example, mergers, sale/purchase of all or substantially all of the assets and transactions transferring control of a trust company).

   The Finance Code also gives the Commissioner broad regulatory powers (including penalties and civil and administrative actions) if the trust company violates certain provisions of the Finance Code or conservatorship or closure if Westwood Trust is determined to be in a "hazardous condition" (as the law defines that term).

   As required by the Finance Code, Westwood Trust maintains minimum restricted capital of $1 million; however, the Finance Code permits the Commissioner to require trust companies on a case-by case basis to maintain additional capital. In addition, under Texas law, Westwood Trust generally cannot have liabilities, which exceed five times its restricted capital. At March 31, 2002, Westwood Trust had total liabilities of approximately $339,000.

   Westwood Trust is limited by the Finance Code in the payment of dividends to undivided profits: that part of equity capital equal to the balance of net profits, income, gains, and losses since its formation date minus subsequent distributions to stockholders and transfers to surplus or capital under share dividends or appropriate Board resolutions. At March 31, 2002, Westwood Trust had undivided profits of approximately $449,000.

   We are subject to the Employee Retirement Income Security Act of 1974, as amended, and to the related regulations, insofar we are a "fiduciary" under ERISA with respect to some of our clients. ERISA and applicable provisions of the Code impose certain duties on persons who are fiduciaries under ERISA or who provide services to ERISA plan clients and prohibit certain transactions involving ERISA plan clients. Our failure to comply with these requirements could have a material adverse effect on us.

Employees

   At March 31, 2002, we had 42 full-time employees, 16 of whom are portfolio managers, trading and research professionals, 13 of whom are marketing and client service professionals and 13 of whom are administrative and reporting personnel. None of our employees are represented by a labor union, and we consider our employee relations to be good.

Properties

   We conduct our principal operations through a leased property with approximately 13,500 square feet located in Dallas, Texas. The lease agreement expires in July 2004. We believe that our facilities are adequate to serve our currently anticipated business needs.

Legal Proceedings

   We are subject from time to time to certain claims and legal proceedings arising in the ordinary course of our business.

                                  MANAGEMENT

   The following table sets forth information regarding our current executive officers and directors. We currently have five directors. Each of the directors below has been elected to serve until the next annual meeting of stockholders and his or her successor has been elected and has been qualified, or until the director's earlier death, resignation or removal.

     Name                      Age                Principal Position
     ----                      ---                ------------------
Susan M. Byrne................ 55  Chairman of the Board of Directors, Chief
                                     Executive Officer, Treasurer and Director

Brian O. Casey................ 39  President, Chief Operating Officer, Secretary and
                                     Director

Patricia R. Fraze............. 58  Executive Vice President and Director of
                                     Westwood Management and Director of
                                     Westwood Trust

Lynda J. Calkin............... 50  Senior Vice President and Director of Westwood
                                     Management

Joyce A. Schaer............... 36  Senior Vice President and Director of Westwood
                                     Management

Frederick R. Meyer (1)(2)..... 74  Director

Jon L. Mosle, Jr. (1)(2)...... 72  Director

Raymond E. Wooldridge (1)..... 63  Director

--------
(1) Audit committee member.
(2) Compensation committee member; it is expected that Mr. Wooldridge will become a member of the compensation committee after the spin-off.

   Susan M. Byrne has served as Chairman of the Board of Directors, Chief Executive Officer and director of Westwood since its inception in December 2001. Ms. Byrne is the founder of Westwood Management and has served as its Chairman of the Board, President and Chief Investment Officer since 1983. She served as a director of Westwood Trust from 1996 to 1999. Ms. Byrne serves as a member of the Board of the University of Texas Investment Management Company. She also serves as the Vice-chair of the Board of Trustees for the City of Dallas Employees Retirement Fund and Chair of the Investment Committee for The First Presbyterian Church of Dallas Foundation.

   Brian O. Casey has served as President, Chief Operating Officer and director of Westwood since its inception in December 2001. Mr. Casey has served as Executive Vice President and Chief Operating Officer of Westwood Management since 2000 and as the President and as a director of Westwood Trust since 1996. Prior to his appointment to those positions, Mr. Casey served as the Vice President of Marketing and Client Services of Westwood Management from 1992 to 1996.

   Patricia R. Fraze has served as Executive Vice President of Westwood Management since 1995 and as Director, Client Services, since 2000. Ms. Fraze serves as a director of Westwood Management and Westwood Trust. Ms. Fraze joined Westwood in 1990 as Vice President and fixed income analyst and subsequently served as Portfolio Manager for fixed income and balanced portfolios. Prior to joining Westwood, Ms. Fraze was Vice President, Portfolio Strategies and Fixed Income Research at Drexel Burnham Lambert and also spent twenty-two years in mathematics education at both the secondary and graduate level.

   Lynda J. Calkin, CFA, has served as Senior Vice President and Portfolio Manager for Westwood Management since 1993. Ms. Calkin serves as a director of Westwood Management. Prior to joining Westwood, Ms. Calkin was a Vice President and Portfolio Manager at Hourglass Capital Management from 1989 to 1993. Ms. Calkin also served as an equity analyst at MSecurities from 1984 to 1989.

   Joyce A. Schaer has served as Director of Marketing for Westwood Management since 1997 and was promoted to Senior Vice President in 2000. Ms. Schaer serves as a director of Westwood Management. Ms. Schaer has held other marketing positions at Westwood including Vice President-Marketing for the Eastern Region of the United States from 1994 to 1996. Ms. Schaer joined the firm in 1989 and has held various positions in the trading, portfolio management and client services areas.

   Frederick R. Meyer has served as a director of Westwood since its inception in December 2001. He has served as a director of SWS since 1991. Since 1985, he has served as the Chairman of the Board of Aladdin Industries, LLC, a diversified company. He served as Aladdin Industries, LLC's President between 1987 and 1994 and as its Chief Executive Officer from 1995 to January 1999 and again from November 2000 to present. He also served as President and Chief Operating Officer of Tyler Corporation, a diversified manufacturing corporation, from 1983 to 1986 and acted as a consultant to Tyler Corporation from 1986 to 1989. He currently serves as a director of Aladdin Industries, LLC and Palm Harbor Homes, Inc., a marketer of manufactured homes.

   Jon L. Mosle, Jr. has served as a director of Westwood since its inception in December 2001. He has served as director of SWS since 1991. He served as Director of Private Capital Management for Ameritrust Texas Corporation from 1984 to 1992. From 1954 to 1984, he was affiliated with Rotan Mosle, Inc., a regional NYSE member firm, which was acquired by PaineWebber Incorporated in 1983. His roles at Rotan Mosle, Inc. included supervisory responsibility for both over-the-counter trading and municipal departments, as well as participating in corporate finance activities. He served as branch manager, regional manager, Vice Chairman of the Board and member of Rotan Mosle, Inc.'s operating committee.

   Raymond E. Wooldridge has served as a director of Westwood since its inception in December 2001. He is a director of CEC Entertainment, Inc., a Dallas-based NYSE company that operates a chain of pizza and children's entertainment restaurants, D. A. Davidson & Company, Inc., an investment firm located in the Pacific Northwest, and its subsidiary Davidson Trust Company, and Security Bank, a Texas-based regional bank. From 1986 to 1999, he was a director of SWS; from 1996 to 1999, he served as the Vice Chairman and Chairman of the Executive Committee of SWS; from 1993 to 1996, he served as Chief Executive Officer of SWS; and from 1986 to 1993, he served as President and Chief Operating Officer of SWS. He is a past Chairman of the National Securities Clearing Corporation, a national clearing agency registered with the SEC and past Vice Chairman of the Board of Governors of the National Association of Securities Dealers.

Board Committees

   We have established two committees of the Board of Directors--an audit committee and a compensation committee. The Board of Directors may also establish such other committees as it deems appropriate, in accordance with applicable Delaware law and our Bylaws.

   Audit Committee. The audit committee operates pursuant to a charter approved by our Board of Directors, which the audit committee reviews annually to determine if revisions are necessary or appropriate. The audit committee oversees the preparation of our financial statements and our independent auditors. The audit committee considers and recommends the employment of an independent accounting firm to conduct the annual audit, determines the independence of our independent accountants and recommends actions to our Board of Directors to ensure their independence. The audit committee is responsible for reviewing reports from our management and internal auditors relating to our financial condition and other matters that may have a material impact on our financial statements and compliance policies. The audit committee is also responsible for inquiring of our management and independent auditors regarding the appropriateness of the accounting principles we follow, changes in accounting principles and their impact on our financial statements and reviewing the internal audit program in terms of scope of audits conducted or scheduled to be conducted. The audit committee is responsible for preparing a report stating among other things whether our audited financial statements be included in our Annual Report.

   Compensation Committee. The compensation committee authorizes and determines all salaries for our officers and supervisory employees, administers our incentive compensation plans in accordance with the powers and authority granted in such plans, determines any incentive allowances to be made to our officers and staff, administers all of our stock option plans and other equity ownership, compensation, retirement and benefit plans, approves the performance-based compensation of individuals pursuant to Code Section 162(m) and administers other matters relating to compensation or benefits.

Director Compensation

   Each non-employee member of our Board of Directors shall receive $1,500 for each meeting of the Board of Directors attended by the member, up to a maximum of $6,000 per year. Each non-employee member of our Board of Directors shall receive an additional $2,500 per year if the member serves on one or more committees of our Board of Directors. Additionally, shortly following the spin-off and upon each date of election or reelection as a member of our Board of Directors, each non-employee director shall be awarded non-statutory stock options for 2,500 shares of our common stock, which shall vest at the expiration of twelve months from the date of grant and shall have a term of ten years. See "Compensation of Executive Officers--Westwood Stock Incentive Plan--Options to Non-Employee Directors." We will review our compensation arrangement for directors from time to time.

Compensation of Executive Officers

   The following compensation table sets forth the compensation paid by SWS to our Chief Executive Officer and our four mostly highly compensated executive officers during the year ending December 31, 2001. References to "restricted stock" and "stock options" mean restricted shares of SWS common stock and options to purchase SWS common stock.

   The compensation described below does not reflect the compensation such executive officers will receive following the spin-off. Our compensation committee determines the annual base salaries of, and annual and long-term incentive opportunities for, our executive officers.

                          Summary Compensation Table

                                                                              Long-Term Compensation
                                                                          -------------------------------
                                                 Annual Compensation        Awards
                                             ---------------------------- -----------
                                                                          Securities
                                                                          Underlying       All Other
     Name and Principal Position             Year Salary ($) Bonus ($)(1) Options (#) Compensation ($)(2)
     ---------------------------             ---- ---------- ------------ ----------- -------------------
Susan M. Byrne.............................. 2001  496,000    1,500,000      8,000          22,100
 Chief Executive Officer and Treasurer

Brian O. Casey.............................. 2001  236,500      550,000      7,000          22,100
 President, Chief Operating Officer and
 Secretary

Patricia R. Fraze........................... 2001  192,500      275,000      2,000          22,100
 Executive Vice President of Westwood
 Management and Director of
 Westwood Trust

Lynda J. Calkin............................. 2001  215,000      300,000      1,500          22,100
 Senior Vice President of Westwood
 Management

Joyce A. Schaer............................. 2001  180,000      315,000      3,000          17,000
  Senior Vice President of Westwood
  Management

--------
(1) The bonuses reflect amounts accrued in 2001, but actually paid to each executive officer in 2002.
(2) Includes SWS's annual profit sharing contributions and 401(k) matching contributions to the SWS 401(k) Plan.

  Stock Options

   Options Granted in Last Year. The following table sets forth information regarding options to acquire SWS common stock that SWS granted to the executive officers for the year ended December 31, 2001.

                                                                      Potential Realizable
                      Number of  % of Total                           Value at Assumed
                     Securities   Options/                            Annual Rates of Stock
                     Underlying     SARs                              Price Appreciation for
                      Options/   Granted to                            Option Term(1)
                        SARs     Employees  Exercise Price Expiration ----------------------
   Name              Granted (#)  in Year     ($/Share)       Date      5%         10%
   ----              ----------- ---------- -------------- ----------  -------    --------
Susan M. Byrne......    8,000       2.0%        $18.99      9/10/11   $95,542    $242,121
Brian O. Casey......    7,000       1.8%        $18.99      9/10/11   $83,599    $211,856
Patricia R. Fraze...    2,000         *         $18.99      9/10/11   $23,885    $ 60,530
Lynda J. Calkin.....    1,500         *         $18.99      9/10/11   $17,914    $ 45,398
Joyce A. Schaer.....    3,000         *         $18.99      9/10/11   $35,828    $ 90,796

--------
 *  Less than 1%
(1) Pursuant to the rules promulgated by the SEC, the amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast further appreciation, if any, of the respective underlying common stock. The potential realizable value to the optionees was computed as the difference between the appreciated value at the expiration date of the stock options of the applicable underlying common stock obtainable upon exercise of such stock options over the aggregate exercise price of such stock options.

   Aggregated Option Exercises in Last Year and Year End Option Values. The following table sets forth information concerning the exercise of SWS stock options during the year ended December 31, 2001 by the executive officers and the number and aggregate value of unexercised in-the-money options for SWS's stock options at December 31, 2001. The actual amount, if any, realized on exercise of stock options will depend on the amount by which the market price of our common stock on the date of exercise exceeds the exercise price, as adjusted. The actual value realized on the exercise of unexercised in-the-money stock options (whether exercisable or unexercisable) may be higher or lower than the values reflected in this table. In connection with the spin-off, these options will become fully vested at the time of the spin-off, and Westwood will be substituted for SWS as the employer. In addition, to the extent that SWS makes any adjustments to its outstanding options as a result of the spin-off, similar adjustments will be made to the SWS options held by Westwood employees. See "Relationship Between SWS and Westwood After the Spin-off--Distribution Agreement--Employee Benefits."

                                              Number of Securities      Value of Unexercised
                                             Underlying Unexercised         In-The-Money
                                                  Options/ SARs             Options/SARs
                     Shares                        at Year End           at Year-End ($)(1)
                  Acquired on     Value     ------------------------- -------------------------
    Name          Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
    ----          ------------ ------------ ----------- ------------- ----------- -------------
Susan M. Byrne...      --           --        11,601       14,582       $77,832      $63,545
Brian O. Casey...      --           --         8,391       12,701       $52,886      $55,399
Patricia R. Fraze      --           --         4,981        4,850       $33,155      $18,004
Lynda J. Calkin..      --           --         6,689        5,438       $44,227      $16,471
Joyce A. Schaer..      --           --         5,989        6,938       $38,245      $16,471

--------
(1) Values are stated based upon the closing price of $25.45 per share of SWS common stock on the NYSE on December 31, 2001, the last trading day of 2001.

  Compensatory Plans and Arrangements

   Prior to and in connection with the spin-off, we will enter into a distribution agreement with SWS, which will include provisions relating to employee matters as summarized above in "Relationship between SWS and Westwood After the Spin-off--Distribution Agreement--Employee Benefits." Summarized below are certain benefit arrangements, other than arrangements applicable to all employees generally, that have been established for the benefit of our directors, executive officers and employees following the spin-off.

   Westwood Stock Incentive Plan. We recently adopted the Westwood Holdings Group, Inc. Stock Incentive Plan. We believe that the stock incentive plan will encourage eligible participants, through their individual efforts, to improve our overall performance and to promote profitability by providing them an opportunity to participate in the increased value they help create. There will be 948,100 shares of our common stock reserved for issuance under the stock incentive plan. Our officers, directors, employees and consultants are eligible to receive awards under the stock incentive plan, which is administered by the compensation committee of our Board of Directors. Our Board of Directors may terminate or amend the stock incentive plan at any time without stockholder approval, provided that no termination or amendment of the stock incentive plan shall adversely affect any then outstanding option, purchase right or other award without the consent of the holder, unless such termination or amendment is required to enable an option designated as an incentive stock option to qualify as an incentive stock option or is necessary to comply with any applicable law, regulation or rule. The stock incentive plan will terminate in 2012 unless terminated earlier by our Board of Directors.

       Options. Options granted under the stock incentive plan may be in the form of incentive stock options (as defined under Section 422 of the Code) or non-statutory stock options. Only our employees are eligible to receive incentive stock options. In general, all options granted under the stock incentive plan will lapse no more than ten years from the date of grant (five years in the case of an incentive stock option granted to a 10% stockholder of us or one of our subsidiaries). The exercise price of any option will be determined by the compensation committee at the time the option is granted and will not be less than 100% of the fair market value per share of our common stock on the date the option is granted (110% in the case of an incentive stock option granted to a 10% stockholder of us or one of our subsidiaries). The aggregate fair market value on the date of grant of the common stock for which incentive stock options are exercisable by an optionee during any calendar year may not exceed $100,000. Any options granted pursuant to the terms of the stock incentive plan shall be evidenced by an option agreement specifying the number of shares of our stock covered thereby and other terms and conditions as are determined by the compensation committee.

   Shortly following the completion of the spin-off, the compensation committee of our Board of Directors expects to award options covering approximately 200,000 to 250,000 shares of our common stock at an exercise price equal to the closing price per share as reported by the NYSE on the date of grant. These options will vest over four years with the initial portion of such options vesting one year after the date of grant.

       Options to Non-Employee Directors. Pursuant to the stock incentive plan, each of our non-employee directors shall, shortly after the date of the spin-off and on the date of election or re-election as a member of our Board of Directors, be granted a non-statutory stock option for 2,500 shares of our common stock at an exercise price equal to the closing price per share as reported by the NYSE on the date of grant, in the case of the initial directors, and on the date of election or reelection, in the case of any new or reelected director subsequent to the spin-off. Each non-statutory stock option granted to our non-employee directors shall vest at the expiration of twelve months from the date of the grant and shall have a term of ten years. Expiration of a non-employee director's term of office shall not affect a non-employee director's right to exercise its option to the extent such option is vested at any time prior to the expiration of the director's term.

       Restricted Stock Awards. The compensation committee of our Board of Directors may also make awards of restricted shares of our stock. The vesting and number of restricted shares of our stock may be conditioned upon the lapse of time or the satisfaction of other factors determined by the compensation committee. The recipient of restricted shares will generally have the rights and privileges of a stockholder with respect to the right to receive dividends and the right to vote the shares. None of the restricted shares may be sold, transferred or pledged during the restricted period, and all restricted shares shall be forfeited, and all rights to the shares will terminate, if the recipient ceases to be an employee, consultant or director of us or any of our subsidiaries before the expiration or termination of the restricted period and satisfaction of any other conditions prescribed by us with respect to the shares.

       Purchase Rights. The compensation committee of our Board of Directors may also make awards of stock purchase rights, which entitle the holder to purchase a specified number of shares of our common stock during the period of time, and subject to the terms and conditions, as the compensation committee determines. Each award of purchase rights may have a different exercise period or periods, shall specify the method of payment (which may include promissory notes) to purchase our stock and shall set forth any repurchase rights or calls applicable to the purchased stock.

       Annual Incentive Awards. The compensation committee of our Board of Directors may also grant annual incentive awards of stock, cash or any combination of stock and cash, to our employees, in such amounts and subject to such terms and conditions as the compensation committee may determine. The compensation committee shall establish the maximum level of annual incentive awards that may be granted for each year. Within 90 days after the commencement of each year, the compensation committee shall determine which employees shall be eligible to receive an annual incentive award for such year and determine an objective formula for computing the annual incentive award for such year based upon the attainment of various performance goals. The committee may, in its sole discretion, reduce, but not increase, the annual incentive award payable to any participating employee during a year.

       Performance-Based Awards. The compensation committee of our Board of Directors may also grant performance-based awards of the right, expressed in units, to receive stock, cash or any combination of stock and cash, to eligible officers or other key employees as determined by the compensation committee in its sole discretion. At the time of each grant of a performance-based award, the compensation committee shall establish an objective formula for computing the award based upon the attainment of various performance goals over a performance cycle of at least one year. Performance goals may include minimum, maximum and target levels of performance, with the size of the award based on the level of performance attained. The number of shares of stock and/or the amount of cash payable in settlement of a performance-based award shall be determined by the committee at the end of the performance cycle. The compensation committee may, in its discretion, eliminate or reduce the amount of any performance-based award that otherwise would be payable to a participating officer or other employee unless the participant has a vested right under applicable employment law to receive the full performance-based award. Performance-based awards may be made alone, or in addition to, other grants and awards under the stock incentive plan.

   Westwood Deferred Compensation Plan. Recently, we adopted the Westwood Holdings Group, Inc. Deferred Compensation Plan. We believe that the deferred compensation plan will increase retention of our executive officers and senior management as well as increase stock ownership among participants in the deferred compensation plan. Under its terms, the deferred compensation plan allows eligible employees to defer a certain portion of each bonus and to invest such amounts in various investment alternatives including our stock. We match a portion of the deferrals in cash, which will equal 25% of the eligible employee's annual deferral amount, but will not exceed $10,000. Our compensation committee believes that programs such as the deferred compensation plan will further align the executive officers' long-term financial and strategic interests with those of our stockholders. Our employees who participated in the SWS Deferred Compensation Plan will have their account balances under the SWS Deferred Compensation Plan transferred to the Westwood Deferred Compensation Plan without forfeiting any portion of their existing account balance.

Compensation Committee Interlocks and Insider Participation

   No member of our compensation committee is a current or former officer or employee of Westwood or its subsidiaries or has had a relationship requiring disclosure by Westwood under applicable federal securities regulations. No executive officer of Westwood served as a director or member of the compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or compensation committee.

                            PRINCIPAL STOCKHOLDERS

   On December 14, 2001, we issued to SWS 5,374,140 shares of our common stock, and on that same date SWS sold 1,065,028 shares of our common stock to our executive officers. To the extent our executive officers or directors own shares of SWS common stock at the time of the spin-off, they will share in the spin-off on the same terms as other holders of SWS common stock.

   The following table sets forth the number of shares of SWS common stock and Westwood common stock that is beneficially owned as of May 15, 2002 and the approximate number and percentage of shares of Westwood common stock that will be beneficially owned immediately following the spin-off date, based on the number of outstanding shares of SWS common stock as of May 15, 2002, the assumed stock split ratio of our common stock and a distribution of one share of our common stock for every four shares of SWS common stock as of the record date, by each of our executive officers and directors, individually and as a group. As a result of the application of the foregoing assumptions, we would expect to have an estimated 5,374,140 shares of our common stock outstanding immediately after completion of the spin-off, although the actual number of shares that will be outstanding will not be determinable until the record date. Except as otherwise noted, each person and entity named in the tables below has sole voting and investment power with respect to all shares of our common stock beneficially owned.

                       Number of Shares of Number of Shares of Number of Shares of   Percentage of
                        SWS Common Stock     Westwood Common     Westwood Common    Westwood Common
                            Owned on         Stock Owned on     Stock Owned After  Stock Owned After
    Name                 May 15, 2002(1)      May 15, 2002       the Spin-off(1)     the Spin-off
    ----               ------------------- ------------------- ------------------- -----------------
SWS Group, Inc........            --            4,309,112                  --              --
Susan M. Byrne........       166,921(2)           720,019             755,203            14.1%
Brian O. Casey........        22,542(3)           240,006             240,368             4.5%
Patricia R. Fraze.....        24,332(4)            25,001              28,626               *
Lynda J. Calkin.......        14,713(5)            40,001              40,647               *
Joyce A. Schaer.......        13,229(6)            40,001              40,076               *
Frederick R. Meyer....        78,999(7)                --              17,230               *
Jon L. Mosle, Jr......        28,038(8)                --               4,490               *
Raymond E. Wooldridge.        69,616                   --              17,404               *
Executive officers and
  directors as a group
  (8 persons).........       418,390(9)         1,065,028           1,144,044            21.3%

--------
 *  less than 1%

(1) Includes shares subject to options that may be acquired within 60 days after completion of the spin-off. Such shares are deemed to be outstanding and to be beneficially owned by the person or group holding the options for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.
(2) Includes 26,183 shares of SWS common stock issuable upon exercise of stock options.
(3) Includes 21,092 shares of SWS common stock issuable upon exercise of stock options.
(4) Includes 9,831 shares of SWS common stock issuable upon exercise of stock options.
(5) Includes 12,127 shares of SWS common stock issuable upon exercise of stock options.
(6) Includes 12,927 shares of SWS common stock issuable upon exercise of stock options.
(7) Includes 10,077 shares of SWS common stock issuable upon exercise of stock options.
(8) Includes 10,077 shares of SWS common stock issuable upon exercise of stock options.
(9) Includes 102,314 shares of SWS common stock issuable upon exercise of stock options.

   The following table sets forth, to our knowledge, based on their current reported ownership of SWS common stock, the number and percentage of shares of Westwood common stock that will be owned immediately following the spin-off date by each person (other than executive officers and directors) who will beneficially own 5% or more of Westwood common stock.

                             Number of Shares of Number of Shares of   Percentage of
                              SWS Common Stock     Westwood Common    Westwood Common
                                  Owned on        Stock Owned After  Stock Owned After
     Name                       May 15, 2002        the Spin-off       the Spin-off
     ----                    ------------------- ------------------- -----------------
Don A. Buchholz.............      1,655,957(1)         413,989              7.7%
 1201 Elm Street, Suite 3500
 Dallas, Texas 75270

Martin J. Whitman...........      1,747,954(2)         436,988              8.1%
 767 Third Avenue
 New York, NY 10017-2023

EQSF Advisers, Inc..........      1,623,250(2)         405,812              7.6%
 767 Third Avenue
 New York, NY 10017-2023

--------

(1) Includes 999,247 shares held by Buchholz Arlington Banshares, Ltd. and 550,000 shares owned by Buchholz Family Holdings, Ltd. Excludes 64,409 shares held by Buchholz Investments, which is a general partnership, the partners of which are Don A. Buchholz, his wife, adult son and adult daughter. Pursuant to the terms of the partnership agreement governing Buchholz Investments, Mr. Buchholz's adult son has voting power and investment power with regard to the shares owned by the partnership. The partnership agreement also provides that any partner may withdraw from the partnership upon 30 days' notice and, unless the partnership is liquidated, that partner shall receive the value of his or her capital account. Don A. Buchholz and his wife own one-third of Buchholz Investments.
(2) This information is based on a Schedule 13G filing made with the SEC on May 9, 2002. Includes 1,623,250 shares owned by EQSF Advisers, Inc. and 124,704 shares owned by M. J. Whitman Advisers, Inc., both of which are controlled by Martin J. Whitman. Mr. Whitman is the Chief Executive Officer of EQSF Advisers, Inc. and the Chief Investment Officer of M. J. Whitman Advisers, Inc. Mr. Whitman disclaims beneficial ownership of all shares.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   On December 14, 2001, we issued to SWS 5,374,140 shares of our common stock, and on that same date, SWS sold 1,065,028 shares of the Westwood common stock to our executive officers for an aggregate of $4.1 million, or $3.85 per share, pursuant to a stock purchase agreement. The purchase price for the shares sold by SWS to our executive officers was premised upon an understanding reached in October 2001 that SWS would sell the shares of Westwood common stock based on their value at September 30, 2001, and was based on a valuation as of September 30, 2001, covering the shares sold, which valuation was delivered to the SWS Board in December 2001 and took into account the fact that the shares represented a minority interest in closely held, non-marketable securities. The issuance of shares to SWS and the resale of those shares to the executive officers were effected in reliance on private placement exemptions from the registration requirements of the Securities Act.

   Each executive officer received a loan from us pursuant to a promissory note to pay for their shares of our common stock purchased from SWS. The loans totalled $4.1 million and are full recourse loans, secured by a pledge of the shares purchased by each executive officer. The loans can be fully or partially prepaid, and in the event of a partial prepayment, the number of shares subject to the related pledge would be released on a pro rata basis. The loans bear interest at the rate of 3.93% per annum, payable annually, with the principal payable at maturity on the ninth anniversary of the date of the loans. If an executive officer's employment is terminated for cause, or an executive officer terminates his or her employment without good reason, his or her loan will accelerate and become payable in full within 90 days following termination of employment.

   The table below identifies each executive officer who purchased shares of Westwood common stock from SWS, the number of shares each executive officer purchased and the amount of the promissory note executed by each executive officer.

Name of Executive Officer No. of Shares Purchased from SWS Amount of Promissory Note
------------------------- -------------------------------- -------------------------
    Susan M.Byrne                     720,019                     $2,766,960
    Brian O. Casey                    240,006                     $  922,320
    Patricia R.Fraze                   25,001                     $   96,075
    Lynda J. Calkin                    40,001                     $  153,720
    Joyce A. Schaer                    40,001                     $  153,720

   We have managed the SWS cash reserve funds since 1993 and have served as trustee of the SWS Deferred Compensation Plan since 1999. We charge SWS a fee based on assets under management. In the three months ended March 31, 2002 and the years ended December 31, 2001, 2000 and 1999, SWS has paid to us advisory and trustee fees in the amount of approximately $207,000, $675,000, $496,000 and $378,000, respectively. Following the spin-off, we will continue to manage the cash reserve funds for SWS for a period of at least one year. In addition, SWS will provide us with certain transitional services on a limited basis pursuant to various agreements. See "Relationship Between SWS and Westwood After the Spin-off."

   All future material transactions involving affiliated parties will be subject to approval by a majority of Westwood's disinterested directors.

                         DESCRIPTION OF CAPITAL STOCK

Introduction

   Our Board of Directors and stockholders have approved our amended and restated Certificate of Incorporation and Bylaws. Our Amended and Restated Bylaws (the "Bylaws") will be fully in effect prior to completion of the spin-off. The following descriptions of our common stock assume that the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") has been filed with and approved by the Delaware Secretary of State. The Certificate of Incorporation will be fully in effect prior to completion of the spin-off.


   Our authorized capital stock consists of 10,000,000 million shares of common stock, $0.01 par value per share, and 1,000,000 million shares of preferred stock, $0.01 par value per share. We expect that our Board of Directors will approve a stock split in the form of a stock dividend of our common stock to be effective as of an undetermined future date prior to the spin-off in order to provide a sufficient number of shares for the spin-off. The stock split ratio will be based on the distribution ratio and the number of SWS shares outstanding on the record date. Based on the assumed stock split ratio, on the spin-off date and following the distribution of our common stock held by SWS to its stockholders, we will have an estimated 5,374,140 shares of our common stock outstanding and approximately 150 holders of record. No shares of our preferred stock are currently outstanding.


   The following description of our capital stock is intended as a summary and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws filed as exhibits to the registration statement on Form 10, of which this information statement forms a part, and to Delaware corporate law.

Common Stock

  Voting Rights

   The holders of our common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of our common stock are not entitled to cumulate their votes in the election of directors. Generally, all matters on which stockholders vote must be approved by a majority of the votes entitled to be cast by all shares of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our Certificate of Incorporation must be approved by holders of a majority of all outstanding shares of common stock.

  Dividends

   Holders of common stock will share ratably in any dividend declared by our Board of Directors, subject to any preferential rights of any outstanding preferred stock.

  Other Rights

   In the event of any merger or consolidation of Westwood with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

   If we are liquidated, dissolved or wound up, we will pay the full amounts required to be paid to holders of shares of any outstanding preferred stock before we make any payments to holders of shares of our common stock. All holders of shares of our common stock are entitled to share ratably in any assets available for distribution to these holders, after all of our other creditors have been satisfied.

   No shares of our common stock may be redeemed. Holders of shares of our common stock do not have any preemptive rights to purchase additional shares of our common stock.

Preferred Stock

   We may issue up to 1,000,000 shares of preferred stock in one or more classes or series and with the terms of each class or series stated in our Board of Directors' resolutions providing for the designation and issue of that class or series. Our Certificate of Incorporation authorizes our Board of Directors to determine the dividend, voting, conversion, redemption and liquidation preferences, rights, privileges and limitations pertaining to each class or series of preferred stock that we issue.

   We believe that the ability of our Board of Directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of our preferred stock, as well as authorized shares of our common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The NYSE currently requires stockholder approval in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of our stockholders is not required for the issuance of shares of our preferred stock or our common stock, our Board of Directors may determine not to seek stockholder approval.

Provisions That May Have an Anti-Takeover Effect

   Some provisions of our Certificate of Incorporation, Bylaws and the tax separation agreement summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

   Board of Directors. Our Bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors of Westwood shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors or pursuant to the action of the stockholders and shall not be less than three nor more than eleven. In addition, our Certificate of Incorporation and Bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification or removal may be filled only by a majority vote of the directors then in office. Our Certificate of Incorporation provides that directors may be removed only for cause upon the vote of at least two-thirds of the securities entitled to vote in the election of directors.

   No Stockholder Action by Written Consent; Limitations on Calling Special Meetings. Our Certificate of Incorporation and Bylaws also provide that all actions taken by stockholders must be taken at an annual or special meeting of stockholders and that stockholders may not take actions by written consent. Special meetings of stockholders may be called only by specified officers of Westwood or by the Board of Directors.

   Amendments to the Certificate of Incorporation and Bylaws. Our Certificate of Incorporation generally provides that the Bylaws and certain provisions of our Certificate of Incorporation may be altered, amended or repealed by the affirmative vote of the holders of at least two-thirds of our securities entitled to vote in the election of directors. However, our Bylaws may be altered, amended or repealed by a majority vote of our Board of Directors.

   Preferred Stock. Our Board of Directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of Westwood. Our Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of Westwood and its stockholders. Our Board of Directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of our Board of

Directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of such stock.

   Delaware Business Combination Statute. Section 203 of the Delaware General Corporation Law applies to us. Section 203 provides that, except for transactions specified in Section 203, a corporation will not engage in any "business combination" with any "interested stockholder" for a three-year period after the date that the stockholder became an interested stockholder unless:

  . before the date that the stockholder became an interested stockholder, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by:

     --persons who are both directors and officers; or

     --employee stock plans in some circumstances; or

  . on or after the date that the stockholder became an interested stockholder, the business combination is approved by the Board of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

   A "business combination" includes a merger, consolidation, asset sale or other transaction resulting in a financial benefit to an interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's outstanding voting stock.

   Section 203 makes it more difficult under some circumstances for an interested stockholder to effect a business combination with us for a three-year period, although our stockholders may elect to exclude us from the restrictions imposed under Section 203.

   The restrictions imposed by Section 203 will not apply to a corporation in some circumstances, including if:

  . the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203; or

  . twelve months have passed after the corporation, by action of its stockholders holding a majority of the shares entitled to vote, amends its certificate of incorporation expressly electing not to be governed by
     Section 203.

   We have not elected to opt out of Section 203. Thus, the restrictions imposed by Section 203 will apply to us.

   Tax Indemnification Exposure. The tax separation agreement between SWS and us provides that if, as a result of our actions, a change-in-control of us triggers application of Section 355(e) of the Code, we would be liable to pay SWS the amount of any corporate income taxes for which SWS becomes liable solely by reason of application of Section 355(e) of the Code and without consideration of any other tax attribute of SWS. This provision may have an anti-takeover effect. See "Relationship Between SWS and Westwood After the Spin-off -- Tax Separation Agreement."

Liability and Indemnification of Directors and Officers

   Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws contain provisions relating to the limitation of liability and indemnification of our directors and officers. In addition, we will enter into indemnification agreements with each of our directors and executive officers prior to completion of the spin-off.

   Our Certificate of Incorporation provides that our directors are not personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors to the fullest extent permitted by Delaware law. Existing Delaware law permits the elimination or limitation of directors' personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability for:

  .  any breach of a director's duty of loyalty to us or our stockholders;

  . acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;

  .  any transaction from which a director derived improper personal benefit;

  .  the unlawful payment of dividends; and

  .  unlawful stock repurchases or redemptions.

   Because of these exculpation provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or that otherwise violate their fiduciary duties as directors, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are not available to stockholders, stockholders may not have an effective remedy against a director in connection with the director's conduct.

   Our Certificate of Incorporation also provides that we will indemnify and hold harmless any person who was or is a party or is threatened to be made a party to, or is involved in, any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding to the fullest extent permitted by Delaware law by reason of the fact that the person is or was (i) one of our directors or officers or (ii) serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. We may also pay the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware law.

   Additionally, we will seek to obtain directors and officers liability insurance prior to the spin-off.

Transfer Agent

   The transfer agent and registrar for our common stock is Computershare Trust Company, Inc. The contact information for the transfer agent and registrar is:

   350 Indiana Street, Suite 800
   Golden, Colorado 80401
   Telephone: 303-262-0600

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a Form 10 with respect to the shares of our common stock that SWS's stockholders will receive in the spin-off. This information statement does not contain all of the information contained in the Form 10 and the exhibits and schedules to the Form 10. Some items are omitted in accordance with the rules and regulations of the SEC. For additional information relating to us and the spin-off, reference is made to the Form 10 and the exhibits to the Form 10, which are on file at the offices of the SEC. Statements contained in this information statement as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit, reference is made to the copy of the contract or other documents filed as an exhibit to the Form
10. Each statement is qualified in all respects by the relevant reference.

   You may inspect and copy the Form 10 and the exhibits to the Form 10 that we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which you can electronically access the Form 10, including the exhibits and schedules to the Form 10.

   After the spin-off, we will be required to comply with the reporting requirements of the Exchange Act and to file with the SEC reports, proxy statements and other information as required by the Exchange Act. Additionally, we will be required to provide annual reports containing audited financial statements to our stockholders in connection with our annual meetings of stockholders. After the spin-off, these reports, proxy statements and other information will be available to be inspected and copied at the public reference facilities of the SEC or obtained by mail or over the Internet from the SEC, as described above. We expect to receive approval, subject to official notice of issuance, to have our common stock listed on the NYSE under the symbol "WHG." When our common stock commences trading on the NYSE, such reports, proxy statements and other information will be available for inspection at the offices of the NYSE, 11 Wall Street, New York, New York 10005.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Audited Consolidated Financial Statements

Report of Independent Public Accountants...................................  F-2

Consolidated Balance Sheets as of December 31, 2001 and 2000...............  F-3

Consolidated Statements of Income for the years ended December 31, 2001,
  2000 and 1999............................................................  F-4

Consolidated Statements of Stockholders' Equity for the years ended
  December 31, 2001, 2000 and 1999.........................................  F-5

Consolidated Statements of Cash Flows for the years ended December 31,
  2001, 2000 and 1999......................................................  F-6

Notes to Consolidated Financial Statements.................................  F-7

Unaudited Consolidated Financial Statements

Consolidated Balance Sheets as of March 31, 2002 and December 31, 2001..... F-18

Consolidated Statements of Income for the three months ended March 31,
  2002 and 2001............................................................ F-19

Consolidated Statements of Cash Flows for the three months ended March 31,
  2002 and 2001............................................................ F-20

Notes to Interim Consolidated Financial Statements......................... F-21

                   Report of Independent Public Accountants

The Board of Directors and Stockholders
Westwood Holdings Group, Inc.:

   We have audited the accompanying consolidated balance sheets of Westwood Holdings Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Westwood Holdings Group, Inc. and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP
Dallas, Texas,
  February 1, 2002

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       As of December 31, 2001 and 2000
              (in thousands, except par values and share amounts)

                                                                                        2001    2000
                                                                                      -------  -------
                                       ASSETS
                                       ------
Current Assets:
   Cash and cash equivalents......................................................... $   149  $ 4,283
   Accounts receivable...............................................................   2,397    2,760
   Investments, at market value......................................................  15,571    8,236
                                                                                      -------  -------
       Total current assets..........................................................  18,117   15,279
                                                                                      -------  -------
   Goodwill, net of accumulated amortization of $640 in 2001 and $567 in 2000........   2,302    2,375
Other Assets, net....................................................................     634      446
                                                                                      -------  -------
       Total assets.................................................................. $21,053  $18,100
                                                                                      =======  =======

                        LIABILITIES AND STOCKHOLDERS' EQUITY
                        ------------------------------------
Current Liabilities:
   Accounts payable and accrued liabilities.......................................... $   876  $   532
   Compensation and benefits payable.................................................   3,986    3,162
   Income taxes payable..............................................................   2,028    1,479
                                                                                      -------  -------
       Total current liabilities.....................................................   6,890    5,173
Other Liabilities....................................................................     131      125
                                                                                      -------  -------
       Total liabilities.............................................................   7,021    5,298
Stockholders' Equity:
   Common stock of Westwood Holdings Group, Inc., $0.01 par value, authorized 20,000
     shares, issued and outstanding 5,374 shares at December 31, 2001................      --       --
   Common stock of Westwood Management Corporation, $0.10 par value, authorized
     100,000 shares, issued and outstanding 6,862 shares at December 31, 2000........      --        1
   Common stock of Westwood Trust, $0.10 par value, authorized 1,700,000 shares,
     issued and outstanding 1,655,500 shares at December 31, 2000....................      --      165
   Additional paid-in capital........................................................   9,469    5,798
   Notes receivable from stockholders................................................  (3,536)      --
   Retained earnings.................................................................   8,099    6,838
                                                                                      -------  -------
       Total stockholders' equity....................................................  14,032   12,802
                                                                                      -------  -------
   Total liabilities and stockholders' equity........................................ $21,053  $18,100
                                                                                      =======  =======





  The accompanying notes are an integral part of these consolidated financial statements.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
             For the Years Ended December 31, 2001, 2000, and 1999
                   (in thousands, except per share amounts)

                                                           2001    2000    1999
                                                          ------- ------- -------
Advisory fees............................................ $14,918 $12,038 $ 8,650
Trust fees...............................................   3,755   3,079   2,282
Other revenues...........................................     914   1,019     404
                                                          ------- ------- -------
       Total revenues....................................  19,587  16,136  11,336
                                                          ------- ------- -------
Employee compensation and benefits.......................   8,042   6,890   5,345
Equity based compensation charge.........................   3,976      --      --
Sales and marketing......................................     485     452     425
Information technology...................................     818     730     748
Professional services....................................     702     281     239
General and administrative...............................   1,206   1,171   1,176
                                                          ------- ------- -------
       Total expenses....................................  15,229   9,524   7,933
                                                          ------- ------- -------
Income before income taxes...............................   4,358   6,612   3,403
Provision for income tax expense.........................   3,097   2,628   1,469
                                                          ------- ------- -------
Net income............................................... $ 1,261 $ 3,984 $ 1,934
                                                          ======= ======= =======
Earnings per share:
   Earnings per share--basic............................. $234.68 $741.45 $359.90
                                                          ======= ======= =======
   Earnings per share--diluted........................... $234.68 $741.45 $359.90
                                                          ======= ======= =======




  The accompanying notes are an integral part of these consolidated financial statements.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             For the Years Ended December 31, 2001, 2000, and 1999
                                (in thousands)

                                                Westwood    Westwood
                                                Holdings   Management   Westwood                Notes
                                               Group, Inc. Corporation   Trust    Additional  Receivable
                                                 Common      Common      Common    Paid-In       from     Retained Stockholders'
                                               Stock, PAR  Stock, PAR  Stock, PAR  Capital   Shareholders Earnings    Equity
                                               ----------- ----------- ---------- ---------- ------------ -------- -------------
BALANCE, December 31, 1998....................    $ --        $  1       $ 165      $5,386     $    --     $  920     $ 6,472
   Net income.................................      --          --          --          --          --      1,934       1,934
   Noncash contributions......................      --          --          --         184          --         --         184
                                                  ----        ----       -----      ------     -------     ------     -------
BALANCE, December 31, 1999....................      --           1         165       5,570          --      2,854       8,590
   Net income.................................      --          --          --          --          --      3,984       3,984
   Noncash contributions......................      --          --          --         228          --         --         228
                                                  ----        ----       -----      ------     -------     ------     -------
BALANCE, December 31, 2000....................      --           1         165       5,798                  6,838      12,802
   Formation of Westwood Holdings Group, Inc..      --          (1)       (165)        166          --         --          --
   Net income.................................      --          --          --          --          --      1,261       1,261
   Notes issued to shareholders (Note 12).....      --          --          --          --      (3,536)        --      (3,536)
   Noncash contributions (Note 12)............      --          --          --       3,505          --         --       3,505
                                                  ----        ----       -----      ------     -------     ------     -------
BALANCE, December 31, 2001....................    $ --        $ --       $  --      $9,469     $(3,536)    $8,099     $14,032
                                                  ====        ====       =====      ======     =======     ======     =======


  The accompanying notes are an integral part of these consolidated financial statements.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 2001, 2000, and 1999
                                (in thousands)

                                                                          2001      2000      1999
                                                                        --------  --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income............................................................ $  1,261  $  3,984  $  1,934
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization.......................................      157       167       175
   SWS expense allocations not reimbursed by the Company...............       85       228       184
   Equity based compensation charge....................................    3,976        --        --
   Purchases of investments............................................   (1,493)   (3,955)  (17,059)
   Sales of investments................................................      817     5,826    14,367
   Change in operating assets and liabilities--
     Increase in accounts receivable...................................      (37)   (1,088)     (245)
     Decrease in other assets..........................................      181        68       247
     Increase (decrease) in accounts payable and accrued liabilities...      344       223      (316)
     Increase in compensation and benefits payable.....................      824     1,120       136
     Increase (decrease) in income taxes payable.......................      549       876      (430)
     Increase (decrease) in other liabilities..........................        6       (41)      (71)
                                                                        --------  --------  --------
       Net cash provided by operating activities.......................    6,670     7,408    (1,078)
                                                                        --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of money market funds.......................................  (19,159)  (16,643)   (3,942)
 Sales of money market funds...........................................   12,500    12,942     3,959
 Purchase of fixed assets..............................................      (52)       (6)      (67)
                                                                        --------  --------  --------
       Net cash used in investing activities...........................   (6,711)   (3,707)      (50)
                                                                        --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Note receivable.......................................................   (4,093)       --        --
                                                                        --------  --------  --------
       Net cash used in financing activities...........................   (4,093)       --        --
                                                                        --------  --------  --------
NET INCREASE (DECREASE) IN CASH                                           (4,134)    3,701    (1,128)
Cash, beginning of year................................................    4,283       582     1,710
                                                                        --------  --------  --------
Cash, end of year...................................................... $    149  $  4,283  $    582
                                                                        ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF THE BUSINESS:

Formation of Westwood Holdings Group, Inc. (the "Company")

   On December 12, 2001, the Company was formed by SWS Group, Inc. ("SWS") to be a holding company for two of the businesses that substantially comprised the asset management segment of SWS. Prior to December 14, 2001, the Company had no assets or operations. On December 14, 2001, SWS contributed all of the issued and outstanding common stock of two wholly owned subsidiaries, Westwood Management Corporation ("Management") and Westwood Trust ("Trust") to the Company and announced its intention to spin the Company off to SWS's shareholders. For financial statement purposes, the Company accounted for the contribution of Management and Trust to the Company as a reorganization of entities under common control at historical cost.

   Accordingly, the accompanying financial statements of the Company include the financial statements of Management and Trust on a combined basis for periods prior to their contribution to the Company and on a consolidated basis for the period on and after their contribution to the Company.

   On December 14, 2001, five of the Company's executive officers acquired from SWS 19.82% of the Company's issued and outstanding common stock (Note 12).

Nature of Operations

   The Company manages investment assets and provides services for its clients through two subsidiaries, Management and Trust. Management provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, mutual funds and clients of Trust. Trust provides to institutions and high net worth individuals trust and custodial services and participation in common trust funds that it sponsors. Revenue is largely dependent on the total value and composition of assets under management ("AUM"). Accordingly, fluctuations in financial markets and in the composition of AUM impact revenue and results of operations.

   Management is a registered investment advisor under the Investment Advisors Act of 1940. Trust is chartered and regulated by the Texas Department of Banking.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

   The accompanying consolidated financial statements are presented using the accrual basis of accounting. All significant intercompany balances and transactions have been eliminated.

   Since the Company was operated as a part of SWS during the periods presented, the accompanying financial information may not necessarily reflect what the results of operations, financial position, or cash flows of the Company would have been if the Company had been a separate, independent company during those periods. Within these consolidated financial statements and accompanying notes historical transactions and events involving Management and Trust are discussed as if the Company were the entity involved in the transaction or event unless the context indicates otherwise.

Use of Estimates

   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

   Investment advisory and trust fees are recognized as services are provided. These fees are determined in accordance with contracts between the Company's subsidiaries and their clients and are generally based on a percentage of AUM.

Cash and Cash Equivalents

   Cash and cash equivalents consist of short-term, highly liquid investments with maturities of three months or less at acquisition and are recorded at cost, which approximates market value.

Investments

   Money market securities are classified as available for sale securities. All other marketable securities are classified as trading securities. All securities are carried at quoted market value on the accompanying balance sheet. Net unrealized holding gains or losses on these investments are reflected as a component of other revenues.

Property and Equipment

   Property and equipment are stated at cost, less accumulated depreciation, and have been included in Other Assets in the accompanying consolidated balance sheets. Depreciation of furniture and equipment is provided over the estimated useful lives of the assets (from 3 to 7 years), and depreciation on leasehold improvements is provided over the lease term, which ends in 2004, using the straight-line method.

Goodwill

   Goodwill, which represents the excess of purchase price over fair value of net assets acquired when SWS purchased Management and Trust in 1993, is amortized on a straight-line basis over forty years. In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142 "Goodwill and Other Intangible Assets." SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives will no longer be amortized, but will be tested for impairment at least annually. The statement also provides specific guidance for impairment testing. Provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001. SFAS No. 142 is required to be applied at the beginning of an entity's fiscal year to all goodwill and other intangible assets recognized in the financial statements at that date. Therefore, the Company will apply the provisions of SFAS No. 142 in the first quarter of fiscal 2002. Under the new standard, the Company will cease amortizing its goodwill, and will review the remaining goodwill for impairment in accordance with guidelines set forth in the standard. Amortization expense was approximately $73,000 in each of 2001, 2000 and 1999.

   The Company estimates that the adoption of SFAS No 142 will not have a material impact on the consolidated financial statements.

Federal Income Taxes

   Prior to the Spin-off, the Company was and will join with SWS and its other subsidiaries in filing a consolidated Federal income tax return. SWS's consolidated Federal income tax expense was allocated to the Company as if the Company filed a separate consolidated Federal income tax return, assuming the utilization of

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES tax-planning strategies consistent with those utilized by SWS. Upon completion of the Spin-off, the Company will cease to be a member of the SWS consolidated affiliated group and, as a result, will discontinue filing a consolidated Federal income tax return with SWS.

   Deferred income tax assets and liabilities are determined based on the differences between the financial statement and income tax bases of assets and liabilities as measured at enacted income tax rates that will be in effect when these differences reverse, and are included in Other Assets in the accompanying consolidated balance sheets. Deferred income tax expense is generally the result of changes in the deferred tax assets and liabilities.

Stock-Based Compensation

   Prior to the Spin-off, employees of the Company were granted options to acquire SWS common stock by SWS. At Spin-off, these options will become fully vested. The Company accounts for employee stock-based compensation using the intrinsic value method of accounting prescribed by Accounting Principles Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company provides pro forma disclosures of net income and earnings per share for stock option grants as if the fair value based method had been applied (Note 7).

Fair Value of Financial Instruments

   The estimated fair values of the Company's financial instruments have been determined by the Company using available information. The fair value amounts discussed in Note 4 are not necessarily indicative of either the amounts the Company would realize upon disposition of these instruments or the Company's intent or ability to dispose of these assets. The estimated fair value of cash and cash equivalents, as well as accounts receivable and payable, approximates their carrying value due to their short-term maturities. The carrying amount of investments designated as "trading" equals their fair value which is equal to prices quoted in active markets.

3.  ACCOUNTS RECEIVABLE:

   The Company's trade accounts receivable balances do not include any allowance for doubtful accounts nor has any bad debt expense attributable to trade receivables been recorded for the years ended December 31, 1999 through 2001. The majority of the balances are advisory and trust fees receivable from customers.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

4.  INVESTMENTS:

   Investments held as trading securities and investments held as available for sale securities are as follows (in thousands):

                                                                Gross      Gross    Gross
                                                              Unrealized Unrealized Market
                                                       Cost     Gains      Losses   Value
                                                      ------- ---------- ---------- -------
December 31, 2001:
   U.S. Government and Government agency obligations. $ 1,550    $26        $ --    $ 1,576
   Funds:
       Money market..................................  11,948     --          --     11,948
       Equity........................................     901     --         106        795
       Bond..........................................   1,210     42          --      1,252
                                                      -------    ---        ----    -------
          Marketable securities...................... $15,609    $68        $106    $15,571
                                                      =======    ===        ====    =======
December 31, 2000:
   U.S. Government and Government agency obligations. $ 1,151    $ 8        $ --    $ 1,159
   Funds:
       Money market..................................   5,289     --          --      5,289
       Equity........................................     400     --          --        400
       Bond..........................................   1,153     14          --      1,167
   Real estate investment trusts ("REIT")............     200     21          --        221
                                                      -------    ---        ----    -------
          Marketable securities...................... $ 8,193    $43        $ --    $ 8,236
                                                      =======    ===        ====    =======

   All of these investments are carried at market value. The money market funds are available for sale securities. The other investments are trading securities.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

5.  INCOME TAXES:

   Income tax expense for the years ended December 31, 2001, 2000 and 1999 (effective rate of 71.1% in 2001, 39.7% in 2000 and 43.2% in 1999) differs from the amount that would otherwise have been calculated by applying the Federal corporate tax rate (34% in 2001, 2000 and 1999) to income before income taxes. The Company's tax expense was calculated based on SWS's federal corporate tax rate of 35% in 2001, 2000 and 1999. The difference between the Federal corporate tax rate of 34% and the effective tax rate is comprised of the following (in thousands):

                                                      2001   2000   1999
                                                     ------ ------ ------
       Income tax expense at the statutory rate..... $1,482 $2,248 $1,157
       State franchise and income taxes.............    336    274    237
       Nondeductible equity-based compensation......  1,197     --     --
       Other, net...................................     82    106     75
                                                     ------ ------ ------
                                                     $3,097 $2,628 $1,469
                                                     ====== ====== ======

   Income taxes as set forth in the consolidated statements of income consisted of the following components (in thousands):

                                                     2001   2000    1999
                                                    ------ ------  ------
      State - current.............................. $  490 $  425  $  363
      State - deferred.............................     27     (4)      1
      Federal - current............................  2,369  2,235   1,097
      Federal - deferred...........................    211    (28)      8
                                                    ------ ------  ------
      Provision for income tax expense............. $3,097 $2,628  $1,469
                                                    ====== ======  ======

   The tax effects of temporary differences that give rise to the deferred tax assets and deferred tax liabilities as of December 31, 2001 and 2000 are presented below (in thousands):

                                                                            2001 2000
                                                                            ---- ----
Difference between tax basis and value of note receivable from stockholders $214 $ --
Depreciation at rates different for tax than for financial reporting.......   34   19
Other......................................................................   10    1
                                                                            ---- ----
Total deferred tax assets - included in other assets on the consolidated balance sheets........................................................... $258 $ 20
                                                                            ==== ====

   As a result of the Company's history of taxable income and the nature of the items from which deferred tax assets are derived, management believes that it is more likely than not that the Company will realize the benefit of the deferred tax assets.

   Cash paid for income taxes was approximately $2,270,000, $1,643,000, and $1,964,000 in 2001, 2000, and 1999, respectively.

6.  REGULATORY CAPITAL REQUIREMENTS:

   Trust is subject to the capital requirements of the Texas Department of Banking, and has a minimum capital requirement of $1 million. Trust had total stockholders' equity of approximately $3.7 million, which is $2.7 million in excess of its minimum capital requirement at December 31, 2001.

   Trust is limited under applicable Texas law in the payment of dividends to undivided profits: that part of equity capital equal to the balance of net profits, income, gains, and losses since its formation date minus subsequent distributions to stockholders and transfers to surplus or capital under share dividends or appropriate Board resolutions. At December 31, 2001, Trust had undivided profits of approximately $385,000.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

7.  EMPLOYEE BENEFITS:

Stock Option Plan

   At December 31, 2001, 2000 and 1999, the Company's employees participated in the SWS Stock Option Plan (the "1996 Plan"). The 1996 Plan reserves shares of the SWS common stock for issuance to eligible employees of SWS or its subsidiaries. Shares reserved under this option plan reflect all stock dividends issued by SWS. Options granted under the 1996 Plan have a maximum ten-year term, and the vesting period is determined on an individual basis by the Stock Option Committee of SWS's Board of Directors.

   A summary of the status of SWS's outstanding stock options issued to employees of the Company as of December 31, 2001, 2000 and 1999 is presented below:

                                              2001                2000                1999
                                       ------------------- ------------------- -------------------
                                                  Weighted            Weighted            Weighted
                                                  Average             Average             Average
                                       Underlying Exercise Underlying Exercise Underlying Exercise
                                         Shares    Price     Shares    Price     Shares    Price
                                       ---------- -------- ---------- -------- ---------- --------
Outstanding, beginning of period......    83,033   $24.41    56,854    $24.49    33,200    $19.35
   Granted............................    31,000    18.99    30,950     28.75    22,350     32.02
   Exercised..........................    (1,103)   15.26    (2,065)    15.99    (1,842)    18.46
   Forfeited..........................    (3,472)   29.40    (8,149)    26.89        --        --
   Adjustment for stock dividends.....     8,132       --     5,443        --     3,146        --
                                        --------            -------             -------
Outstanding, end of period............   117,590   $22.92    83,033    $24.41    56,854    $24.49
                                        ========            =======             =======
   Exercisable, end of period.........    49,283             25,717              12,199

Weighted-average fair value of options
  granted during fiscal year..........  $  10.52            $ 23.08             $ 26.31

   The following table summarizes information for the stock options outstanding at December 31, 2001:

                              Options Outstanding            Options Exercisable
                     -------------------------------------- ---------------------
                                                  Weighted-             Weighted-
                                 Weighted-Average  Average               Average
Range of Exercise      Number       Remaining     Exercise    Number    Exercise
Prices               Outstanding Contractual Life   Price   Exercisable   Price
------               ----------- ---------------- --------- ----------- ---------
  $15.26 - 18.99        66,677      7.8 years      $17.38     30,516     $16.11
   28.75 - 32.02        50,913      8.2             30.17     18,767      30.72
   -------------       -------      ---------      ------     ------     ------
  $15.26 - 32.02       117,590      8.0            $22.92     49,283     $21.67

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

   The Company applies APB 25 and related interpretations in accounting for its option plans. Accordingly, no compensation cost has been recognized for its stock options. Had compensation cost been determined valuing the options using the Black-Scholes option pricing model as provided in SFAS No. 123, the Company's net income and earnings per share would have been the pro forma amounts indicated below for the years ended December 31, 2001, 2000 and 1999:

                                                       2001    2000    1999
                                                      ------- ------- -------
   Net income (in thousands)-
      As reported.................................... $ 1,261 $ 3,984 $ 1,934
      Pro forma......................................     852   3,712   1,819

   Earnings per share-
      As reported - basic............................  234.68  741.45  359.90
      As reported - diluted..........................  234.68  741.45  359.90
      Pro forma - basic..............................  158.53  690.68  338.44
      Pro forma - diluted............................  158.53  690.68  338.44

   The fair value of each option was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for 2001, 2000 and 1999:

                                       2001          2000          1999
                                   ------------- ------------- -------------
    Expected volatility...........      56%           81%          100%
    Risk-free interest rate.......     4.85%         5.72%         5.82%
    Expected dividend yield.......     1.77%         0.89%         0.68%
    Expected life................. 5 to 10 years 5 to 10 years 5 to 10 years

   As of December 31, 2001, there have been no options granted to acquire the common stock of the Company or either of its subsidiaries.

Profit Sharing/401(k) Plan

   SWS has a defined contribution profit sharing/401(k) plan that covers substantially all of the Company's employees. SWS provided profit sharing plan benefits become fully vested after six years of service by the participant. Profit sharing contributions were accrued and funded at SWS's discretion. Profit sharing expense related to the Company's employees for 2001, 2000 and 1999 was approximately $38,000, $251,000 and $353,000, respectively. The 401(k) portion of the plan began in January 2000, and SWS provides a match of up to 4% of eligible compensation. SWS's matching contributions vest immediately and the expense totaled approximately $127,000 in 2001 and $117,000 in 2000.

8.  EARNINGS PER SHARE:

   A reconciliation between the weighted average shares outstanding used in the basic and diluted EPS computations is as follows (in thousands, except share and per share amounts):

                                                    2001    2000    1999
                                                   ------- ------- -------
     Net income................................... $ 1,261 $ 3,984 $ 1,934
     Weighted average shares outstanding - basic
       and diluted................................   5,374   5,374   5,374
     Earnings per share - basic...................  234.68  741.45  359.90
     Earnings per share - diluted.................  234.68  741.45  359.90

   The Company has no outstanding options, warrants, convertible securities, or other potential common shares that were antidilutive or excluded from the diluted EPS calculations.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

9.  COMMITMENTS AND CONTINGENCIES:

   The Company leases its offices under noncancelable operating lease agreements. Rental expense for facilities and equipment leases for fiscal years 2001, 2000 and 1999 aggregated approximately $591,000, $601,000 and $645,000, respectively, and is included in General and Administrative expenses in the accompanying consolidated statements of income.

   At December 31, 2001, the future rental payments for the noncancelable operating leases for each of the following three years and thereafter follow (in thousands):

           Year ending:
              2002........................................... $  498
              2003...........................................    477
              2004...........................................    264
           Thereafter........................................     --
                                                              ------
                  Total payments due......................... $1,239
                                                              ======

   In the normal course of business, the Company has been named as a defendant in a lawsuit. Management believes that resolution of this claim will not result in any material adverse effect on the Company's consolidated financial position or results of operations.

10.  AFFILIATE TRANSACTIONS:

   SWS, through its principal subsidiary, SWS Securities, Inc., provided accounting, technology and administrative services for the Company in 2001, 2000 and 1999. Management serves as investment advisor for the SWS cash reserve funds, and Trust serves as custodian for the SWS cash reserve funds and as trustee for the assets of the SWS Deferred Compensation Plan.

   The accompanying financial statements include the following revenues (in thousands) from transactions with SWS and its subsidiaries other than Management and Trust:

                                                          2001 2000 1999
                                                          ---- ---- ----
       Advisory fees..................................... $441 $329 $263
       Trust fees........................................  234  167  115
                                                          ==== ==== ====

   The accompanying financial statements include the following expenses (in thousands) for charges from SWS and its subsidiaries other than Management and Trust.

                                                          2001 2000 1999
                                                          ---- ---- ----
       Employee benefits................................. $190 $169 $169
       Information technology............................  269  232  228
       Professional services.............................   34   35   34
       General and administrative........................   62   55   52
                                                          ---- ---- ----
                                                          $555 $491 $483
                                                          ==== ==== ====

   These expenses have been allocated from SWS on the basis of the Company's relative number of employees, relative revenues, or other allocation bases. These allocated expenses represent services provided by SWS including human resources, accounting, internal audit, income tax, legal, insurance, and information technology. Including the allocation of SWS expenses, the expenses in these consolidated financial statements include all of the costs attributable to the Company's operations. However, because the Company operated as a subsidiary of SWS and because the expenses included in these consolidated financial statements include allocations of SWS's expenses, the expenses included in these consolidated statements do not purport to be the expenses that the Company would have incurred had it been an independent company.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

   Had the Company been an independent public company in 2001, management estimates that total expenses would have been approximately $800,000 higher than those reflected in these consolidated financial statements. The principal reasons for the increase in expenses are increased public company compliance costs, employee compensation, insurance costs, legal expenses, and accounting and payroll costs.

   The foregoing estimate of higher expenses is not necessarily an accurate measure of what the Company's stand-alone expenses would have been in 2001 or will be in the future, and the Company's expenses could be higher. The costs incurred by the Company in the future will depend on the market for these services when they are actually purchased and the size and nature of the Company's future operations. Following a transition period, the Company expects to stop acquiring services from SWS and to independently purchase all services currently being provided by SWS.

   If one or more persons acquire a 50% or greater interest in SWS or the Company as part of a plan or series of related transactions that included the spin-off, SWS would be taxed on the spin-off as if the spin-off had been a sale. Any acquisition that occurs during the four-year period beginning two years before the spin-off will be presumed to be a part of a plan or a series of transactions that included the spin-off. SWS or the Company, whichever is responsible for triggering a change-in-control, will bear any related taxes that arise.

11.  SEGMENT REPORTING:

   The Company operates two segments: the Management segment and the Trust segment. Such segments are managed separately based on types of products and services offered and their related client bases. The Company evaluates the performance of its segments based primarily on income before income taxes.

Management

   The Management segment is composed of Management, which provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, and investment subadvisory services to mutual funds and clients of Trust.

Trust

   The Trust segment is composed of Trust, which provides to institutions and high net worth individuals trust and custodial services and participation in common trust funds that Trust sponsors.

Corporate

   Westwood Holdings Group, Inc. has no operations.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

   All accounting policies are the same as those described in the summary of significant accounting policies. Intersegment balances that eliminate in consolidation have been applied to the appropriate segment.

                                       Management Trust  Corporate Eliminations Consolidated
                                       ---------- ------ --------- ------------ ------------
                                                          (in thousands)
December 31, 2001
   Net revenues from external sources.  $15,663   $3,917  $     7    $     --     $19,587
   Net intersegment revenues..........    1,187       --    4,994      (6,181)         --
   Net interest revenue...............      432      184        7          --         623
   Depreciation and amortization......      127       30       --          --         157
   Income (loss) before income taxes..    7,776      550    1,026      (4,994)      4,358
   Segment assets.....................   17,306    4,208   13,797     (14,258)     21,053
   Expenditures for long-lived assets.       48        4       --          --          52

December 31, 2000
   Net revenues from external sources.  $12,832   $3,304  $    --    $     --     $16,136
   Net intersegment revenues..........      921       --       --        (921)         --
   Net interest revenue...............      341      149       --          --         490
   Depreciation and amortization......      137       30       --          --         167
   Income (loss) before income taxes..    6,073      539       --          --       6,612
   Segment assets.....................   14,934    3,692       --        (526)     18,100
   Expenditures for long-lived assets.        4        2       --          --           6

December 31, 1999
   Net revenues from external sources.  $ 9,030   $2,306  $    --    $     --     $11,336
   Net intersegment revenues..........      578       --       --        (578)         --
   Net interest revenue...............      103      120       --          --         223
   Depreciation and amortization......      145       30       --          --         175
   Income (loss) before income taxes..    3,229      174       --          --       3,403
   Segment assets.....................    9,041    3,153       --        (483)     11,711
   Expenditures for long-lived assets.       67       --       --          --          67

12.  EQUITY-BASED COMPENSATION:

   On December 14, 2001, SWS sold 1,065 shares of the Company's common stock, constituting 19.82% of the Company's outstanding common stock, to five of the Company's executive officers for cash consideration of $4,093,000, a price premised upon an understanding reached in October 2001 that SWS would sell the shares of the Company's common stock based on their value at September 30, 2001, after applying appropriate valuation discounts. The Company loaned the executive officers $4,093,000 on a full-recourse basis, evidenced by notes secured by the stock, payable in nine years and bearing interest at 3.93%.

   Because the notes are receivable in connection with the sale of the Company's common stock, they were recorded at their fair value of $3,536,000 as an offset to stockholders' equity. The difference between the face amount of the notes and their fair value is due to the difference between the stated interest rate and an estimated market interest rate of 6.0%.

   The difference between the fair value for financial reporting purposes of the stock on December 14, 2001, $7,512,000, and the fair value of the note, $3,536,000, was recorded as an equity-based compensation charge of $3,976,000. The difference between the value of the stock, $7,512,000, and the cash consideration paid to SWS of $4,093,000, is an expense incurred by SWS for the Company and is reflected as an equity-based compensation

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES expense with the offset as a contribution to the Company's additional paid-in capital. The remainder of the equity-based compensation expense is the difference between the face and fair value of the notes, $557,000.

   The difference between the $4,093,000 paid for the stock and the fair value of the stock for financial reporting purposes on December 14, 2001, is attributable to an increase in assets under management and the common stock prices of comparable public companies between September 30, 2001 and December 14, 2001. The amount of assets under management, which is a factor in determining the Company's revenues, and the common stock prices of comparable public companies are significant considerations in estimating the value of the Company. In addition, the $4,093,000 valuation included a 35% discount for lack of marketability. For financial accounting purposes, no discount for lack of marketability was recorded, which accounts for $2,204,000 of the difference between $7,512,000 and $4,093,000.

13.  CONCENTRATION:

   During the year ended December 31, 1999, one customer accounted for approximately 10% of the Company's revenues.

14.  ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

   At December 31, 2001 and 2000, Accounts Payable and Accrued Liabilities included accrued franchise taxes of approximately $492,000 and $371,000, respectively.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                  As of March 31, 2002 and December 31, 2001
              (in thousands, except par values and share amounts)

                                                                                March 31,
                                                                                  2002     December 31,
                                                                               (unaudited)     2001
                                                                               ----------- ------------
                                   ASSETS
Current Assets:
   Cash and cash equivalents..................................................   $ 1,013     $   149
   Accounts receivable........................................................     2,826       2,397
   Investments, at market value...............................................    11,260      15,571
                                                                                 -------     -------
       Total current assets...................................................    15,099      18,117
                                                                                 -------     -------
   Goodwill, net of accumulated amortization of $640..........................     2,302       2,302
Other Assets, net.............................................................     1,017         634
                                                                                 -------     -------
       Total assets...........................................................   $18,418     $21,053
                                                                                 =======     =======
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
   Accounts payable and accrued liabilities...................................   $ 1,018     $   876
   Compensation and benefits payable..........................................     1,113       3,986
   Income taxes payable.......................................................       773       2,028
                                                                                 -------     -------
       Total current liabilities..............................................     2,904       6,890
Other Liabilities.............................................................       111         131
                                                                                 -------     -------
       Total liabilities......................................................     3,015       7,021
Stockholders' Equity:
   Common stock of Westwood Holdings Group, Inc., $0.01 par value, authorized
     20,000 shares, issued and outstanding 5,374 shares at March 31, 2002 and
     December 31, 2001........................................................        --          --
   Additional paid-in capital.................................................     9,469       9,469
   Notes receivable from stockholders.........................................    (3,552)     (3,536)
   Retained earnings..........................................................     9,486       8,099
                                                                                 -------     -------
       Total stockholders' equity.............................................    15,403      14,032
                                                                                 -------     -------
   Total liabilities and stockholders' equity.................................   $18,418     $21,053
                                                                                 =======     =======

   The accompanying notes are an integral part of these interim consolidated financial statements.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                   (in thousands, except per share amounts)
                                  (unaudited)

                                                  For the three months
                                                  ended March 31,
                                                  --------------------
                                                   2002       2001
                                                   -------    -------
               Advisory fees..................... $ 4,212    $ 3,633
               Trust fees........................   1,133        880
               Other revenues....................     187        207
                                                   -------    -------
                  Total revenues.................   5,532      4,720

               Employee compensation and benefits   2,220      2,089
               Sales and marketing...............     120        131
               Information technology............     222        241
               Professional services.............     367         89
               General and administrative........     324        303
                                                   -------    -------
                  Total expenses.................   3,253      2,853

               Income before income taxes........   2,279      1,867
               Provision for income tax expense..     893        727
                                                   -------    -------
               Net income........................ $ 1,386    $ 1,140
                                                   =======    =======

               Earnings per share:
                  Earnings per share--basic*..... $257.95    $212.14
                                                   =======    =======
                  Earnings per share--diluted*... $257.95    $212.14
                                                   =======    =======

--------
* Earnings per share have not been adjusted for a stock split to be effective as of an unspecified future date. See Note 4 for disclosure of what EPS would have been had the stock split been effective as of May 15, 2002.


   The accompanying notes are an integral part of these interim consolidated financial statements.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)
                                  (unaudited)

                                                                                    For the three months
                                                                                      ended March 31,
                                                                                   ---------------------
                                                                                      2002        2001
                                                                                   ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income....................................................................... $    1,386  $   1,140
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization..................................................         18         42
   Accretion of discount on notes receivable......................................        (16)        --
   SWS expense allocations not reimbursed by the Company..........................         --         22
   Purchases of investments.......................................................       (293)      (322)
   Sales of investments...........................................................        302          1
   Change in operating assets and liabilities--
       (Increase) decrease in accounts receivable.................................       (429)     1,262
       Increase in other assets...................................................       (401)      (137)
       Increase in accounts payable and accrued liabilities.......................        142        102
       Decrease in compensation and benefits payable..............................     (2,873)    (2,186)
       (Decrease) increase in income taxes payable................................     (1,255)       720
       (Decrease) increase in other liabilities...................................        (20)        17
                                                                                   ----------  ---------
          Net cash (used in) provided by operating activities.....................     (3,439)       661
                                                                                   ----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of money market funds..................................................     (2,201)      (156)
 Sales of money market funds......................................................      6,504          4
 Purchase of fixed assets.........................................................         --        (41)
                                                                                   ----------  ---------
          Net cash provided by (used in) investing activities.....................      4,303       (193)
                                                                                   ----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
          Net cash provided by (used in) financing activities.....................         --         --
                                                                                   ----------  ---------
NET INCREASE IN CASH..............................................................        864        468
Cash, beginning of period.........................................................        149      4,283
                                                                                   ----------  ---------
Cash, end of period............................................................... $    1,013  $   4,751
                                                                                   ==========  =========

   The accompanying notes are an integral part of these interim consolidated financial statements.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

              NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)

1.  DESCRIPTION OF THE BUSINESS:

   The Company manages investment assets and provides services for its clients through two subsidiaries, Management and Trust. Management provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, mutual funds and clients of Trust. Trust provides to institutions and high net worth individuals trust and custodial services and participation in common trust funds that it sponsors. Revenue is largely dependent on the total value and composition of assets under management ("AUM"). Accordingly, fluctuations in financial markets and in the composition of AUM impact revenue and results of operations.

   Management is a registered investment advisor under the Investment Advisors Act of 1940. Trust is chartered and regulated by the Texas Department of Banking.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation

   The accompanying consolidated financial statements have been prepared without audit and reflect all adjustments that, in the opinion of management, are necessary to present fairly our financial position as of March 31, 2002, and our results of operations and cash flows for the periods presented. All such adjustments are normal and recurring in nature. The accompanying consolidated financial statements have been prepared in accordance with the instructions for the presentation of interim financial information as prescribed by the Securities and Exchange Commission (SEC) and, therefore, do not purport to contain all necessary financial disclosures required by generally accepted accounting principles that might otherwise be necessary in the circumstances, and should be read in conjunction with our consolidated financial statements, and notes thereto, for the year ended December 31, 2001, included in our annual financial statements included elsewhere herein. Refer to our accounting policies described in the notes to our annual financial statements which we consistently followed in preparing this interim financial information. Operating results for the three months ended March 31, 2002 are not necessarily indicative of the results for the year ending December 31, 2002 or any future period.

   Since the Company was operated as a part of SWS during the periods presented, the accompanying financial information may not necessarily reflect what the results of operations, financial position, or cash flows of the Company would have been if the Company had been a separate, independent company during those periods. Within these consolidated financial statements and accompanying notes, historical transactions and events involving Management and Trust are discussed as if the Company were the entity involved in the transaction or event unless the context indicates otherwise.

Use of Estimates

   The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                                  (Unaudited)


Goodwill

   Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Upon adoption of SFAS 142 the Company discontinued its amortization of goodwill. Goodwill amortization during the three months ended March 31, 2001 was approximately $18,000. The adoption of SFAS 142 does not have a significant impact on the comparability of the Company's earnings per share or net income.

3.  INVESTMENTS:


   Investments held as trading securities and investments held as available for sale securities are as follows (in thousands):

                                                             Gross      Gross    Gross
                                                           Unrealized Unrealized Market
                                                    Cost     Gains      Losses   Value
                                                   ------- ---------- ---------- -------
March 31, 2002:
 U.S. Government and Government agency obligations $ 1,561    $ 7       $  --    $ 1,568

 Funds:
   Money market...................................   7,639     --          --      7,639
   Equity.........................................     901     --         (94)       807
   Bond...........................................   1,224     22          --      1,246
                                                   -------    ---       -----    -------
     Marketable securities........................ $11,325    $29       $ (94)   $11,260
                                                   =======    ===       =====    =======
December 31, 2001:
 U.S. Government and Government agency obligations $ 1,550    $26       $  --    $ 1,576

 Funds:
   Money market...................................  11,948     --          --     11,948
   Equity.........................................     901     --        (106)       795
   Bond...........................................   1,210     42          --      1,252
                                                   -------    ---       -----    -------
     Marketable securities........................ $15,609    $68       $(106)   $15,571
                                                   =======    ===       =====    =======

All of these investments are carried at market value. The money market funds are available for sale securities. The other investments are trading securities.

4.  EARNINGS PER SHARE:

   Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period. The Company had no options outstanding during the quarters ended March 31, 2002 or 2001. Therefore, there is no difference between basic earnings per common share and diluted earnings per common share for either period. The weighted average common shares outstanding used in computing basic and diluted earnings per common share for the quarters ended March 31, 2002 and 2001, were 5,374 shares for each quarter.

   It is expected that the Board of Directors will approve a stock split that will be accounted for as a stock dividend to be effective as of an undetermined future date prior to the spin-off based on a formula that will cause

                WESTWOOD HOLDINGS GROUP, INC. AND SUBSIDIARIES

                                  (Unaudited)

the Company's common stock held by SWS to equal one-fourth the number of shares of SWS common stock outstanding on the record date of the stock dividend. Were the stock dividend effective as of May 15, 2002, based on the number of shares of SWS common stock outstanding at that date, earnings per share would have been the following pro forma amounts:

                                        Three months   Three months
                                           ended          ended
                                       March 31, 2002 March 31, 2001
                                       -------------- --------------
            Earnings per share-
               As reported -- basic...    $257.95        $212.14
               As reported -- diluted.     257.95         212.14
               Pro forma -- basic.....       0.26           0.21
               Pro forma -- diluted...       0.26           0.21

5.  SEGMENT REPORTING:

   The Company operates two segments: the Management segment and the Trust segment. Such segments are managed separately based on types of products and services offered and their related client bases. The Company evaluates the performance of its segments based primarily on income before income taxes.

Management

   The Management segment is composed of Management, which provides investment advisory services to corporate pension funds, public retirement plans, endowments and foundations, and investment subadvisory services to mutual funds and clients of Trust.

Trust

   The Trust segment is composed of Trust, which provides to institutions and high net worth individuals trust and custodial services and participation in common trust funds that Trust sponsors. Westwood Holdings Group, Inc. has no operations.

   All accounting policies are the same as those described in the summary of significant accounting policies. Intersegment balances that eliminate in consolidation have been applied to the appropriate segment.

                                       Management Trust Corporate Eliminations Consolidated
                                       ---------- ----- --------- ------------ ------------
March 31, 2002
   Net revenues from external sources.    4,349   1,128      55          --        5,532
   Net intersegment revenues..........      391      --   1,350      (1,741)          --
   Income before income taxes.........    2,097     127   1,405      (1,350)       2,279
   Segment assets.....................   14,124   4,059  15,014     (14,779)      18,418

March 31, 2001
   Net revenues from external sources.    3,806     914      --          --        4,720
   Net intersegment revenues..........      277      --      --        (277)          --
   Income before income taxes.........    1,749     118      --          --        1,867
   Segment assets.....................   14,238   3,743      --         (66)      17,915